Exhibit 10.1

MASTER REPURCHASE AGREEMENT

dated as of April 10, 2017

by and between

BRANCH BANKING AND TRUST COMPANY,

as Buyer

and

INSPIRE HOME LOANS INC.,

as Seller

$25,000,000.00 Revolving Mortgage Loan Repurchase Facility

Index of Defined Terms

1934 Act	2-11
Account Maintenance Fee	10-1
Additional Repurchase Collateral	35-1
Adjusted Tangible Net Worth	2-1
Administrative Account	2-1
Affiliate	2-2
Aged Mortgage Loan	2-2
Agency	2-2
Agency Guides	2-2
Agency MBS	2-2
Aggregate Outstanding Purchase Price	2-2
Agreement	2-2
ALTA	2-2
Anti-Terrorism Laws	2-2
Applicable Index	2-19
Applicable Margin	2-20
Appraisal	2-2
Approved Investor	2-2
Approved Loan Types	2-3
Approved Sublimits	2-3
Assignee	23-1
Authorized Seller Representative	2-3
Banking Day	2-3
Bankruptcy Code	2-3
Base Rate	2-20
BB&T	1-1
BB&T Correspondent Mortgage Loan	2-3
Best Efforts Commitment	2-3
Blocked Person	16-3
Buyer	1-1
Buyer’s Margin Amount	7-1
Buyer’s Margin Percentage	2-3
Cash Collateral Account	2-3
Cash Equivalents	2-4
Ceiling Rate	2-20
Certificating Custodian	2-4
Change Notice	2-3
Change of Control	2-5
CLTV	2-5
Code	2-5
Collateral Processing Fee	10-1
Commitment	2-5
Confidential Terms	12-1
Conforming Mortgage Loan	2-5
Contractual Obligation	2-5
Cumulative Loan-to-Value Ratio	2-5
Current Appraisal	2-5
Current Assets	2-5
Current Liabilities	2-5
Current Ratio	2-5
Custodial Account	2-6
Customer	2-6
Depository Obligations	2-6
Determination Date	2-6

Disqualifier	2-6
Dry Mortgage Loan	2-6
Effective Date	2-6
Electronic Agent	2-6
Electronic Tracking Agreement	2-6
Electronically Submitted	2-6
Eligibility Change Notice	2-6
Eligible Loan	2-6
Endorsement Fee	10-1
ERISA	2-6
ERISA Affiliate	2-7
ERISA Event	2-7
Event of Default	19-1
Extended Wet Mortgage Loan	2-7
Extended Wet Mortgage Loan Rate	2-20
Facility Papers	2-7
Fannie Mae	2-7
Fannie Mae Guide	2-7
FAS-91	2-7
FASB	2-7
FDIA	35-1
FDICIA	35-1
Fees	2-7
FHA	2-7
Freddie Mac	2-7
Freddie Mac Guide	2-7
GAAP	2-8
Ginnie Mae	2-8
Ginnie Mae Guide	2-8
Government Sponsored Loan	2-8
Governmental Authority	2-8
Guarantee	2-8
Guarantors	2-8
Guaranty	2-8
Hazard Insurance Policy	2-9
Hedging Arrangements	2-9
HUD	2-9
In Default	2-9
Income	2-9
Index	2-19
Intangible Assets	2-9
Intercreditor Agreement	2-9
Investments	18-2
Investor Commitment	2-9
Investor Funding Account	2-9
Jumbo Mortgage Loan	2-10
Law	2-10
Leverage Ratio	2-10
Liabilities	2-18
LIBOR	2-19
Lien	2-10
Liquidity	2-10
Loan Funding Account	2-10
Loan Papers	2-10
Loan Schedule	2-11
Loan-to-Value Ratio	2-11

Index - ii

Mandatory Commitment	2-11
Margin Call	7-1
Margin Deficit	7-1
Margin Market Value	2-11
Margin Stock	2-11
Market Value	2-11
Marketable Security	2-11
Master Custodial Agreement	2-11
Material Adverse Effect	2-11
Material Amount	2-12
MBS	2-12
MERS	2-12
MERS Designated Loan	2-12
MERS Procedures Manual	2-12
MERS® System	2-12
Minimum Balance	17-6
Mortgage	2-12
Mortgage Assignment	2-12
Mortgage Loan	2-12
Mortgage Note	2-12
Mortgaged Premises	2-12
Multiemployer Plan	2-12
Non-Usage Fee	10-1
Notices	24-1
Obligations	2-13
Officer’s Certificate	2-13
Open Transaction	2-13
Operating Account	2-13
Other Approved Facilities	2-13
Other Approved Facility Papers	2-13
Other Assets Collateral	40-1
Participant	23-1
Past Due	2-20
Past Due Margin	2-20
Past Due Rate	2-20
PBGC	2-14
Pension Funding Rules	2-14
Per Loan Limit	2-14
Permitted Encumbrances	2-14
Permitted Liens	18-1
Person	2-14
Plan or Pension Plan	2-14
Potential Default	2-14
Price Differential	2-20
Pricing Margin	2-20
Pricing Rate	2-20
Primary Obligor	2-8
Prime Rate	2-19
Principal Balance	2-14
Procedural Manual	2-14
Prohibited Transaction	2-14
Property	2-14
Purchase Date	2-15
Purchase Price	2-15
Purchase Request	2-15
Purchase Value	2-15

Index - iii

Purchased Loan	2-15
Purchased Loan Review Procedures	20-2
Purchased Loans Records	2-15
Purchased Loans Support	2-15
Rate	2-20
Regulation U	2-16
Regulation Z	2-16
Reinstatement Fee	10-1
Reportable Event	2-16
Repurchase Date	2-16
Repurchase Facility	2-16
Repurchase Period	2-17
Repurchase Price	2-17
Required Documents	2-17
Requirements of Law	2-17
SEC	36-1
Seller	1-1
Servicer	2-17
Servicing Agreement	2-17
Servicing Rights	2-17
SIPA	2-17
Sublimit	2-17
Subordinated Creditor	2-17
Subordinated Debt	2-17
Subordination Agreement	2-18
Subsidiary	2-18
Tangible Assets	2-18
Tangible Net Worth	2-18
Taxes	8-1
Termination Date	2-18
Total Assets	2-18
Total Liabilities	2-18
Transactions	2-18
Transfer Date	2-18
Type	2-18
UCC	2-18
USDA	2-19
VA	2-19
Wet Mortgage Loan	2-19
Wet Mortgage Loan Period	2-19
Wholly-Owned Subsidiary	2-19
Wire Transfer Fee	10-1

Index - iv

TABLE OF CONTENTS

1	Applicability		1-1
2	Defined Terms		2-1
	2.1	Defined Terms	2-1
	2.2	Definitions of General Application	2-1
	2.3	Definitions for Price Calculations	2-18
	2.4	Other Definitional Provisions and Rules of Interpretation	2-20
3	The Buyer’s Commitment		3-1
	3.1	The Buyer’s Commitment to Purchase	3-1
	3.2	Expiration or Termination of the Commitment	3-1
	3.3	Changes in Product Eligibility	3-1
4	Initiation; Purchase Request; Termination		4-1
	4.1	Seller’s Purchase Request	4-1
	4.2	Binding Transactions	4-1
	4.3	Transaction Termination	4-1
	4.4	Place for Payments of Repurchase Prices	4-2
	4.5	If Repurchase Price Not Paid	4-2
	4.6	Transfer to the Buyer	4-2
5	Transaction Limits and Sublimits		5-1
	5.1	Transaction Limits	5-1
	5.2	Transaction Sublimits	5-1
6	Price Differential		6-1
	6.1	Pricing Rate	6-1
	6.2	Price Differential Payment Due Dates	6-1
7	Margin Maintenance		7-1
	7.1	Margin Deficit	7-1
	7.2	Margin Call Deadline	7-1
	7.3	Application of Margin Payments	7-1
8	Payments to be Free of Taxes and Withholding		8-1
9	Income Payments		9-1
10	Fees		10-1
	10.1	Repurchase Facility Fees and Other Fees	10-1
11	Security Interest		11-1
12	Confidentiality		12-1
13	Payment and Transfer		13-1
	13.1	Immediately Available Funds; Notice to the Buyer	13-1
	13.2	Payments to the Buyer	13-1
	13.3	If Payment Not Made When Due	13-1
	13.4	Mandatory Payment of Repurchase Prices	13-1
	13.5	Optional Prepayment of Repurchase Prices	13-1
	13.6	Distribution of Payments	13-2
14	Segregation of Documents Relating to Purchased Loans		14-1
15	Conditions Precedent		15-1
	15.1	Initial Purchase	15-1
	15.2	Each Purchase	15-2
	15.3	General	15-3
16	Representations and Warranties		16-1
	16.1	General Representations and Warranties	16-1
	16.2	Special Representations and Warranties Relating to the Purchased Loans	16-3
17	Affirmative Covenants		17-1

TOC - i

	17.1	Reports to the Buyer	17-1
	17.2	Maintenance of Existence and Properties; Compliance with Laws; Maintenance of Agency Status	17-3
	17.3	Inspection of Property; Books and Records	17-3
	17.4	Insurance	17-3
	17.5	Payment of Taxes and Claims	17-4
	17.6	Other Accounts	17-4
	17.7	Further Documents	17-4
	17.8	Operational Procedures	17-4
	17.9	Closing Instructions	17-4
	17.10	ERISA	17-4
	17.11	Promptly Correct Escrow Imbalances	17-4
	17.12	MERS	17-5
	17.13	Special Affirmative Covenants Concerning Purchased Loans	17-5
	17.14	Cash Collateral Account	17-6
	17.15	Certificating Custodian; Custodial Account	17-6
	17.16	Intercreditor Agreements	17-6
	17.17	Post Closing	17-6
18	Negative Covenants		18-1
	18.1	Liens	18-1
	18.2	Other Indebtedness	18-1
	18.3	Change of Business	18-1
	18.4	Change of Control	18-1
	18.5	Fundamental Changes	18-1
	18.6	Investments	18-2
	18.7	Guarantees	18-2
	18.8	Restrictive Agreements	18-2
	18.9	Payment of Dividends and Other Payments	18-2
	18.10	Transactions with Affiliates	18-3
	18.11	Effectiveness of Investor Commitments	18-3
	18.12	VA Guaranties and FHA Insurance	18-3
	18.13	Transfer to Affiliates	18-3
	18.14	Margin Regulations	18-3
	18.15	Change of Legal Name; Jurisdiction of Organization; Principal Place of Business and Chief Executive Office; Location of Records	18-3
	18.16	Amendments to Material Documents	18-3
	18.17	Subordinated Debt	18-3
	18.18	Negative Pledge	18-3
	18.19	Financial Covenants	18-4
	18.20	Servicing Rights	18-4
19	Events of Default; Event of Termination		19-1
	19.1	Events of Default	19-1
	19.2	Transaction and Commitment Termination	19-3
	19.3	Termination by the Buyer	19-3
	19.4	Remedies	19-3
	19.5	Liability for Expenses and Damages	19-4
	19.6	Liability for Interest	19-5
	19.7	Setoff	19-5
	19.8	Other Rights	19-5
	19.9	Limitation on Liability of the Buyer	19-5
20	Servicing and Custody of the Purchased Loans		20-1
	20.1	Servicing for the Buyer	20-1
	20.2	Servicing Standard and Reports	20-1
	20.3	Servicing Termination or Succession	20-2
	20.4	Delivery of Purchased Loan Documentation	20-2
	20.5	Buyer’s Review of the Purchased Loans; Certifications	20-2
	20.6	Release of the Required Documents	20-2

TOC - ii

21	Payment of Expenses; Indemnity		21-1
	21.1	Expenses; Indemnification	21-1
22	Single Agreement		22-1
23	Participation; Assignment		23-1
	23.1	Participation; Assignment	23-1
24	Notices and Other Communications		24-1
25	Further Assurances		25-1
26	Buyer as Attorney-in-Fact		26-1
27	Payments by Wire Transfers		27-1
	27.1	Wires to the Seller	27-1
	27.2	Wires to the Buyer	27-1
28	Entire Agreement; Severability; Inconsistencies		28-1
29	Benefit of the Agreement; Termination		29-1
	29.1	Benefit of the Agreement	29-1
	29.2	Remedies Exception	29-1
	29.3	Agreement Commencement; Termination	29-1
30	Counterparts		30-1
31	Governing Law, Jurisdiction and Venue		31-1
	31.1	Governing Law, Jurisdiction and Venue	31-1
	31.2	Arbitration	31-1
32	Waiver of Jury Trial		32-1
33	Relationship of the Parties		33-1
34	No Waivers, Etc.		34-1
35	Intent		35-1
	35.1	Transactions are Repurchase Agreements, Master Netting Agreements and Securities Contracts	35-1
	35.2	Contractual Rights, Etc.	35-1
	35.3	FDIA	35-1
	35.4	Agreement is a Netting Contract	35-1
	35.5	Security Interest in Certain Assets Which are Deemed Part of a Purchased Loan	35-1
	35.6	Tax and Accounting Treatment	35-2
36	Disclosure Relating to Certain Federal Protections		36-1
	36.1	Parties not Protected by SIPA	36-1
	36.2	SIPA Does Not Protect Government Securities Broker or Dealer Counterparty	36-1
	36.3	Transaction Funds Are Not Insured Deposits	36-1
37	USA Patriot Act Notification		37-1
38	No Consequential Damages		38-1
39	Survival		39-1
40	Security Interest in the Cash Collateral Account		40-1

TOC - iii

MASTER REPURCHASE AGREEMENT

This MASTER REPURCHASE AGREEMENT, dated as of April 10, 2017 (this “Agreement”), is by and between INSPIRE HOME LOANS INC., a Delaware corporation (the “Seller”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Buyer” or “BB&T”).

1 Applicability

The Seller desires to obtain, and the Buyer agrees to provide, a revolving mortgage loan repurchase facility pursuant to which, from time to time and upon the terms and conditions herein set forth, the parties hereto may enter into Transactions (as defined in Section 2.2) with respect to certain Eligible Loans (as defined in Section 2.2).

The parties hereby specifically declare that it is their intention that this Agreement and all of the purchases and repurchases of Eligible Loans made pursuant hereto are to be treated as repurchase transactions, a repurchase agreement or securities contract under the Bankruptcy Code (as defined in Section 2.2), including all rights that accrue to the Buyer by virtue of sections 362(b), 546, 555, 559, 561 and 562 and all other sections of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans (as defined in Section 2.2) so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable Law, including the applicable provisions of the Bankruptcy Code, the Buyer is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Obligations (as defined in Section 2.2).

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto further agree to the matters set forth herein below.

1-1

2 Defined Terms

2.1 Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Facility Papers have the meanings assigned to them below or elsewhere in this Agreement.

2.2 Definitions of General Application. The terms defined in this Section are generally applicable. For convenience of reference, terms relating only to the calculation of pricing and payment of Price Differential are defined in Section 2.3.

“1934 Act” is defined in the definition of “Marketable Security”.

“Adjusted Tangible Net Worth” means, as of any date of determination thereof, an amount equal to the following:

(a)	the sum of the following, all determined in accordance with GAAP:

(i) Tangible Net Worth as of such date,

(ii) Subordinated Debt as of such date, and

(iii) if the Seller retains mortgage servicing rights, the least of the following as of such date: (A) 75 basis points (0.75%) multiplied by the total unpaid principal balance of the Seller’s retained mortgage servicing portfolio, (B) the value of the Seller’s retained mortgage servicing rights, as listed on the most recent balance sheet delivered by the Seller to the Buyer, or (C) the value of the Seller’s retained mortgage servicing rights based on the most recent third party servicing valuation delivered to the Buyer pursuant to Section 17.1(xvii) of this Agreement (provided that if such valuation is not timely delivered under Section 17.1(xvii), such value shall be $0.00 or such other amount as the Buyer may determine in its sole and absolute discretion);

minus

(b)	the sum of the following, all determined in accordance with GAAP:

(i) any note or other receivables from or advances made to the Seller’s Affiliates, officers, directors, stockholders, managers, members, partners or other equity owners as of such date,

(ii) investments made in Seller’s Affiliates as of such date, and

(iii) any employee advances as of such date.

“Administrative Account” means, if an account number is set forth in Appendix 1, Item 2.2.1, such account, and if not, any account hereafter so titled, and in each case, maintained from time to time in the name of the Seller with the Buyer at the office of the Buyer set forth in Appendix 1, Item 24.2, which account may be used, at the Buyer’s sole good faith discretion, for among other things, to segregate certain funds of the Seller from monies on deposit in the Seller’s other accounts maintained with the Buyer and/or to hold certain funds of the Seller in reserve for payment of the Obligations, in each case, pending the disbursement or application of such funds in accordance with the provisions hereof. Upon the occurrence of any Potential Default or Event of Default, if an Administrative Account has not previously been established and remained open, the Buyer at its sole discretion may require that an Administrative Account be so established without the consent of the Seller (and the Buyer is hereby authorized by the Seller to establish such account). The Administrative Account shall be a “blocked account” under the Buyer’s sole control and the Seller shall not have access to monies on deposit therein until, and except to the extent of (if any), the transfer from time to time of such monies to the Operating Account in accordance with the provisions hereof. The term “Administrative Account” shall be deemed to include any substitute or replacement account at the Buyer.

2-1

“Affiliate” means and includes, with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aged Mortgage Loan” is defined in Annex C.

“Agency” means Ginnie Mae, Fannie Mae, Freddie Mac, HUD, FHA, VA or USDA.

“Agency Guides” means the Freddie Mac Guide, the Fannie Mae Guide and the Ginnie Mae Guide.

“Agency MBS” means an MBS guaranteed or issued by Fannie Mae, Freddie Mac or Ginnie Mae, in each case representing, secured or backed by a pool of Mortgage Loans consisting of any Mortgage Loan that is a Purchased Loan at the time of formation of the related pool.

“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans funded under all Open Transactions as of such date.

“Agreement” means this Agreement (including all Appendices, Annexes, Schedules and Exhibits hereto), as amended, modified, supplemented or restated from time to time.

“ALTA” means the American Land Title Association or any successor thereto.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency or any Approved Investor, and who is experienced in estimating the value of property of that same type in the community where it is located, and who — unless approved by the Buyer on a case-by-case basis — is not an employee or Affiliate of the Seller, or related as a parent, sibling, spouse, child or first cousin to any such Person, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.

“Approved Investor” means any of the Persons listed in a schedule of investors, which schedule is provided by the Seller to the Buyer, and which Persons must be approved as Approved Investors by the Buyer, in its sole discretion. At the request of the Seller, the Buyer, in its sole discretion, may from time to time agree in writing to add Persons to the schedule of Approved Investors and each Person approved by the Buyer shall be an Approved Investor as of the date of such approval (the Buyer’s written approval must be given before any trades may be performed with such investor). By written notice to the Seller, the Buyer, in its sole discretion based on its evaluation of the creditworthiness or funding ability of any Approved Investor listed on the schedule of Approved Investors, may remove an Approved Investor from such schedule. Such removal shall become effective immediately upon written notice from the Buyer; provided, that if any Investor Commitment of such Approved Investor is then in effect and such Approved Investor, in the reasonable judgment of the Buyer, is able to fund such Investor Commitment, such Approved Investor shall continue to be an Approved Investor for ninety (90) days after the date of such notice with respect to (a) Purchased Loans owned by the Buyer at the time of such notice and allocated to such Investor Commitment and (b) Mortgage Loans that the Seller has committed to fund (and that, upon closing, will be Eligible Loans) prior to the time of such notice and allocated to such Investor Commitment; and provided further, that such removal shall become effective immediately at any time prior to the expiration of such ninety (90) day period if the Buyer in its reasonable judgment believes that such Approved Investor is unable to fund its Investor Commitment. Following the addition or removal of any Person as an Approved Investor in accordance with the provisions hereof, the schedule of Approved Investors shall be deemed automatically updated to include the addition or removal of such Person.

“Approved Loan Types” means the categories of mortgage loan products approved by the Buyer for Transactions under this Agreement as listed in Appendix 2, Item 2.2.2.1.

2-2

“Approved Sublimits” means the categories of Sublimits approved by the Buyer as listed in Appendix 2, Item 2.2.2.2. There is an Approved Sublimit for each Approved Loan Type. Each Approved Sublimit relates to that portion of the Repurchase Facility available for the purchase of Eligible Loans of the corresponding Approved Loan Type, as more fully set forth in Section 5.2.

“Assignee” is defined in Section 23.1(ii).

“Authorized Seller Representative” means a representative of the Seller duly authorized and designated by all requisite action on the part of the Seller’s governing body to act on behalf of the Seller in connection with the Repurchase Facility, including, without limitation, to execute and/or deliver on behalf of the Seller any of the Facility Papers and any certificate, schedule or other document contemplated or required by this Agreement or the other Facility Papers and to designate from time to time other individuals who are authorized to act on behalf of the Seller in connection herewith and therewith. A list of Authorized Seller Representatives is set forth in Appendix 1, Item 2.2.2, and such list is current as of the effective date set forth in Appendix 1. Such list is provided by the Seller to the Buyer and may be relied upon thereby. The Seller will provide an updated list of Authorized Seller Representatives to the Buyer promptly following each addition to or subtraction from such list, in a form substantially similar to Schedule CN (“Change Notice”), and the Buyer shall be entitled to rely on each such list until such Change Notice is received by the Buyer.

“Banking Day” means any day other than a Saturday, Sunday and any other day on which banks in Orlando, Florida are required or authorized to close.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“BB&T Correspondent Mortgage Loan” if identified as an Approved Loan Type in Appendix 2, Item 2.2.2.1, is defined in Annex E. If “BB&T Correspondent Mortgage Loan” is not identified as an Approved Loan Type in Appendix 2, Item 2.2.2.1, then this definition shall be inapplicable.

“Best Efforts Commitment” shall mean a bona fide, current, unfilled and unexpired written commitment held by the Seller from an Approved Investor to purchase Mortgage Loans or, if applicable, an Agency MBS, in form and substance satisfactory to the Buyer in its sole discretion, (a) that specifies (i) the type or item(s) of Mortgage Loans or, if applicable, Agency MBS to be purchased, (ii) a purchase date or purchase deadline date, and (iii) a purchase price or the criteria by which the purchase price will be determined, and (b) that is a so-called “best efforts” commitment, under which the Seller has the right, but is not obligated, to sell such Mortgage Loan(s) or, if applicable, Agency MBS.

“Blocked Person” is defined in Section 16.1(xiv)(b).

“Buyer” means Branch Banking and Trust Company, a North Carolina banking corporation, and its successors and assigns.

“Buyer’s Margin Amount” is defined in Section 7.1.

“Buyer’s Margin Percentage” means, with respect to all Eligible Loans of a particular Approved Loan Type, the percentage in the chart set forth in Appendix 2, Item 2.2.2.3 applicable to Mortgage Loans of such Type.

“Cash Collateral Account” means, if an account number is set forth in Appendix 1, Item 2.2.3, such account, and any other money market or other deposit account (which may be a certificate of deposit issued by the Buyer and owned by the Seller if permitted by the Buyer in the Buyer’s sole discretion), or any combination thereof acceptable to the Buyer in its sole discretion, in each case, maintained from time to time in the name of the Seller with the Buyer at the office of the Buyer set forth in Appendix 1, Item 24.2, into which the Seller shall deposit and maintain cash collateral as security for the Obligations. The term “Cash Collateral Account” shall include any and all funds at any time held in such account(s), any and all rights of the Seller to insurance payments made in respect of such account(s), any and all replacements for such account(s) and any and all proceeds of such account(s). The Cash Collateral Account shall be “blocked account(s)” under the Buyer’s sole control and the Seller shall not have

2-3

access to any monies on deposit therein until the Obligations have been repaid in full and the Commitment has been terminated. The Cash Collateral Account shall not be subject to deductions, set-off or any other right in favor of any Person other than the Buyer. The Cash Collateral Account is in addition to, as applicable, the Administrative Account, the Investor Funding Account, the Loan Funding Account, the Operating Account and the Custodial Account. The term “Cash Collateral Account” shall be deemed to include any substitute or replacement account at the Buyer.

“Cash Equivalents” means and includes, on any day:

(i) debt securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case having a stated maturity date twelve (12) months or less after such day;

(ii) debt securities issued by (and as direct obligations of) any state of the United States or of the District of Columbia, or any political subdivision of any such state (or district) or any public instrumentality thereof, in each case having a short-term rating of A-1 by Standard & Poor’s (a division of The McGraw-Hill Companies), Prime-1 by Moody’s Investors Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Buyer, which debt securities must have a stated maturity date twelve (12) months or less after such day;

(iii) commercial paper issued by a corporation (other than an Affiliate of the Seller) organized under the laws of any state of the United States or of the District of Columbia, having a short-term rating of A-1 by Standard & Poor’s (a division of The McGraw-Hill Companies), Prime-1 by Moody’s Investors Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Buyer, which commercial paper must have a stated maturity date nine (9) months or less after its issue date;

(iv) any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000), and having a stated maturity date twelve (12) months or less after such day;

(v) any repurchase agreement (a) entered into with any Federal Reserve System member commercial bank of the size referred to in clause (iv) above and (b) secured by any obligation of the type described in any of clauses (i)-(iv) above and (c) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank; and

(vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000.00, and (c) has the highest rating obtainable from either Standard & Poor’s (a division of The McGraw-Hill Companies), Moody’s Investors Service, Inc., or another nationally-recognized ratings service acceptable to the Buyer.

“Certificating Custodian” means any Person acting as the Seller’s “document custodian”, “custodian” or “certificating custodian”, as such terms are used in the Agency Guides, for purposes of (a) certifying that the documentation relating to Mortgage Loans received by such Person from the Seller is complete and acceptable under an applicable Agency Guide for purposes of including such Mortgage Loan in a pool of Mortgage Loans in which Agency MBS will represent interests and (b) holding such documentation following formation of such pools and issuance of such Agency MBS. The Certificating Custodian shall at all times meet the eligibility requirements set in the applicable Agency Guide(s) and be a party to an Agency custodial agreement among the applicable Agency, the Seller and the Certificating Custodian. Initially, the Certificating Custodian is as set forth in Appendix 1, Item 2.2.4. Before appointing, or once one is appointed, making any change in the Certificating Custodian, the Seller shall obtain the prior approval of the Buyer. At any time that there is more than one Certificating Custodian, references in this Agreement to the “Certificating Custodian” shall mean any or all Certificating Custodians, as applicable.

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“Change of Control” means the occurrence of any one or more of the following events without the prior written consent of the Buyer:

(a) Parkway Financial Group ceases to own or control (which ownership and control may be direct or indirect) at least 80% of the voting capital stock of the Seller;

(b) Century Communities, Inc. ceases to own or control (which ownership and control may be direct or indirect) at least 80% of the voting capital stock of the Seller; or

(c) the Person(s) set forth in Appendix 1, Item 2.2.5 cease(s) to be (an) officer(s) of Seller with the same title and with substantially the same responsibilities and job functions as he, she or they has or have as of the date hereof.

“Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Collateral Processing Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(i).

“Commitment” means the Buyer’s commitment under Section 3.1 to fund Transactions, subject to Section 5.2 and each of the other provisions of this Agreement, and not to exceed, in any event, the aggregate amount set forth in Appendix 2, Item 2.2.2.4.

“Conforming Mortgage Loan” is defined in Annex A.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Cumulative Loan-to-Value Ratio” or “CLTV” means, as to any Mortgage Loan, the ratio (expressed as a percentage) of (i) the aggregate principal amount of all indebtedness, including the principal amount of the indebtedness relating to such Mortgage Loan and any permitted prior indebtedness, secured (or to be secured) by the Mortgaged Premises, to (ii) the appraised value of said Mortgaged Premises determined by a Current Appraisal acceptable to the Buyer; final determination of Cumulative Loan-to-Value Ratio shall be made by the Buyer in its sole and absolute discretion and shall be conclusive and binding upon the parties absent manifest error.

“Current Appraisal” means an Appraisal dated no earlier than thirty (30) days (or such longer period, if any, as the Buyer shall approve) before the relevant Determination Date.

“Current Assets” means those assets of the Seller set forth on its balance sheet, prepared in accordance with GAAP, as current assets, excluding, however, any such asset that is a loan or advance to or a receivable due from an Affiliate of the Seller or from an employee, officer, director, member, or manager of the Seller or an Affiliate of the Seller.

“Current Liabilities” means those Liabilities of the Seller set forth on its balance sheet, prepared in accordance with GAAP, as current liabilities.

“Current Ratio” means, as of any date of determination thereof, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date.

“Custodial Account” means, collectively, a securities custodial account (or accounts), together with any related cash settlement account (or accounts), in each case established and maintained with the Buyer or such other party as the Buyer may direct (i.e., the custodian) for the purpose of holding all Agency MBS and the settlement proceeds thereof until such settlement proceeds (or the portion thereof to be remitted to the Buyer) shall be transferred to the Investor Funding Account pursuant to the Master Custodial Agreement. Except as otherwise specifically set forth in the Master Custodial Agreement, the Custodial Account shall be a “no access” account to the

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Seller maintained in the custodian’s or nominee name (i.e., as bailee of, and custodian for, the Buyer) for the benefit of the Buyer. The Buyer shall have exclusive control over the disposition of all Agency MBS and funds held in the Custodial Account, and the Seller shall not have any right to transfer, trade or otherwise direct the disposition of such Agency MBS or funds held in the Custodial Account, except, in each case, as otherwise specifically set forth in the Master Custodial Agreement.

“Customer” means the Person or Persons obligated to pay the indebtedness that is the subject of a Mortgage Loan, including any guarantor of such indebtedness.

“Depository Obligations” means any and all debts, obligations and liabilities of the Seller to the Buyer and any of its Affiliates arising out of or in connection with the Buyer’s and/or any such Affiliate’s role as a depository bank for the Seller including, but not limited to, any and all overdrafts (provided, however, nothing herein shall be construed to require the Buyer or any of its Affiliates to permit any overdrafts).

“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Facility Paper.

“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.

“Dry Mortgage Loan” means an Eligible Loan acquired or originated by the Seller that has been closed and funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Required Documents have been delivered to the Buyer.

“Effective Date” means such date as set forth in Appendix 1, Item 2.2.6.

“Electronic Agent” means MERSCORP Holdings, Inc. or its successor in interest or assigns.

“Electronically Submitted” means submitted via an electronic download to the Buyer’s secure website or such other site designated by the Buyer, in a form and format that the Buyer has approved and with respect to which the Buyer is not required to enter any data manually.

“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Buyer, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Buyer, as it may be supplemented, amended, restated or replaced from time to time.

“Eligibility Change Notice” means a written notice (sent by email or otherwise) from the Buyer to the Seller substantially in the form of Exhibit B.

“Eligible Loan” is defined on Schedule EL.

“Endorsement Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Seller within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Seller or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Seller or any ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the Seller or any ERISA Affiliate incurred a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Seller or any ERISA Affiliate from a Multiemployer Plan or

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receipt by the Seller or any ERISA Affiliate of notice from the Multiemployer Plan that the Multiemployer Plan is in critical or endangered status, in reorganization or insolvent; (d) the filing by the Seller or any ERISA Affiliate of a notice of intent to terminate a Pension Plan under a distress termination under Section 4041 of ERISA, (e) receipt by Seller or any ERISA Affiliate of notice from the PBGC of the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt by the Seller or any ERISA Affiliate of notice from the PBGC of the appointment of a trustee to administer a Pension Plan; (g) the determination by an actuary for the Pension Plan that the Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and claims for benefit and funding obligations in the ordinary course, upon the Seller or any ERISA Affiliate.

“Event of Default” is defined in Section 19.1.

“Extended Wet Mortgage Loan” means a Wet Mortgage Loan as to which the Buyer has agreed to extend the Wet Mortgage Loan Period.

“Facility Papers” means and includes this Agreement, the Electronic Tracking Agreement, the Master Custodial Agreement (if applicable), each Guaranty (if applicable) and any financing statements or continuation statements or amendments or other papers now or hereafter authorized, executed or issued pursuant to this Agreement (excluding any Hedging Arrangements relating to the Obligations entered into with any counterparty that was the Buyer or an Affiliate thereof at the time such Hedging Arrangement was entered into), and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Fannie Mae” means the Federal National Mortgage Association, and any successor thereof.

“Fannie Mae Guide” means, collectively, the “Selling Guide” and the “Servicing Guide” published by Fannie Mae, as modified, amended, supplemented or restated from time to time.

“FAS-91” means Statement No. 91 under the Statements of Financial Accounting Standards issued by FASB, as modified or amended from time to time.

“FASB” means the Financial Accounting Standards Board of the American Institute of Certified Public Accountants and any successor thereto.

“Fees” means any and all of the fees described in Article 10.

“FHA” means the Federal Housing Administration, and any successor thereof.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and any successor thereof.

“Freddie Mac Guide” means the “Sellers’ & Servicers’ Guide” published by Freddie Mac, as modified, amended, supplemented or restated from time to time.

“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Buyer regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Buyer, or by the Buyer to the Seller, the parties to this Agreement shall negotiate

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promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that the Buyer shall not be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Potential Default has occurred (other than a Potential Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Buyer has not declared in writing to have been cured or waived.

“Ginnie Mae” means the Government National Mortgage Association, and any successor thereof.

“Ginnie Mae Guide” means collectively, the “Ginnie Mae I Mortgage-Backed Securities Guide” and the “Ginnie Mae II Mortgage-Backed Securities Guide” published by HUD, as modified, amended, supplemented or restated from time to time.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal of any of the foregoing.

“Government Sponsored Loan” means a Mortgage Loan issued, guaranteed, sponsored or otherwise underwritten to conform to the requirements of FHA, VA or any other state or federal governmental program.

“Guarantee” or “guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness of other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued in support of such indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection of deposits in the ordinary course of business with respect to checks or other items for collection. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor(s)” means, if applicable, jointly and severally, those guarantor(s) whose names are set forth in Appendix 1, Item 2.2.7, and any other Person who now or hereafter guarantees all or any portion of the Obligations, and their respective legal representatives, successors and permitted assigns. Each of the Guarantors shall be a “Guarantor”.

“Guaranty” means the agreement(s), titled and dated as of such date set forth in Appendix 1, Item 2.2.8, if any, and any other guaranty agreement now or hereafter executed by Guarantors, or any of them, in favor of the Buyer, and all modifications, amendments, reaffirmations or replacements thereof or additions thereto.

“Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required by Section 17.13(ii)(a) to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy maintained by the Seller or such Purchased Loan’s Servicer, if applicable, in accordance with the terms and conditions of Section 17.13(ii)(b).

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“Hedging Arrangements” means any agreement or other arrangement (including without limitation, an interest rate swap agreement, an interest cap agreement, and a forward sale agreement) entered into by the Seller to protect itself against changes in interest rates or the market value of assets.

“HUD” means the U.S. Department of Housing and Urban Development and any successor thereof.

“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy as to the Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Purchased Loan on any day, all payments of principal, interest, fees and other distributions thereon or proceeds thereof paid by or on behalf of the applicable Customer.

“Intangible Assets” means those assets of the Seller which are (a) deferred assets, other than prepaid insurance and prepaid taxes; (b) patents and applications therefor, copyrights, trademarks, service marks, trade names, copyright, trademark, service mark and trade name registrations and applications, goodwill, franchises, permits, experimental expenses and other similar assets which would be classified as “intangible assets” under GAAP; (c) treasury stock (or its equivalent) and any write-up of the value of any assets after the date of the Seller ’s most recent year end financial statements provided to the Buyer; (d) Servicing Rights; and (e) any other assets which would be classified as “intangible assets” under GAAP.

“Intercreditor Agreement” means a written intercreditor/interparty agreement in form and substance satisfactory to and approved by the Buyer that sets forth the relative rights and priorities of the parties thereto with respect to certain collateral or other assets pledged or assigned to them by the Seller, which collateral or other assets may be shared or not among the parties thereto from time to time, and includes all amendments, supplements or restatements thereto or thereof.

“Investor Commitment” means a Best Efforts Commitment or a Mandatory Commitment.

“Investor Funding Account” means such account, the number of which is set forth in Appendix 1, Item 2.2.9, maintained in the name of the Seller with the Buyer at the office of the Buyer set forth in Appendix 1, Item 24.2, into which Repurchase Price payments from the Seller or for the Seller’s account by Approved Investors, settlement of Income collections from Purchased Loans and settlement proceeds from the sale of Agency MBS (via transfer from the Custodial Account) shall be deposited and applied to reduce the Repurchase Prices of such Purchased Loans in accordance with Section 4.4. The Investor Funding Account shall be a “blocked account” under the Buyer’s sole control and the Seller shall not have access to monies on deposit therein until transfer from time to time of surplus monies (after payment of Transactions) to the Operating Account in accordance with the provisions hereof. The Investor Funding Account shall not be subject to deductions, set-off or any other right in favor of any Person other than the Buyer. The term “Investor Funding Account” shall be deemed to include any substitute or replacement account at the Buyer.

“Jumbo Mortgage Loan” if identified as an Approved Loan Type in Appendix 2, Item 2.2.2.1, is defined in Annex D. If “Jumbo Mortgage Loan” is not identified as an Approved Loan Type in Appendix 2, Item 2.2.2.1, then this definition shall be inapplicable.

“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.

“Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Total Liabilities as of such date, plus any outstanding balances on early purchase, early payment, off-balance sheet or like facilities normally excluded from liabilities under GAAP as of such date, less Subordinated Debt as of such date, to (b) Adjusted Tangible Net Worth as of such date, all determined in accordance with GAAP except as otherwise provided herein.

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“Liabilities” is defined in the definition of “Total Liabilities”.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Liquidity” means, as of any date of determination thereof, an amount equal to the Seller’s cash and Cash Equivalents on hand and unencumbered (excluding any cash and Cash Equivalents held in any escrow account, reserve account and/or collateral account and any amount by which the Seller-related escrow and MIP liabilities exceed the escrow and MIP assets in escrow and MIP accounts maintained by the Seller) as of such date, plus, if applicable, cash of the Seller pledged against the Repurchase Facility as of such date, as long as such cash is held in a deposit account (including, without limitation, the Cash Collateral Account) maintained by the Seller with the Buyer, plus, if applicable, the balance (if any) of the Seller’s cash swept against the Repurchase Facility (pursuant to a sweep agreement between the Seller and the Buyer) as of such date which is available to be repaid to the Seller by the Buyer.

“Loan Funding Account” means such account, the number of which is as set forth in Appendix 1, Item 2.2.10, maintained in name of the Seller with the Buyer at the office of the Buyer set forth in Appendix 1, Item 24.2, into which (i) the proceeds of Transactions may be deposited upon disbursement by the Buyer (and used solely to cover wires requested by the Seller from the Loan Funding Account solely for the purpose of funding Purchased Loans hereunder), (ii) the amounts withdrawn from the Operating Account to cover the difference between (x) the amount of all items drawn on the Loan Funding Account, including wire transfers to originate or acquire Mortgage Loans to be sold to the Buyer, and (y) the amount of the Purchase Price, if any, paid by the Buyer for such Mortgage Loans, may be deposited pending disbursement, and/or (iii) amounts withdrawn from the Operating Account for the payment to the Buyer of Repurchase Prices of Purchased Loans or Buyer’s Margin Amounts may be deposited pending application to the applicable Obligation. The Loan Funding Account shall be a “blocked account” under the Buyer’s sole control and the Seller shall not have access to monies on deposit therein until the wire transfer from time to time of such monies therefrom is actually completed in accordance with the provisions hereof. The Loan Funding Account shall not be subject to deductions, set-off or any other right in favor of any Person other than the Buyer. The term “Loan Funding Account” shall be deemed to include any substitute or replacement account at the Buyer.

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its Lien on the Mortgaged Premises, including the Required Documents and any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Buyer (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Loan Schedule” means a schedule of Eligible Loans, in a form acceptable to the Buyer, which identifies each Eligible Loan purchased or to be purchased (as the context requires) from the Seller by the Buyer in a proposed or executed (as the context requires) Transaction.

“Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the ratio of (a) the principal amount of such Mortgage Loan outstanding at the origination thereof to (b) the appraised value of the Mortgaged Premises securing such Mortgage Loan (as set forth in the Appraisal delivered in connection with the origination of such Mortgage Loan).

“Mandatory Commitment” shall mean a bona fide, current, unfilled and unexpired written commitment held by the Seller from an Approved Investor to purchase Mortgage Loans or, if applicable, an Agency MBS, in form and substance satisfactory to the Buyer in its sole discretion, (a) that specifies (i) the type or item(s) of Mortgage Loans

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or, if applicable, Agency MBS to be purchased, (ii) a purchase date or purchase deadline date, and (iii) a purchase price or the criteria by which the purchase price will be determined, and (b) that is a so-called “mandatory” commitment, under which the Seller is obligated to sell such Mortgage Loan(s) or, if applicable, Agency MBS.

“Margin Call” is defined in Section 7.1.

“Margin Deficit” is defined in Section 7.1.

“Margin Market Value” means, with respect to any Purchased Loan, the product of (A) the Market Value of such Purchased Loan and (B) the Buyer’s Margin Percentage of such Purchased Loan.

“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.

“Market Value” means what the Buyer reasonably determines the market value of any Purchased Loan to be, taking into account customary factors, including current market conditions and the fact that such Purchased Loan may be sold or otherwise disposed of under circumstances where the Seller is in default under this Agreement or where the Seller is in default under a relevant Servicing Agreement. The Buyer’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“Marketable Security” means an equity or debt security (including a mutual fund) that meets all of the following requirements: (a) such security is listed on a national securities exchange or freely traded in the over-the-counter market; (b) such security is not subject to resale restrictions, either under securities laws or contractual agreements, even though other securities of the same class may be freely marketable; (c) the issuer of such security has a long-term rating of BBB- by Standard & Poor’s (a division of The McGraw-Hill Companies), Baa3 by Moody’s Investors Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Buyer; and (d) such security is not considered a “penny stock” under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

“Master Custodial Agreement” means, if applicable, a written master clearing and custodial agreement, securities account control agreement or similar agreement (however titled) among the Buyer, the Seller, the custodian a party thereto (or such other securities intermediary as shall be acceptable to the Buyer in its sole and absolute discretion), as custodian, and such other parties (if any) as the Buyer may permit, in a form and substance acceptable to the Seller and the Buyer, as it may be supplemented, amended, restated or replaced from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, financial condition or results of operations of the Seller and, if applicable, its Subsidiaries, taken as a whole, (b) the ability of the Seller to pay and perform the Obligations, or (c) the Buyer’s rights in respect of any of the Purchased Loans.

“Material Amount” means, at any time, ten percent (10%) or more of Tangible Net Worth (determined based on the most recent monthly balance sheet delivered to the Buyer pursuant to Section 17.1(ii)).

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, Real Estate Mortgage Investment Conduit or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.

“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.

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“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.

“MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Minimum Balance” is defined in Section 17.14.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the United States jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Assignment” means an assignment of a Mortgage in a form sufficient under the Laws of the United States jurisdiction where the real property covered by such Mortgage is located to give record notice of such assignment of such Mortgage, to perfect the assignment and to establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such Mortgage Loan as a holder of both the beneficial and legal title to such Mortgage Loan, including (i) all loan documents, files and records of the lender or mortgagee for such Mortgage Loan, including the Loan Papers, (ii) the monthly payments, any prepayments, insurance and other proceeds, (iii) the rights to service such Mortgage Loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the lender or mortgagee arising out of or in connection with such Mortgage Loan.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Seller or any ERISA Affiliate makes or is obligated to make contributions, or has any continuing liability.

“Non-Usage Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(iii).

“Notices” is defined in Article 24.

“Obligations” means (a) all of the Seller’s obligations and liabilities to the Buyer and any of its Affiliates (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred) whether under or arising out of this Agreement or any of the other Facility Papers and/or any other documents or agreements to which the Seller, on the one hand, is a party with the Buyer and/or any of its Affiliates, on the other hand, and whether related to the Repurchase Facility or any other facility or arrangement between the Seller and the Buyer and/or any of its Affiliates, including without limitation, all Repurchase Prices, Price Differentials (including any interest equivalent accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Seller, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, indemnification and reimbursement payments, costs and expenses (including all fees, costs and expenses of counsel to the Buyer, incurred pursuant to or in connection with this Agreement or any other Facility Papers, whether incurred at trial, on appeal, in bankruptcy, or otherwise), together with all renewals, extensions, modifications and refinancings thereof, and (b) all obligations of the Seller, monetary or otherwise, under any Hedging Arrangements relating to the obligations referred to in the preceding clause (a) entered into with the Buyer (or an Affiliate thereof), and (c) any and all Depository Obligations.

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“Officer’s Certificate” means a certificate executed on behalf of the Seller by its chief executive officer, president, chief financial officer, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller, its manager or such other Persons as shall be acceptable to the Buyer.

“Open Transaction” means a Transaction in which the Buyer has purchased and paid for the related Purchased Loan(s) but the Seller has not repurchased said Purchased Loan(s), and “Open” means that the subject Transaction is an Open Transaction.

“Operating Account” means such account, the number of which is set forth in Appendix 1, Item 2.2.11, maintained in name of the Seller with the Buyer at the office of the Buyer set forth in Appendix 1, Item 24.2, used by the Seller in the operation of the Seller’s business and into which surplus funds (after payment of Transactions) transferred from the Investor Funding Account shall be deposited and made available to the Seller. The Seller irrevocably authorizes the Buyer, which authorization shall remain in effect until all Obligations are fully and finally paid, (i) to withdraw funds on any day for transfer to the Loan Funding Account to cover the difference between (x) the amount of all items drawn on the Loan Funding Account, including wire transfers to originate or acquire Mortgage Loans to be sold to the Buyer, and (y) the amount of the Purchase Price, if any, paid by the Buyer for such Mortgage Loans, (ii) to withdraw funds on any day for transfer to the Investor Funding Account to cover the difference (if negative) between (x) the sale proceeds received from the purchaser of any Purchased Loan or Agency MBS, as applicable, and (y) the full amount of the Repurchase Price(s) owed to the Buyer for such Purchased Loan or for all of the Purchased Loans supporting such Agency MBS, as applicable, (iii) to withdraw funds from time to time for payment to the Buyer of Price Differential and Fees when due, (iv) to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day, (v) to withdraw funds from time to time in connection with any Margin Call for payment to the Buyer of any Buyer’s Margin Amount when due, and (vi) to, while any Potential Default or Event of Default exists, set off from amounts held in such account any amounts owed to the Buyer on account of the Obligations. The term “Operating Account” shall be deemed to include any substitute or replacement account at the Buyer. The Operating Account shall be subject to set off by the Buyer.

“Other Approved Facilities” means the existing facilities, if any, listed in Appendix 2, Item 2.18.2.

“Other Approved Facility Papers” means, if applicable, the agreements and documents (and any amendments, supplements and restatements thereof) executed in connection with the Other Approved Facilities.

“Other Assets Collateral” is defined in Article 40.

“Participant” is defined in Section 23.1(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, as amended, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006, as amended, and, thereafter, Section 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.

“Per Loan Limit” is defined on Schedule EL.

“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Mortgage Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or

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otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims or Liens against such Mortgaged Premises; and (v) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Mortgage Loan is covered shall not be a Permitted Encumbrance.

“Permitted Liens” is defined in Section 18.1.

“Person” means and includes any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any political subdivision, department, agency or instrumentality of any government.

“Plan or Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained, contributed to or required to be contributed to by the Seller and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Potential Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Principal Balance” means, for any day, the unpaid principal balance of a Purchased Loan on that day.

“Procedural Manual” means the internally prepared manual of BB&T’s Mortgage Warehouse Lending Division setting forth the administrative and operational procedures of such division for certain matters related to the handling, requirements and monitoring of Purchase Requests and Transactions, as the same may be modified, amended, supplemented or restated from time to time.

“Prohibited Transaction” means any transaction described in section 406 of ERISA that is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code that is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible.

“Purchase Date” means, for each Transaction, the date the Buyer funds the purchase of the applicable Purchased Loan(s) (including, without limitation, any Purchased Loan that is a Wet Mortgage Loan).

“Purchase Price” means (i) on the relevant Purchase Date, the price at which a Purchased Loan in a Transaction is sold by the Seller to the Buyer, such price being equal to the Purchase Value of such Purchased Loan, and (ii) thereafter, except where the Buyer and the Seller agree in writing otherwise, a price equal to the Purchase Value of such Purchased Loans decreased by amounts theretofore paid by the Seller in respect of such Transaction (as determined by the Buyer) to the Buyer pursuant to the terms hereof, including Sections 4.3, 7.1 and 13.4 (absent manifest error, the Buyer’s determination of same being conclusive and binding).

“Purchase Request” means a request from the Seller to enter into a Transaction with the Buyer, in the form set forth or provided for in the Procedural Manual (or another form acceptable to the Buyer), and, if applicable, a request to wire transfer the related Purchase Price to a designated account as set forth therein, as more particularly described in the Procedural Manual, Electronically Submitted or, if it cannot be Electronically Submitted, by facsimile pursuant to Article 4. The term “Purchase Request” shall also include the Loan Schedule for the related Eligible Loan being purchased by the Buyer under such Transaction.

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“Purchase Value” means, with respect to all Eligible Loans of a particular Approved Loan Type, the value set forth in Appendix 2, Item 2.2.2.3 applicable to Mortgage Loans of such Type.

“Purchased Loan” means a Mortgage Loan sold by the Seller to the Buyer under the Repurchase Facility. In addition, the term “Purchased Loans” shall also include all assets and properties described in EXHIBIT A of Schedule 11.

“Purchased Loans Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing obligations in respect of Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:

(i) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;

(ii) all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;

(iii) all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

(iv) all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (1) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or the Buyer or a securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (2) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;

(v) all rights under every Hazard Insurance Policy relating to the improvements securing a Purchased Loan for the benefit of the lender or mortgagee under such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the Property securing payment of any of the Purchased Loans or covered by any related instrument;

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(vi) all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans; and

(vii) all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyer acknowledges that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers).

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System (or any successor thereto), 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

“Regulation Z” means Regulation Z promulgated by the Bureau of Consumer Financial Protection (or any successor thereto), 12 C.F.R. Part 1026, or any other regulation when promulgated to replace the prior Regulation Z and having substantially the same function.

“Reinstatement Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(iv).

“Reportable Event” means any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4062(e) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make a payment required by section 430(j) of the Code and section 302(e) of ERISA when due.

“Repurchase Date” means (i) upon demand by the Seller or (ii) if earlier, the date on which the Seller is required to repurchase a Purchased Loan from the Buyer, being the earliest of (A) the date on which an Approved Investor is required to purchase such Purchased Loan, or if applicable, the related Agency MBS; (B) the last day of the Repurchase Period with respect to such Purchased Loan; or (C) any date determined by application of the provisions of Sections 4.3 or 19.

“Repurchase Facility” means the revolving mortgage loan repurchase facility provided to the Seller by the Buyer pursuant to this Agreement.

“Repurchase Period” means, with respect to any Purchased Loan, the period commencing on the applicable Purchase Date or Transfer Date, as applicable, and ending on the first to occur of: (A) the expiration of the period set forth in Appendix 2, Item 2.2.2.3 as being the standard Repurchase Period for the Approved Loan Type that applies to such Purchased Loan; (B) the expiration of the Investor Commitment for such Mortgage Loan (or if applicable, the related Agency MBS) or certificate covering the same or rejection by the Approved Investor under the Investor Commitment for such Mortgage Loan (or if applicable, the related Agency MBS) for purchase unless, in either case, within ten (10) Banking Days thereafter such Mortgage Loan (or if applicable, the related Agency MBS) becomes covered by a new Investor Commitment; or (C) if applicable, ten (10) days after redelivery by the Buyer to the Seller of any non-conforming instrument or document for correction unless the Seller has completed the correction thereof and delivered the same to the Buyer within such ten-day period. In no event shall the Repurchase Period for any Transaction exceed 364 days after the applicable Purchase Date or Transfer Date, and the foregoing shall not constitute authorization or approval to extend the applicable Repurchase Period for any Transaction up to such number of days if the applicable Repurchase Period is for a shorter period of time pursuant to any of the above clauses (A) through (C).

“Repurchase Price” means the price at which a Purchased Loan is to be resold by the Buyer to the Seller on the applicable Repurchase Date, which will be determined in each case as the sum of (x) the Purchase Price, (y) the accrued and unpaid Price Differential as of the date of such determination, and (z) any accrued and unpaid Fees, expenses and indemnity amounts.

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“Required Documents” means all of the Loan Papers that must be delivered to the Buyer (in the case of Dry Mortgage Loans, prior to the related Purchase Date and, in the case of Wet Mortgage Loans, on or before the seventh (7th) Banking Day after the related Purchase Date) in order for any particular Purchased Loan to have or continue to have Market Value. The Procedural Manual lists the Required Documents.

“Requirements of Law” means as to any Person the formation or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Servicer” means, collectively, with respect to each Purchased Loan, any Person who owns or holds the rights to service such Purchased Loan (the “Servicing Rights”), and any Person who as a servicer or subservicer is primarily responsible for performing the servicing functions for such Purchased Loan, which is identified in a Real Estate Settlement Procedures Act of 1974, 12 U.S.C. § 2602, as amended, notification letter as the Person to whom the applicable Customer sends scheduled loan payments.

“Servicing Agreement” means, with respect to any Person, the arrangement — whether or not in writing — pursuant to which that Person acts as a Servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Rights” is defined in the definition of “Servicer”.

“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. § 78a et. seq., as amended.

“Sublimit” means one or more (as the context requires) of the concentration limits under the Repurchase Facility described in Article 5.

“Subordinated Creditor” means each creditor holding indebtedness or other obligations of the Seller that are subordinated to the Obligations pursuant to the terms and conditions of the Subordination Agreement applicable to such creditor.

“Subordinated Debt” means any indebtedness of the Seller subordinated in writing pursuant to a Subordination Agreement to the Obligations on terms and conditions satisfactory in all respects to the Buyer, in its sole discretion, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, collateral, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Buyer.

“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Buyer that subordinates (x) the debts and obligations identified therein owing by the Seller to the Person signing such Subordination Agreement as a creditor, to (y) the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Buyer.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power is, or with respect to which rights to control management (pursuant to any contract or other agreement or otherwise) are, at the time as of which any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Tangible Assets” means all assets of the Seller, determined in accordance with GAAP, but excluding Intangible Assets.

“Tangible Net Worth” means, as of any date of determination thereof, an amount equal to the difference between (a) Tangible Assets as of such date and (b) Total Liabilities as of such date, all determined in accordance with GAAP.

“Taxes” is defined in Article 8.

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“Termination Date” means the earlier of (i) the date set forth on Appendix 2, Item 2.2.2.5 or (ii) the date when the Buyer’s Commitment is terminated pursuant to this Agreement or by operation of Law.

“Total Assets” means all assets of the Seller, determined in accordance with GAAP.

“Total Liabilities” or “Liabilities” means, as of any date of determination thereof, all liabilities and obligations of the Seller, determined in accordance with GAAP, and includes, without limitation, Current Liabilities and all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services as of such date.

“Transactions” means transactions in which the Seller sells, transfers, assigns and conveys to the Buyer all of the Seller’s right, title and interest in and to certain Eligible Loans, against the transfer of funds by the Buyer, subject to a simultaneous agreement by the Seller to repurchase from the Buyer such Eligible Loans (i) upon written notice to the Buyer by the Seller, (ii) on a prescribed date in the future, (iii) upon the occurrence of prescribed events or (iv) on the Termination Date, against the transfer of funds by the Seller, all as more fully set forth in, and subject to the terms and conditions of, this Agreement, and each such transaction is referred to herein as a “Transaction”.

“Transfer Date” means with respect to any Transaction entered into under the Aged Mortgage Loans Sublimit (if applicable), the date upon which such Mortgage Loan is transferred from its original Sublimit to the Aged Mortgage Loans Sublimit.

“Type” means (a) when used in respect of any Mortgage Loan, any Eligible Loan or any Purchased Loan, the specific Approved Loan Type applicable thereto, and (b) when used in respect of any Sublimit, the specific Approved Sublimit applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Florida; provided, that if by reason of mandatory provisions of Law, the perfection or the effect of perfection or non-perfection of any security interest granted or deemed granted pursuant to this Agreement or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Florida, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA” means the United States Department of Agriculture, and any successor thereof.

“VA” means the Department of Veterans Affairs, and any successor thereof.

“Wet Mortgage Loan” is defined in Annex B.

“Wet Mortgage Loan Period” means, with respect to a Wet Mortgage Loan, the seven (7) Banking Day period, commencing on the Purchase Date, by which the Seller must deliver to the Buyer the Required Documents and, if requested by the Buyer, the other Loan Papers for such Mortgage Loan.

“Wholly-Owned Subsidiary” means any Subsidiary, all of the stock or ownership interests of every class of which shall, at the time as of which any determination is being made, be owned by the Seller either directly or through a Wholly-Owned Subsidiary.

2.3 Definitions for Price Calculations. For convenience of reference, definitions used in provisions relating to calculation of the applicable Pricing Rate and payment of Price Differential are grouped together in this Section 2.3.

“Base Rate” is defined in the definition of “Rate”.

“Ceiling Rate” is defined in the definition of “Rate”.

“Extended Wet Mortgage Loan Rate” is defined in the definition of “Rate”.

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“Index” means a standard interest rate used as an index for determining a Rate hereunder. The Indexes used in this Agreement are:

(i) “Applicable Index” which means, with respect to all Eligible Loans of a particular Approved Loan Type, the index in the chart set forth in Appendix 2, Item 2.2.3.1 applicable to Mortgage Loans of such Type, and with respect to all Extended Wet Mortgage Loans and Past Due Mortgage Loans, the index set forth therefor in such chart.

(ii) “LIBOR”, which means, for any day on which a Transaction is Open, the rate appearing on the display designated as Reuters Screen LIBOR 01 Page (or on any successor or substitute page, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Buyer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollars ($1,000,000) or, if not so reported on such service for any reason, then on any other interest rate reporting service of recognized standing designated in writing by the Buyer to the Seller, as the one-month LIBOR, adjusted daily with each change in the one-month LIBOR; provided, however, in no event shall such rate be less than a floor rate per annum equal to the percentage set forth in Appendix 2, Item 2.2.3.2, which floor rate is subject to change at any time upon written notice from the Buyer. If LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%). Any Price Differential based on LIBOR shall be (a) calculated on a 360 day basis applied for the actual number of days for which the Transaction to which it applies is Open (i.e., on a 365/360 (or 366/360 in a leap year) day basis) and (b) adjusted daily with each change in LIBOR.

(iii) The “Prime Rate”, which means the rate of interest per annum publicly announced from time to time by BB&T as its prime rate; provided, however, in no event shall such rate be less than a floor rate per annum equal to the percentage set forth in Appendix 2, Item 2.2.3.3, which floor rate is subject to change at any time upon written notice from the Buyer. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any Price Differential based on the Prime Rate shall be (a) calculated on a 360 day basis applied for the actual number of days for which the transaction to which it applies is Open (i.e. on a 365/360 (or 366/360 in a leap year) day basis) and (b) adjusted daily with each change in the Prime Rate.

Should any issue ever arise in any forum or under any circumstances as to the amount of any Index for any then-current or any prior day, a certificate of the chief credit officer of BB&T, stating such Index for that day, absent manifest error, shall conclusively establish what the Index was for that day.

“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.

“Past Due Rate” is defined in the definition of “Rate”.

“Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by daily multiplication, for each day, commencing on (and including) the Purchase Date and ending on (but excluding) such date of determination, of (i) the Pricing Rate applicable to such Transaction on such day, by (ii) the Purchase Price for such Transaction on such day, reduced by the amount of Price Differential theretofore paid by the Seller to the Buyer with respect to such Transaction. Absent manifest error, the Buyer’s determination of the Price Differential shall be conclusive and binding.

“Pricing Margin” means the pricing rate margin to be added to a specified Index to determine a Rate. The margins used in this Agreement, to the extent applicable, are: (A) the “Applicable Margin”, which means, (1) with respect to all Eligible Loans of a particular Approved Loan Type, the percentage set forth in Appendix 2, Item 2.2.3.1 applicable to Mortgage Loans of such Type; and (2) for Extended Wet Mortgage Loans, the percentage set forth therefor in Appendix 2, Item 2.2.3.1; and (B) the “Past Due Margin”, which means the percentage set forth therefor in Appendix 2, Item 2.2.3.1.

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“Pricing Rate” means the Rate for determination of Price Differential, and shall be for all Open Transactions the Rates applicable to each of the Open Transactions; provided, that if on any day the applicable Rate for any such Transaction as a whole or the aggregate of all Open Transactions determined as provided above shall exceed the relevant Ceiling Rate for that day, then the Rate therefor shall be reset to the Ceiling Rate on that day for that day.

“Rate” means the Pricing Rate (R) to be multiplied by the Purchase Price (P) of the Purchased Loans in each Open Transaction for the relevant time period (T) to determine Price Differential (I). Each Rate is stated as a per annum rate and is the sum of an Index and a Pricing Margin. The Rates used in this Agreement are:

(i) The “Base Rate” which, for each day on which the relevant Transaction is Open, is a rate per annum equal to the lesser of:

(a) the sum of (x) the Applicable Index for that day and (y) the Applicable Margin; or

(b) the Ceiling Rate for that day;

(ii) The “Ceiling Rate” which means, on any day, the maximum nonusurious rate of interest permitted for that day by applicable Law, stated as a rate per annum;

(iii) The “Extended Wet Mortgage Loan Rate” which means, with respect to an Extended Wet Mortgage Loan, for each day that the applicable Wet Mortgage Loan Period has been extended by the Buyer, a rate per annum equal to the sum of (x) the Applicable Index for that day and (y) the Applicable Margin; and

(iv) The “Past Due Rate” which means, for any day after the Repurchase Date for the relevant Transaction, the lesser of:

(a) the sum of (x) the Applicable Index for that day and (y) the Past Due Margin; and

(b) the Ceiling Rate for that day.

Each determination by the Buyer of any Rate, absent manifest error, shall be conclusive and binding.

2.4 Other Definitional Provisions and Rules of Interpretation.

(i) Accounting terms not otherwise defined shall have the meanings given them under GAAP; provided, that for purposes of determining compliance with any covenant set forth in Section 18.19, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the financial statements referred to in Section 16.1(iv)(a); and further provided, that if the Seller notifies the Buyer that the Seller wishes to amend any covenant in Section 18.19 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Buyer notifies the Seller that the Buyer wishes to amend Section 18.19 for such purpose), then the Seller’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Seller and the Buyer.

(ii) All terms not otherwise defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC.

(iii) Unless the context requires otherwise: (a) defined terms may be used in the singular or the plural, and any pronoun shall include the corresponding masculine, feminine and neuter forms; (b) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Paper); (c)

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any reference to any Person shall be construed to include such Person’s successors and assigns; (d) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Facility Paper, shall be construed to refer to such Facility Paper in its entirety and not to any particular provision hereof or thereof; (e) all references in a Facility Paper to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Facility Paper in which such references appear; (f) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law, and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (g) the words “asset” and “property” shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(iv) Except where otherwise specified, all times of day used in the Facility Papers are local (U.S. Eastern Time Zone) times in Orlando, Florida.

(v) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(vi) Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Facility Papers, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.

(vii) Captions and section headings appearing in this Agreement and in the other Facility Papers are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Paper.

(viii) The parties acknowledge and agree that if, pursuant to any separate written custodial, escrow or similar agreement (referred to in this clause (viii) as a “custodial agreement”) entered into by the Buyer and in effect during the term of this Agreement, the Buyer has expressly appointed or designated a third party custodian on the Buyer’s behalf as bailee of, and custodian for, the Buyer (referred to in this clause (viii) as “Buyer’s custodian”) to take delivery or maintain custody or possession of the Required Documents and/or other Loan Papers with respect to one or more Purchased Loans, and the Seller is required under the terms of such custodial agreement to deliver such Required Documents and/or other Loan Papers directly to Buyer’s custodian, then delivery to, or custody or possession by, Buyer’s custodian of such Required Documents and/or other Loan Papers in accordance with the terms of such custodial agreement shall constitute delivery to, or custody or possession by, the Buyer of such Required Documents and/or other Loan Papers for purposes of the provisions of this Agreement that require delivery to, or custody or possession by, the Buyer of such Required Documents and/or other Loan Papers, unless and until the Seller is otherwise directed by the Buyer. The parties also acknowledge that a custodial agreement or a Master Custodial Agreement may include procedures for the delivery, review, processing and/or release of Purchased Loans, the Required Documents and other Loan Papers related thereto, and/or Agency MBS. The parties hereby agree that, to the extent of any inconsistency (but solely to the extent of such inconsistency) in such procedures set forth in any custodial agreement or Master Custodial Agreement and the corresponding provisions of Sections 20.4, 20.5 and/or 20.6 of this Agreement, the procedures set forth in such custodial agreement or Master Custodial Agreement, as applicable, shall control.

(ix) Each of the Buyer and the Seller has had the opportunity to review this Agreement and the other Facility Papers with counsel of its choice, and this Agreement and the other Facility Papers are the product of discussions and negotiations between the Buyer and the Seller. Accordingly, this Agreement and the other Facility Papers are not intended to be construed against the Buyer merely on account of the Buyer’s involvement in the preparation of such documents.

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3 The Buyer’s Commitment

3.1 The Buyer’s Commitment to Purchase. Subject to the terms and conditions of this Agreement, and provided the conditions precedent set forth in Article 15 have been satisfied and no Potential Default or Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if the Buyer, in its sole discretion and with or without waiving such Potential Default or Event of Default, has elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyer agrees to make revolving purchases of Eligible Loans, until the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed, subject to Article 5 and Section 7.1, the Commitment.

3.2 Expiration or Termination of the Commitment. Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyer’s Commitment shall automatically expire at the close of business (A) on the date set forth in clause (i) of the definition of Termination Date, without any requirement for notice or any other action by the Buyer or any other Person, or (B) on any date prior to the date set forth in clause (i) of the definition of Termination Date as may be determined by the Buyer, in its sole discretion, upon not less than 6 months’ notice to the Seller that the Buyer intends to exit the warehouse lending business, in each case subject to earlier termination as set forth in Section 19.2. The Buyer’s Commitment may not be reduced in part by the Seller, but may be terminated in its entirety at any time by the Seller upon at least one hundred twenty (120) days’ prior irrevocable notice to the Buyer, provided all Obligations are paid in full on or prior to such Termination Date.

3.3 Changes in Product Eligibility. The Buyer may from time to time, in the exercise of the Buyer’s reasonable discretion based on, among other things, prevailing market conditions or changes in the Buyer’s internal underwriting standards and without the consent of the Seller, revise the definition of Eligible Loans (making certain Mortgage Loans ineligible for purchase hereunder); revise or delete (making certain Mortgage Loans ineligible for purchase hereunder) the definition of Approved Loan Types, one or more of the categories of Mortgage Loans thereunder and/or the underlying definitions for Mortgage Loans of a specific Approved Loan Type; and/or add, revise or delete other mortgage loan product types based on market conditions, by delivery to the Seller of an Eligibility Change Notice. Each Eligibility Change Notice shall be effective as of the effective date set forth therein, provided such effective date shall not be earlier than the date of the Seller’s receipt of the Eligibility Change Notice, and provided further that the revisions effectuated pursuant to the Eligibility Change Notice shall not be applicable to Mortgage Loans in the Seller’s pipeline as of such effective date (i.e., Mortgage Loans that have been committed by the Seller as of such effective date but that have not yet closed). Notwithstanding the foregoing, the Buyer’s failure to deliver an Eligibility Change Notice to the Seller shall not prevent the Buyer from revising or deleting the aforementioned definitions.

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4 Initiation; Purchase Request; Termination

4.1 Seller’s Purchase Request.

(i) Any request to enter into a Transaction shall be made by notice to the Buyer at the initiation of the Seller. To request a Transaction, the Seller shall provide the Buyer with a Purchase Request (Electronically Submitted or by facsimile). Each Purchase Request shall identify the informational requirements set forth in the Procedural Manual.

(ii) If the Seller submits a Purchase Request and:

(a) it is received by the time set forth on Appendix 1, Item 4.1.1 on the proposed Purchase Date, and all of the conditions precedent to funding set forth in this Agreement are satisfied (including those set forth in Section 3.1, this Section 4.1, and Section 15.2), then the Buyer shall fund the Transaction covered by such Purchase Request on such date; or

(b) it is not received until after the time set forth on Appendix 1, Item 4.1.1 on the proposed Purchase Date, and all of the conditions precedent to funding set forth in this Agreement are satisfied (including those set forth in Section 3.1, this Section 4.1, and Section 15.2), then the Buyer shall fund the Transaction covered by such Purchase Request on the next succeeding Banking Day.

(iii) The Buyer and the Seller hereby acknowledge that Transactions with respect to Wet Mortgage Loans include Transactions to which the Buyer delivers funds to the applicable title agent or closing attorney closing such Wet Mortgage Loan prior to the receipt by the Buyer or its custodian of the Required Documents for such Wet Mortgage Loan, subject to the Wet Mortgage Loans Sublimit and the applicable Repurchase Period.

4.2 Binding Transactions. Upon Buyer’s receipt of a Purchase Request, the Transaction requested by the Seller under such Purchase Request shall become binding and irrevocable on the Seller. The Buyer shall be entitled to rely on the accuracy, and may act without liability upon the basis, of each Purchase Request made by the Seller without further investigation or inquiry. In each case, the Seller waives the right to dispute or hold the Buyer in any way responsible for any errors or omissions in any Purchase Request. By delivering a Purchase Request to the Buyer, the Seller shall be deemed to represent and warrant to the Buyer that all of the representations and warranties in this Agreement and in the other Facility Papers are true and correct with the same force and effect as if made on the date of such Purchase Request and that no Potential Default or Event of Default has occurred and is continuing. The Buyer reserves the right in its good faith discretion to review and reduce the Buyer’s Margin Percentage at any time with respect to any Transaction. Notwithstanding anything contained herein to the contrary, in no event will the Buyer be obligated, at any time after the date hereof, to fund the purchase of any Eligible Loans originated by any third party correspondent of the Seller and purchased by the Seller from such third party correspondent. The Buyer may change its procedures for funding requests for Transactions from time to time upon not less than three (3) Banking Days’ prior notice to the Seller. In the event of any conflict between the terms of a Purchase Request and this Agreement, this Agreement shall prevail.

4.3 Transaction Termination.

(i) Automatic Termination. The Seller shall repurchase each Purchased Loan from the Buyer on the applicable Repurchase Date at the applicable Repurchase Price. Each Transaction will automatically terminate on the earlier of (x) the date when the subject Purchased Loans (or if applicable, the related Agency MBS) are purchased by Approved Investors or (y) the Termination Date.

(ii) How Terminations will be Effected. Termination of every Transaction will be effected by (x) the Buyer’s reconveyance to the Seller or its designee of the Purchased Loans and payment of any Income in respect thereof received by the Buyer and not previously either paid to the Seller or applied as a credit to the Obligations, against (y) payment by the Seller (or, by an Approved Investor on behalf of the Seller, if payment is being made in connection with an Investor Commitment) to the Buyer of the Repurchase Price therefor. The Seller (or, an Approved Investor on behalf of the Seller, if payment is being made in connection with an Investor Commitment)

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shall pay the Repurchase Price to the Buyer on the Repurchase Date, by not later than the time required for payments to be received by the Buyer under Section 13.2, by delivering immediately available funds to the account referred to in Section 4.4. Notwithstanding the foregoing, the portion of the Repurchase Price attributable to accrued and unpaid Price Differential as of such Repurchase Date shall not be due until the earlier of:

(a) the Termination Date; or

(b) the date such Price Differential becomes due under Section 6.2 (i.e., the 15th day of the applicable calendar month, unless otherwise directed by the Buyer).

The Buyer’s practice is to deliver to the Seller (electronically or otherwise), on or before the eighth (8th) day of each calendar month, an invoice for the accrued and unpaid Price Differential as of the end of the previous calendar month (including, without limitation, accrued and unpaid Price Differential attributable to Transactions that terminated during such previous calendar month), and for certain Fees attributable to the previous calendar month. Notwithstanding such practice, any failure or delay by the Buyer in delivering any such invoice, or any inaccuracy in any such invoice, shall not affect the Obligations. The Buyer is authorized by the Seller to debit amounts on deposit in the Operating Account (or any of the Seller’s other accounts maintained with the Buyer) for payment of Price Differential and Fees when due. The Buyer shall have the sole right of withdrawal with regard to funds from time to time in the Investor Funding Account and shall periodically transfer any excess funds remaining in the Investor Funding Account to the Operating Account after payment of the Repurchase Prices and other amounts due the Buyer hereunder.

4.4 Place for Payments of Repurchase Prices. All Repurchase Price payments, whether attributable to Purchase Price or Price Differential, shall be paid directly to the Buyer by wire transfer to:

Branch Banking and Trust Company

The address set forth in Appendix 1, Item 24.2

ABA No.: 053101121

For Credit to: The Seller whose name is set forth on Appendix 1, Item 4.4.1

Investor Funding Account No.: Such account number as set forth in Appendix 1, Item 2.2.9

Such wire shall also specify the last name(s) of each Customer and loan number(s) for the applicable Mortgage Loan(s); provided, however, the Buyer may change the wire transfer instructions from time to time by written notice to the Seller.

4.5 If Repurchase Price Not Paid. If the Seller fails for any reason to repurchase any one or more Purchased Loans on the applicable Repurchase Date in the manner and by the time specified in Sections 4.3 and 4.4, in addition to the Buyer’s other rights and remedies set forth herein, the Buyer is hereby specifically and irrevocably authorized to withdraw the Seller’s cleared funds from the Operating Account (or any of the Seller’s other accounts maintained with the Buyer) in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due on that day and apply such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans in such order and manner as the Buyer may elect. The foregoing authorization shall remain in effect until all amounts in respect of the Obligations are paid to the Buyer.

4.6 Transfer to the Buyer. On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to the Buyer against the simultaneous transfer by the Buyer of the Purchase Price to the Loan Funding Account for the benefit of the Seller, simultaneously with the delivery to the Buyer of the Purchased Loans relating to each Transaction. With respect to the Purchased Loans being sold by the Seller on a Purchase Date, effective upon payment of the Purchase Price therefor, the Seller hereby sells, transfers, conveys and assigns to the Buyer, subject to the terms of this Agreement, all right, title and interest of the Seller in and to the Purchased Loans together with all right, title and interest in and to the products and proceeds related thereto. The foregoing assignment, transfer and conveyance does not constitute and is not intended to result in any assumption by the Buyer of any obligation of the Seller to the Customer(s), insurers or any other Person in connection with any Purchased Loan, the Purchased Loans Records or the Purchased Loans Support therefor, any insurance policies or any agreement or instrument relating to any of them. The Loan Schedule included with the Purchase Request submitted to the Buyer in connection with each Transaction is incorporated by reference into this Agreement and

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made an integral part hereof, provided that such Loan Schedule shall be replaced by the Loan Schedule or other list or schedule sent or made available (which may be by email or other electronic means) by the Buyer to the Seller listing only those Mortgage Loans which the Buyer has agreed to purchase in such Transaction (and thereby have become Purchased Loans). For purposes of identifying each and every Purchased Loan as of any Determination Date, the Buyer is hereby authorized to maintain a list or schedule identifying all Purchased Loans then subject to this Agreement, or otherwise to record such information in the Buyer’s internal records, and any such list, schedule or other recordation shall constitute, absent manifest error, conclusive evidence of the accuracy of the information so recorded; provided that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the Obligations.

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5 Transaction Limits and Sublimits

5.1 Transaction Limits. Each Transaction shall be subject to the Sublimits as provided in Section 5.2. No Transaction will be executed if after giving effect to such Transaction, the Aggregate Outstanding Purchase Price exceeds or would exceed the lesser of the Commitment or the aggregate Margin Market Value of all Purchased Loans as of the applicable Purchase Date. Further, notwithstanding anything to the contrary herein, no Transaction shall be entered into with respect to any Mortgage Loan in excess of the Purchase Price of such Mortgage Loan, or if after giving effect to such Transaction, the Purchase Price of the applicable Purchased Loan exceeds or would exceed the Margin Market Value of such Purchased Loan as of the applicable Purchase Date.

5.2 Transaction Sublimits.

(i) The various sublimits listed in Appendix 2, Item 2.2.2.2 (i.e., the Approved Sublimits) shall also be applicable to Transactions hereunder. With respect to Purchased Loans of each specific Approved Loan Type, the Aggregate Outstanding Purchase Price of such Purchased Loans shall not at any time exceed the applicable maximum amount of the corresponding specific Approved Sublimit, as set forth in the table in Appendix 2, Item 2.5.2.1. Unless otherwise provided in such table, the maximum amount of each Approved Sublimit shall be the lesser of: (1) the maximum dollar amount specified therefor in such table or (2) the percentage of the Commitment specified therefor in such table.

(ii) If as of any Determination Date any of such Sublimits shall be exceeded, by notice to the Seller the Buyer may demand that the Seller repurchase from the Buyer so many Purchased Loans of the relevant Type as shall be required to reduce the Aggregate Outstanding Purchase Price of Purchased Loans of that Type to a level that does not exceed the relevant Sublimit, and the Seller shall pay to the Buyer the Repurchase Price for each such Purchased Loan within one (1) Banking Day after such demand. If no Event of Default has occurred and is then continuing, upon the Buyer’s receipt of such Repurchase Prices, the Buyer shall reconvey to the Seller the Purchased Loans for which the Buyer has been paid such Repurchase Prices, but only to the extent that the conveyance from the Buyer to the Seller of such Purchased Loans pursuant to this Section 5.2 does not cause or result in a Margin Deficit pursuant to Section 7.1.

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6 Price Differential

6.1 Pricing Rate. Subject to the following rules, and as contemplated in the definition of Pricing Rate, the Pricing Rate to be applied to the Purchase Price of a Purchased Loan to determine the Price Differential in all Open Transactions on any day when no Event of Default has occurred and is continuing shall be the Base Rate for that day and for that Type of Purchased Loan. Any change in the Pricing Rate due to a change in the Index shall be effective at the beginning of the Banking Day on which any such change is announced. Notwithstanding the foregoing, if the Buyer, in its sole discretion, (i) extends the Wet Mortgage Loan Period with respect to a Wet Mortgage Loan, then the Pricing Rate to be applied to such Wet Mortgage Loan during such extended period of time may, at the Buyer’s election, be increased to the Extended Wet Mortgage Loan Rate; or (ii) extends the Repurchase Period with respect to any Past Due Purchased Loan, then, in addition to any payments required to be made by the Seller pursuant to Section 13.4, the Pricing Rate to be applied to such Past Due Purchased Loan during such extended period of time may, at the Buyer’s election, be increased to the lesser of the (i) Past Due Rate or (ii) Ceiling Rate, from (and including) the day immediately following the Repurchase Date for each such Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by the Seller by payment to the Buyer of the full Repurchase Price in immediately available funds. The foregoing notwithstanding, if any Purchased Loan is Past Due for more than ten (10) days, the Buyer, at its option, may elect, without notice to the Seller, to utilize the Ceiling Rate as the Pricing Rate for such Past Due Purchased Loan for each day that such Purchased Loan is Past Due.

6.2 Price Differential Payment Due Dates. The Price Differential on each Open Transaction accrued and unpaid as of the end of each calendar month shall be due and payable, whether or not such Transaction is still Open on such payment date, on or before the fifteenth (15th) day of the immediately following month, unless otherwise directed by the Buyer. With respect to any Price Differential not paid by the Seller on or before the due date therefor, the Pricing Rate may, at the Buyer’s election, be increased, for all Open Transactions, to the Past Due Rate, from (and including) the day immediately following the original payment due date for such Price Differential and until (but excluding) the date on which all outstanding Price Differential is paid in full in immediately available funds. The foregoing notwithstanding, if any payment of Price Differential is more than ten (10) days past due, the Buyer, at its option, may elect, without notice to the Seller, to utilize the Ceiling Rate as the Pricing Rate for all Open Transactions for each day that such payment of Price Differential is past due. All accrued and unpaid Price Differential on all Transactions shall be due and payable on the Termination Date.

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7 Margin Maintenance

7.1 Margin Deficit. If at any time the Margin Market Value of a Purchased Loan is less than the unpaid Purchase Price outstanding for such Purchased Loan (such deficiency referred to hereinafter as a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Buyer, in its sole and absolute discretion, may require the Seller to pay to the Buyer, in immediately available funds, the difference between the Margin Market Value of such Purchased Loan and the unpaid Purchase Price outstanding for such Purchased Loan (such difference referred to hereinafter as the “Buyer’s Margin Amount”).

7.2 Margin Call Deadline. If the Buyer notifies the Seller of a Margin Call at or before noon (or such other time as the parties may mutually agree) on any Banking Day, then the Seller shall make the payment required in Section 7.1 by 5:00 p.m. on the same Banking Day (or such other time as the parties may mutually agree).

7.3 Application of Margin Payments. Any payment to the Buyer pursuant to Section 7.1 shall be applied by the Buyer to reduce the Repurchase Price of the applicable Transaction(s) in accordance with Section 13.6.

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8 Payments to be Free of Taxes and Withholding

All payments made by the Seller under this Agreement and the other Facility Papers shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Buyer, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Buyer as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Buyer (excluding a connection arising solely from the Buyer having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or the other Facility Papers) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Buyer hereunder or under other Facility Papers, the amounts so payable to the Buyer shall be increased to the extent necessary to yield to the Buyer (after payment of all Taxes) interest (or its equivalent) or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Facility Papers. Whenever any Taxes are payable by the Seller, as promptly as possible thereafter the Seller shall send to the Buyer a certified copy of an original official receipt received by the Seller showing payment thereof. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Buyer the required receipts or other required documentary evidence, the Seller shall indemnify the Buyer for any incremental taxes, interest or penalties that may become payable by the Buyer as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the amounts payable hereunder and under the other Facility Papers.

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9 Income Payments

Notwithstanding that the parties hereto intend that the Transactions be sales to the Buyer of the Purchased Loans, unless (i) otherwise mutually agreed by the Buyer and the Seller (in which event Income related to a Purchased Loan shall be paid in accordance with their agreement), or (ii) an Event of Default or Potential Default shall have occurred and be continuing (in which event, all Income related to a Purchased Loan shall be paid to the Buyer to be applied towards payment of the Obligations), the Buyer agrees that the Seller or its designee shall be entitled to receive and retain all Income related to a Purchased Loan to the full extent the Seller (or its designee) would have been so entitled if the Purchased Loans had not been sold to the Buyer. Notwithstanding the foregoing: (x) any Income received by the Seller (or its designee) from a Purchased Loan while the related Transaction is outstanding shall be deemed to be held by the Seller (or its designee) solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Loans; and (y) if required by the Buyer in its sole and absolute discretion, the Seller shall place any Income received by the Seller (or its designee) from a Purchased Loan while the related Transaction is outstanding in a separate segregated account of the Seller wherein no other funds of the Seller are held.

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10 Fees

10.1 Repurchase Facility Fees and Other Fees.

(i) The Seller agrees to pay to the Buyer a collateral processing fee (the “Collateral Processing Fee”) in the amount set forth in Appendix 2, Item 2.10.1.1 for each Mortgage Loan submitted to the Buyer in connection with a Purchase Request or otherwise submitted to the Buyer. Unless otherwise directed by the Buyer, the Collateral Processing Fee shall be payable monthly in arrears, on or before the fifteenth (15th) day of each calendar month, based upon the prior month’s activity.

(ii) The Seller agrees to pay to the Buyer an endorsement fee (the “Endorsement Fee”) in the amount set forth in Appendix 2, Item 2.10.1.2 for each Mortgage Loan that the Buyer endorses on behalf of the Seller because such Mortgage Loan is missing the Seller’s endorsement when it is submitted to the Buyer. Unless otherwise directed by the Buyer, the Endorsement Fee shall be payable monthly in arrears, on or before the fifteenth (15th) day of each calendar month, based upon the prior month’s activity.

(iii) If, at any time, the average daily amount outstanding under the Repurchase Facility for any fiscal quarter of the Seller then ended is less than the percentage set forth in Appendix 2, Item 2.10.1.3 of the average daily availability under the Repurchase Facility for such fiscal quarter, the Seller shall pay to the Buyer, if charged by the Buyer in its discretion, a non-usage fee (the “Non-Usage Fee”) at a rate per annum equal to the percentage set forth in Appendix 2, Item 2.10.1.4 on the difference between (i) the percentage set forth in Appendix 2, Item 2.10.1.3 of the average daily availability under the Repurchase Facility for such fiscal quarter and (ii) the average daily amount outstanding under the Repurchase Facility for such fiscal quarter. If applicable at any time or from time to time, unless otherwise directed by the Buyer, such Non-Usage Fee shall be payable quarterly in arrears on or before the fifteenth (15th) day of each calendar quarter, based upon the prior fiscal quarter’s activity.

(iv) The Seller agrees to pay to the Buyer, if charged by the Buyer in its sole discretion, a reinstatement fee (the “Reinstatement Fee”) in the amount set forth in Appendix 2, Item 2.10.1.5 for each Purchased Loan that has been shipped to an Approved Investor for purchase and been returned unpurchased. Unless otherwise directed by the Buyer, the Reinstatement Fee, if any, shall be payable monthly in arrears, on or before the fifteenth (15th) day of each calendar month, based upon the prior month’s activity.

(v) The Seller agrees to pay to the Buyer, if charged by the Buyer in its sole discretion, a wire transfer fee (the “Wire Transfer Fee”) in the amount set forth in Appendix 2, Item 2.10.1.6 for each outgoing wire transfer made by the Buyer on behalf of the Seller. Unless otherwise directed by the Buyer, the Wire Transfer Fee, if any, shall be payable monthly in arrears, on or before the fifteenth (15th) day of each calendar month, based upon the prior month’s activity.

(vi) The Seller agrees to pay to the Buyer each month an account maintenance fee (the “Account Maintenance Fee”) in the amount set forth in Appendix 2, Item 2.10.1.7. Unless otherwise directed by the Buyer, the Account Maintenance Fee shall be payable monthly in arrears, on or before the fifteenth (15th) day of each calendar month. The Account Maintenance Fee shall be payable in addition to any other fees related to deposit accounts charged by the Buyer to the Seller under other agreements between the Buyer and the Seller, including, without limitation, agreements regarding the opening or maintenance of deposit accounts maintained by the Seller with the Buyer.

(vii) In addition to the foregoing fees set forth in this Section 10.1, the Seller agrees to pay to the Buyer, the additional fees, if any, described in Appendix 2, Item 2.10.1.8, promptly following receipt by the Seller of a statement from the Buyer therefor.

(viii) In addition to the foregoing fees, the Seller shall pay or reimburse the Buyer for any transaction fees payable to MERS in connection with the registration of mortgage assignments to the Buyer for the benefit of the Buyer if the Seller uses MERS and, further, shall pay all pass-through costs in connection with the purchase of Mortgage Loans under any Sublimit under the Repurchase Facility for Aged Mortgage Loans (recording costs, etc.).

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(ix) The fees set forth in this Section 10.1, once paid, shall not be refundable under any circumstances.

(x) A statement for each Fee described in this Section 10.1 may be included with or be a part of a monthly billing statement delivered by the Buyer to the Seller. Failure of the Buyer to deliver such statement to the Seller shall not affect the Seller’s obligation to pay any such Fee.

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11 Security Interest

Although the parties intend that, subject to and not inconsistent with Article 35, all Transactions be sales and purchases and not loans (other than for accounting and tax purposes), if any one or more Transactions are recharacterized as loans by a court of competent jurisdiction, the Seller shall be conclusively deemed, as security for the payment and performance by the Seller of its obligations under each such recharacterized Transaction, to have pledged and granted to the Buyer a security interest in and a Lien on, all of the Purchased Loans with respect to all such recharacterized Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such recharacterized Transactions, including the Purchased Loans Support and all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 2.2 for each such Purchased Loan, and for that purpose the Seller hereby grants the Buyer a security interest in and a Lien on the property described on the copy of Exhibit A to the UCC financing statement or UCC-3 Amendment, as applicable, to be filed by the Buyer that is attached as Schedule 11, and this Agreement shall constitute a security agreement. In the event of recharacterization of the purchases made hereunder as a financing, the Buyer shall have all the rights and remedies of a secured party under the UCC and any other applicable Law, in addition to all rights provided for in this Agreement and the other Facility Papers. The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in all of the Purchased Loans with respect to all such recharacterized Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such recharacterized Transactions as a perfected first priority Lien at all times. The Seller hereby authorizes the Buyer to file any financing or continuation statements, and any amendments thereto or terminations thereof, as the Buyer shall deem necessary or appropriate, under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices, and agrees to make or cause to be made by any Person such book entries and control agreements with respect to the Purchased Loans as the Buyer may reasonably require or request from time to time to perfect or continue perfection of the security interests granted or required to be granted to the Buyer pursuant to this Agreement. The Seller shall also execute and deliver to the Buyer such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as shall be reasonably required by the Buyer from time to time, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Buyer under this Agreement and the other Facility Papers. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements, and any amendments thereto or terminations thereof, under the UCC and recording assignments of Mortgages as and when required by the Buyer, in its reasonable discretion.

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12 Confidentiality

The parties hereby acknowledge and agree that all written or computer readable information provided by one party to any other regarding the terms set forth in any of the Facility Papers or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person (other than Affiliates and Subsidiaries thereof) without the prior written consent of such other party except to the extent that (i) such Person is a party to this Agreement, or an Affiliate, division, or parent holding company of a party, or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a party or such Affiliate, division or parent holding company, (ii) in such party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, regulations or orders (including, without limitation, a subpoena), (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or become available to the applicable party on a non-confidential basis from a source not known by such party to be bound by a confidentiality obligation with respect to such Confidential Terms, or become known by the applicable party prior to their disclosure to such party by another party to this Agreement, or were independently generated by the applicable party (or any of its officers, directors, employees, agents or representatives) without reliance on the Confidential Terms, (iv) in the event of an Event of Default, the Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Loans or otherwise to enforce or exercise the Buyer’s rights hereunder, (v) to the extent the Buyer deems necessary or appropriate, in connection with an assignment or participation under Article 23 or in connection with any hedging transaction related to Purchased Loans, or (vi) to the extent the Buyer deems necessary or appropriate, in connection with carrying out the Buyer’s express obligations under this Agreement and the other Facility Papers (including providing to Approved Investors documentation and information related to the Purchased Loans, and the Seller hereby agrees that the Buyer shall in no way be liable for disclosures made, or any other use, by any Approved Investor of any Confidential Terms). Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Paper, the parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that the Seller may not disclose (except as provided in clauses (i) through (vi) of this Article 12) the name of or identifying information with respect to the Buyer or any pricing terms (including the Pricing Rate, Fees as described in Section 10 and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer. The provisions set forth in this Article 12 shall survive the termination of this Agreement for a period of one (1) year following such termination.

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13 Payment and Transfer

13.1 Immediately Available Funds; Notice to the Buyer. Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds.

13.2 Payments to the Buyer. Except as otherwise specifically provided in this Agreement, all payments required of the Seller by this Agreement or the other Facility Papers to be made to the Buyer shall be paid (i) to the Buyer for deposit in the Investor Funding Account, (ii) by not later than 12:00 p.m. on the day when due, it being expressly agreed and understood that if a payment is received after 12:00 p.m. by the Buyer, such payment will be deemed to have been made on the next succeeding Banking Day, and any Price Differential accruing with respect thereto thereon shall be payable at the then applicable Pricing Rate during such extension; provided, however, that the Buyer, in its sole and absolute discretion, may treat any payments received via wire transfer before 5:00 p.m. as having been received by the Buyer on the same Banking Day as receipt of such funds if (A) the Seller has sufficiently identified to the Buyer the Transaction and related Purchased Loans to which such payment relates (by the last name(s) of each Customer and loan number(s)) prior to 12:00 p.m. noon on the next Banking Day after receipt of such funds, and (B) the transfer is actually confirmed by the Buyer as being credited to the Buyer’s account with the Federal Reserve Bank on the Banking Day of the receipt of such funds, and (iii) without setoff, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the principal office of the Buyer set forth in Appendix 1, Item 24.2, or by fed funds wire transfer to:

Branch Banking and Trust Company

The address set forth in Appendix 1, Item 24.2

ABA No.: 053101121

For Credit to: The Seller whose name is set forth on Appendix 1, Item 4.4.1

Investor Funding Account No.: Such account number as set forth on Appendix 1, Item 2.2.9 or at such other place or account as the Buyer shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Facility Papers shall be stated to be due on a day that is not a Banking Day, the due date for that payment shall be automatically extended to the next day that is a Banking Day, and (if applicable) Price Differential at the applicable Rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension.

Notwithstanding the foregoing, in the event that the Seller and the Buyer are parties to a cash sweep agreement relating to the Repurchase Facility, such cash sweep agreement may, among other things, provide for cash sweep cut-off times which are different than the cut-off times set forth above, and alter the payment dating arrangements described above. To the extent of any conflict between the terms of this Agreement and the terms of any such cash sweep agreement, such cash sweep agreement shall control.

13.3 If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Facility Papers, the Seller authorizes the Buyer then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Buyer; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Buyer agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section 13.3, but its failure to do so will not affect the validity or collectability of such charge. This Section 13.3 shall not limit any of the Buyer’s other rights and remedies set forth in this Agreement.

13.4 Mandatory Payment of Repurchase Prices. The Seller shall pay to the Buyer as and when due all mandatory payments required under this Agreement, including, but not limited to, those under Sections 4.3 and 7.1 and Articles 6, 9 and 10.

13.5 Optional Prepayment of Repurchase Prices. The Seller shall have the right at any time and from time to time to prepay outstanding Transactions of any Type, in whole, but not in part, without premium or penalty and without prior written notice to the Buyer, and such prepayment shall reduce the Repurchase Prices related to such Transactions; provided, however, each partial prepayment shall be in an amount sufficient to pay the

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Repurchase Price for the particular Purchased Loan related to such Transaction and the Seller shall, at the time of making such prepayment, designate the Transaction being prepaid. If the Seller fails to make such a designation, any funds received as a prepayment pursuant to this Section 13.5 shall be applied to the Obligations in such order as the Buyer, in its sole good faith discretion, may determine.

13.6 Distribution of Payments.

(i) Prior to the occurrence of an Event of Default and acceleration of all Obligations or termination of the Commitment, all amounts received on any day by the Buyer in respect of Repurchase Prices (other than the Price Differential) for related Transactions shall be applied by the Buyer as follows: first, to pay the Transactions outstanding and due and payable on such day pursuant to Section 13.4 and any other Sections hereunder; second, to prepay the Transactions outstanding and due and payable on such day pursuant to Section 13.5; and third, the balance, if any (provided, that no Potential Default or Event of Default has occurred and is continuing), to the Seller by transfer to the Operating Account. If any Potential Default or Event of Default has occurred and is continuing, but the Obligations have not yet been accelerated pursuant to Section 19.2, all amounts remaining after making the applications required by clauses first and second above shall be applied to the payment of outstanding Transactions and/or other outstanding Obligations, in such order as the Buyer may determine.

(ii) Following (a) the occurrence of an Event of Default and acceleration of all Obligations or (b) termination of the Commitment, all amounts received by the Buyer hereunder and under the other Facility Papers shall be disbursed by the Buyer as follows: first, to the Buyer to reimburse the Buyer for all fees, costs and expenses set forth in Section 21.1 reasonably incurred by the Buyer in connection with an Event of Default or otherwise payable to the Buyer under the Facility Papers; second, to the Buyer to pay the Price Differential on all Transactions and Fees due the Buyer; third, to the Buyer to pay the Purchase Prices on all outstanding Transactions in such order and amounts as the Buyer, in its sole discretion, may determine; fourth, to the Buyer to pay all remaining unpaid Obligations; and fifth, any remaining amounts, to the Seller by transfer to the Operating Account, or to such other account as the Seller may direct in writing for such purpose.

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14 Segregation of Documents Relating to Purchased Loans

All documents relating to Purchased Loans in the possession of the Seller or its designee (including any Servicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyer (which shall be referenced in the relevant books and records as “Branch Banking and Trust Company, as Buyer”) and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary or a clearing corporation. All of the Seller’s right, title and interest in the Purchased Loans shall vest in and pass to the Buyer on the Purchase Date and nothing in this Agreement shall preclude the Buyer from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Loans, but no such transaction shall relieve the Buyer of its obligations to transfer Purchased Loans to the Seller pursuant to Articles 4 or 19. The Buyer, at its sole discretion, reserves the right to request any or all documents with respect to any Purchased Loan be delivered to the Buyer within one (1) Banking Day following the Buyer’s request.

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15 Conditions Precedent

15.1 Initial Purchase. The obligation of the Buyer to make purchases under this Agreement is subject to the Seller’s fulfillment of the following conditions precedent:

(i) the Buyer shall have received (or be satisfied that it will receive by such deadline as the Buyer shall specify) the following, all of which are satisfactory in form and content to the Buyer:

(a) this Agreement duly executed by the Seller;

(b) if applicable, the Electronic Tracking Agreement duly executed by the Seller, MERS, the Electronic Agent and the Buyer;

(c) if applicable, the Master Custodial Agreement duly executed by the Seller and all other parties thereto, together with evidence satisfactory to the Buyer that the Custodial Account has been opened;

(d) the UCC financing statements or UCC-3 Amendment, as applicable, for the Purchased Loans duly authorized by the Seller;

(e) a current UCC, judgment and tax lien search report from the applicable state and county offices where the Seller is located;

(f) copies of the Seller’s (i) formation documents certified by the Secretary of State of the state of its formation and (ii) operating documents and all amendments certified by its secretary or assistant secretary, manager or member, as the case may be, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Buyer to verify the identity of the Seller as required by Section 326 of the USA Patriot Act in accordance with the requirements summarized in the notice given in Section 37;

(g) a certificate of existence and good standing for the Seller issued by the Secretary of State of the state in which such Person is formed and, if required by the Buyer, a certificate of existence or foreign authority and good standing for the Seller issued by the Secretary of State of each jurisdiction in which the Seller conducts business and is required to qualify to do business;

(h) original resolutions of the Seller’s board of directors, governing body, manager or member, as the case may be, certified as of the initial Purchase Date hereunder by the Seller’s secretary or assistant secretary, manager or member, as applicable, authorizing the execution, delivery and performance by the Seller of this Agreement and all other Facility Papers to be delivered by the Seller pursuant to this Agreement;

(i) a certificate of the Seller’s secretary or assistant secretary, manager or member, as the case may be, as to (i) the incumbency of the Authorized Seller Representatives of the Seller executing this Agreement and all other Facility Papers executed or to be executed by or on behalf of the Seller and (ii) the authenticity of their signatures — and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it — (the Buyer shall be entitled to rely on that certificate until the Seller has furnished a new certificate to the Buyer), and certifying that attached to such certificate are true and correct copies of all amendments to the Seller’s formation and operating documents since its inception;

(j) an Officer’s Certificate for the Seller dated the date of this Agreement and certifying truthfully that, (i) the Seller is in compliance with all the terms and provisions set forth in the Agreement on its part to be observed and performed and no Potential Default or Event of Default has occurred, is continuing and, after giving effect to the transactions contemplated under the Repurchase Facility pursuant to the Agreement on the date hereof, shall occur as a result of entering into such transactions, (ii) all of the representations and warranties made by the Seller in the Facility Papers are true and correct as of the date of this Agreement, and (iii) there has been no Material Adverse Effect since the date of the financial statements referred in Section 16.1(iv)(a);

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(k) copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is acceptable to the Buyer and otherwise customary for members of the Seller’s industry;

(l) a favorable written opinion of counsel to the Seller (and the Guarantor(s), if applicable) dated as of the date of this Agreement, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer and its legal counsel, stating that the Buyer, its successors and assigns can rely on it;

(m) evidence reasonably satisfactory to the Buyer (i) as to the due filing and recording in all appropriate offices of all UCC financing statements or UCC-3 Amendment, as applicable, (ii) if there are any Purchased Loans that require the Buyer’s interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC or any other applicable Law, that such instruments as are necessary to give the Buyer “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;

(n) evidence satisfactory to the Buyer that the Investor Funding Account, the Loan Funding Account, the Administrative Account, the Operating Account, the Custodial Account, and the Cash Collateral Account, as applicable, remain open or have been opened;

(o) the most currently available month-end financial statements for the Seller, all in reasonable detail and certified by Seller’s chief financial officer that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s financial condition as of the date thereof and the results of its operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes to the financial statements;

(p) the Guaranty, if any, duly executed by the Guarantors;

(q) if required by the Buyer, satisfactory results from a Buyer-conducted internal client review of the Seller; and

(r) such other documents or opinions as the Buyer or its counsel may request.

15.2 Each Purchase. The obligations of the Buyer to enter into Transactions under this Agreement are also subject to the satisfaction, in the sole discretion of the Buyer, as of each Purchase Date, of each of the following additional conditions precedent:

(i) The Seller shall have delivered to the Buyer a Purchase Request for the Purchased Loans to be purchased in the manner described in Article 4.

(ii) If not previously delivered pursuant to Section 15.1(i), and certain Purchased Loans are registered with MERS, the Electronic Tracking Agreement duly executed by the Seller, MERS, the Electronic Agent and the Buyer.

(iii) With regard to any Transaction, unless otherwise permitted by the Buyer, prior to entering into any Transaction to fund the purchase of Eligible Loans which are to be sold directly to Fannie Mae, Freddie Mac or Ginnie Mae, the Buyer shall have received a fully executed tri-party agreement (or agreements) by and among the Seller, the Buyer and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable (including without limitation, in the case of Fannie Mae, the Fannie Mae approved form of the triparty wiring instruction agreement), pursuant to which Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, agrees to send all cash proceeds of Eligible Loans sold by the Seller to Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, directly to the Investor Funding Account.

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(iv) If applicable and not previously delivered pursuant to Section 15.1(i), with regard to any Transaction, unless otherwise permitted by the Buyer, prior to entering into any Transaction to fund the purchase of Eligible Loans which are to be pooled for the issuance and sale of an Agency MBS (as opposed to a whole loan sale) to an Approved Investor, the Master Custodial Agreement duly executed by the Seller and all other parties thereto, together with evidence satisfactory to the Buyer that the Custodial Account has been opened.

(v) The representations and warranties contained in this Agreement and the other Facility Papers shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date, and by submitting to the Buyer a Purchase Request, the Seller (and if applicable, each Guarantor) shall be deemed to have restated such representations and warranties as of the date of submission of such Purchase Request.

(vi) The Seller shall have performed all agreements to be performed by it under this Agreement and all other Facility Papers, as well as under all Investor Commitments that the Seller has represented to the Buyer cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Potential Default or Event of Default will exist that the Buyer has not declared in writing to have been waived or cured, and no default or event of default will exist under any such Investor Commitments.

(vii) The Seller shall not have incurred any liabilities in violation of this Agreement, including, without limitation, Sections 18.2 hereof. Further, the Seller shall not have incurred any liabilities that, individually or in the aggregate, have or could reasonably be expected to have, a Material Adverse Effect.

(viii) Since the date of the last fiscal year end or interim financial statements delivered by the Seller to the Buyer, no Material Adverse Effect shall have occurred in the Seller’s business, financial condition or results of operations, as determined by the Buyer, in its sole good faith discretion.

(ix) The Seller shall have paid the Fees then due and payable in accordance with Article 10.

(x) No Potential Default or Event of Default shall have occurred that the Buyer has not declared in writing to have been waived or cured, and by submitting to the Buyer a Purchase Request, the Seller shall be deemed to have represented as to the absence of any Potential Default or Event of Default as of the date of submission of such Purchase Request.

(xi) The requested Transaction will not result in the violation of any applicable Law.

(xii) After giving effect to the funding of the requested Transaction, the Aggregate Outstanding Purchase Prices would not exceed any of the limitations set forth this Agreement.

(xiii) The Buyer shall have received such other documents, if any, as the Buyer or its counsel may request.

15.3 General. Each condition in this Agreement including, without limitation, those set forth in Sections 15.1 and 15.2, is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each such condition. The Buyer, in its sole discretion, may enter into Transactions without all conditions being satisfied. However, the Buyer’s funding of such Transaction shall not constitute a waiver of the requirement that each condition be satisfied as a prerequisite for any subsequent Transaction, unless the Buyer specifically waives a condition in writing.

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16 Representations and Warranties

16.1 General Representations and Warranties. As an inducement to the Buyer to enter into this Agreement and to purchase Eligible Loans as provided herein, the Seller represents and warrants to the Buyer that:

(i) Existence; Compliance with Law and Contractual Obligations. The Seller (a) is duly organized and validly existing and is in good standing under the laws of the state of its organization and in each jurisdiction where its ownership of property or conduct of business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; (b) has the power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do; and (c) is not in violation of any requirement of law or any Contractual Obligation if such violation could have a Material Adverse Effect.

(ii) Power; Authorization; Enforceable Obligations. The Seller has the power and authority to execute, deliver and perform the Facility Papers to which it is a party and to sell Eligible Loans and use the proceeds thereof and has taken all necessary corporate or other entity action to authorize the execution, delivery and performance of the Facility Papers, the selling of Eligible Loans and the use of the proceeds thereof. The Facility Papers have been duly executed and delivered on behalf of the Seller and constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general principles of equity.

(iii) No Legal or Contractual Bar. The execution, delivery and performance of the Facility Papers, the selling of Eligible Loans hereunder and the use of the proceeds thereof do not and will not (a) violate any requirement of law or any Contractual Obligation of the Seller, (b) except as contemplated by this Agreement, require any license, consent, authorization, approval or any other action by, or any notice to or filing or registration with, any Governmental Authority or any other Person or (c) result in the creation or imposition of any Lien on any asset of the Seller except as contemplated by the Facility Papers.

(iv) Financial Information.

(a) The audited consolidated and consolidating balance sheet of the Seller as at the date set forth in Appendix 2, Item 2.16.1.1 and the related audited consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal year then ended, including in each case the related schedules and notes, and the unaudited, management-prepared balance sheet of the Seller as at the date set forth in Appendix 2, Item 2.16.1.2 and the related statements of income, retained earnings and cash flows for the period then ended, true copies of which have been previously delivered to the Buyer, are complete and correct and fairly present the financial condition of the Seller as at the date thereof and the results of operations and cash flows for each such period, in accordance with GAAP applied on a consistent basis.

(b) The Seller has no material liability of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and no condition, situation or set of circumstances exists that could be reasonably expected to result in such a liability, in each case that is not reflected in the most recent balance sheet referred to in Section 16.1(iv)(a) or will not be reflected in the most recent balance sheet delivered to the Buyer pursuant to Section 17.1(i) or, if applicable, Section 17.1(ii).

(c) Since the date of the most recent financial statements referred to in Section 16.1(iv)(a), no Material Adverse Effect has occurred in the business, financial condition or results of operations of the Seller.

(v) No Material Litigation. There is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of the Seller, threatened by or against the Seller, or against any of the Seller’s properties or revenues which, individually or in the aggregate, if adversely determined, could have a Material Adverse Effect.

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(vi) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property other than taxes and assessments that are being contested in good faith by appropriate proceedings and as to which the Seller has established adequate reserves in conformance with GAAP.

(vii) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(viii) Subsidiaries; Ownership. Except as set forth in Appendix 1, Item 16.1.1, the Seller has no Subsidiaries. The issued and outstanding capital stock, membership interests or such other form of ownership interest, as applicable, of the Seller and its Subsidiaries is owned, beneficially and of record, by the Persons listed in Appendix 1, Item 16.1.2 in the amounts and percentage interests set forth opposite such Persons’ names.

(ix) Use of Proceeds. The Purchase Price proceeds of all Transactions entered into under the various Sublimits hereunder shall be used by the Seller solely for the purpose of originating or acquiring Eligible Loans of an Approved Loan Type.

(x) ERISA. There have been no ERISA Events that are continuing and either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Seller each Pension Plan has been administered with the applicable provisions of ERISA and the Code, and there are no pending or, to the best knowledge of the Seller, threatened claims, actions or lawsuits, or action by a Governmental Authority, with respect to any Pension Plan (other than claims for benefits and funding obligations in the ordinary course and PBGC premiums due but not delinquent), except where such non-compliance, claim, lawsuit or action either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Pension Plan has arisen, which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. The Seller and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules with respect to each Pension Plan except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Neither the Seller nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(xi) Agency Approvals; Compliance with Agency Guides. The Seller is an approved seller(issuer)/servicer and an approved lender of the Agency(ies) set forth in Appendix 1, Item 16.1.3, in each case, in good standing. Further, the Seller is in compliance with the terms and requirements of each Agency Guide applicable to it.

(xii) Principal Place of Business. The Seller’s principal place of business and chief executive office and the place where its records concerning the Purchased Loans are kept and the Seller’s organizational number are set forth in Appendix 1, Item 16.1.4.

(xiii) Seller’s Legal and Trade Names. Except as set forth in Appendix 1, Item 16.1.5, the Seller has not changed the name of the Seller indicated on the public record of the Seller’s jurisdiction of organization or used or transacted business under any fictitious or trade name in the five-year period preceding the effective date set forth in Appendix 1.

(xiv) Anti-Terrorism Laws.

(a) Neither the Seller nor any Affiliate of the Seller is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

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(b) Neither the Seller nor any Affiliate of the Seller, or their respective agents acting or benefiting in any capacity in connection with the Repurchase Facility or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(6) a Person or entity who is affiliated with a Person or entity listed above.

Neither the Seller nor, to the knowledge of the Seller, any of its agents acting in any capacity in connection with the Repurchase Facility or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(xv) No Agreements for Redemption. The Seller is not subject to any agreement (including, without limitation, a stockholders’ agreement, members’ agreement or similar agreement) that would obligate the Seller to purchase or redeem any of its capital stock, membership interests or other ownership interests, as applicable, under any circumstances. Further, no capital stock, membership interest or other ownership interest, as applicable, of the Seller is otherwise redeemable at the option of the holder thereof, upon any specified event, or upon any date certain.

16.2 Special Representations and Warranties Relating to the Purchased Loans. As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties to the Buyer:

(i) Each Purchased Loan is an Eligible Loan and all statements set forth in Schedule EL with respect thereto are true and correct.

(ii) Each Purchased Loan will on the Purchase Date therefor meet the requirements for an Approved Loan Type of Eligible Loan.

(iii) The Seller has delivered (or caused to be delivered) to the Buyer a Purchase Request covering each Purchased Loan to be purchased. The information with respect to each Purchased Loan set forth in the related Purchase Request and the Loan Schedule a part thereof was, is and/or shall be (as applicable) true, correct and complete in all material respects as of the date of such Purchase Request and Loan Schedule and as of the Purchase Date.

(iv) All Required Documents for each Purchased Loan (except Wet Mortgage Loans) will be transmitted as of the applicable Purchase Date to the Buyer with the Purchase Request with which it is submitted for purchase.

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(v) The Seller is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), free and clear of all Liens other than Permitted Encumbrances, of all Eligible Loans to be sold to the Buyer by the Seller pursuant to this Agreement.

(vi) Immediately prior to the sale of each Purchased Loan to the Buyer, the Seller had good and marketable title to such Purchased Loan and the full right, power and authority to sell each Purchased Loan to the Buyer; immediately upon the funding of the Transaction with respect thereto on the related Purchase Date, the Seller has sold all of the Seller’s right, title and interest in each Purchased Loan to the Buyer and the Buyer is the owner thereof; and each Purchased Loan sold and to be sold to the Buyer by the Seller under this Agreement or pursuant to it may be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of any Purchased Loan, subject to the obligation to reconvey such Purchased Loan pursuant to Articles 4, 14, and 19.

(vii) Each of the Purchased Loans sold to the Buyer by the Seller (and its Loan Papers and, if applicable, each Agency MBS): (i) complies in all material respects with all of the requirements of this Agreement, all Requirements of Law relating to each Purchased Loan and Agency MBS and with the terms and requirements of each Agency Guide applicable thereto, including, without limitation, the origination, issuance and administration thereof, and will continue to comply therewith at all times the relevant Transaction is Open, and (ii) is genuine in all respects, as appearing on its face or as represented in the books and records of the Seller, and is what it purports to be.

(viii) At all times such Purchased Loan will be free and clear of all liens, encumbrances, charges, rights and interests of any kind (other than Investor Commitments), except the Buyer’s first priority perfected ownership interests and Liens in favor of the Buyer hereunder.

(ix) The Seller has complied and will continue to comply in all material respects with all of the requirements in this Agreement, all Requirements of Law relating to each Purchased Loan, and if applicable, each Agency MBS, and with all terms and requirements of all Agency Guides relating to each Purchased Loan, and if applicable, each Agency MBS.

(x) The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.

(xi) The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in the Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to adversely affect the Buyer.

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17 Affirmative Covenants

The Seller agrees that, for so long as either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Obligations remain to be paid or performed under this Agreement or any of the other Facility Papers:

17.1 Reports to the Buyer. The Seller shall furnish or cause to be furnished to the Buyer directly:

(i) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, an audited consolidated and consolidating balance sheet of the Seller as at the end of such year and the related audited consolidated and consolidating statement of income, and audited consolidated statements of retained earnings and cash flows of the Seller for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of the Seller’s independent public accountants, which accountants shall be acceptable to the Buyer. Such accountants’ report shall be unqualified as to scope of audit (which audit shall occur no less than annually) and shall not be qualified as to going concern, and shall state that such financial statements present fairly the financial condition as at the end of such fiscal year, and the results of operations and cash flows for such fiscal year, of the Seller in accordance with GAAP consistently applied.

(ii) Monthly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar month, a balance sheet of the Seller as at the end of such calendar month and the related statements of income and retained earnings of the Seller for such calendar month and the portion of the fiscal year ended at the end of such calendar month, all in reasonable detail and certified by the chief financial officer (or equivalent) of the Seller that they are complete and correct and that they present fairly the financial condition as at the end of such month, and the results of operations and cash flows for such month and such portion of the fiscal year, of the Seller in accordance with GAAP consistently applied (subject to normal year-end adjustments). If requested by the Buyer, the Seller shall include in such financial statements information on monthly production volume in dollars and units and on the Seller’s servicing portfolio (if applicable), and further, shall detail any additional Liabilities incurred by the Seller during the reporting period.

(iii) Compliance Certificate. Together with the financial statements required pursuant to subsections (i) and (ii) of this Section 17.1, a certificate (in substantially the form of Exhibit A) of the chief financial officer of the Seller (A) to the effect that, based upon a review of the activities of the Seller and such financial statements during the period covered thereby, no Potential Default or Event of Default exists, or if a Potential Default or an Event of Default exists, specifying the nature thereof and the Seller’s proposed response thereto, and (B) demonstrating in reasonable detail whether there has been compliance as at the end of such fiscal year or such month with the applicable financial covenants set forth in Section 18.19.

(iv) Notice of Default. Promptly after the occurrence of a Potential Default or an Event of Default, a certificate of the chief financial officer (or equivalent) of the Seller specifying the nature thereof and the Seller’s proposed response thereto.

(v) Loss Qualification. Promptly after the occurrence thereof, notice of any Purchased Loan that ceases to be an Eligible Loan.

(vi) Secondary Market Position Reports. If any Mortgage Loan is not sold to an Approved Investor on a “best efforts” basis, on Monday of each week, and on such other days as the Buyer may reasonably request, a secondary market position report prepared by the Seller, in the form of and containing the information required by the Buyer, including without limitation, detailed loan/investor information, together with weighted average commitment value, dated as of the Friday preceding such Monday or as of such other day.

(vii) Delinquency Reports. Prompt notice if any of the Purchased Loans become In Default.

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(viii) Litigation. Promptly after the occurrence thereof and in any event within five (5) days after the Seller knows or has reason to know of the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Seller or any material property of the Seller, in each case if such action, suit, proceeding, investigation or arbitration, individually or together with one or more other actions, suits, proceedings, investigations or arbitrations, could result in liabilities to the Seller in excess of the Material Amount.

(ix) Material Adverse Conditions. Prompt notice of any condition, development or event that has or results in, or could reasonably be expected to have or result in, a Material Adverse Effect.

(x) Change of Control. Promptly after obtaining knowledge of any actual or proposed Change of Control, notice thereof, together with a description of the nature and the date or proposed date thereof.

(xi) Mergers and Acquisitions. Promptly, upon entering into any agreement to purchase or acquire, or permitting any of its Subsidiaries to enter into any agreement to purchase or acquire, any or all of the assets or business of any Person (whether such purchase or acquisition shall be by means of merger, stock purchase, asset purchase or otherwise), notice thereof, together with a copy of the agreement.

(xii) Other Liabilities. Promptly, upon creating, incurring, assuming, suffering to exist or otherwise becoming liable in respect of, or permitting any of its Subsidiaries to create, incur, assume, suffer to exist or otherwise become liable in respect of, any Liabilities (including all new warehouse facilities) in an aggregate principal amount exceeding the amount as set forth in Appendix 2, Item 2.17.1.1 annually (other than under the existing Other Approved Facilities, if any, and current trade payables, tax liabilities and expense accruals, in each case incurred or recorded in the ordinary course of the Seller’s business), notice thereof. At the Buyer’s request, the Seller also shall deliver to the Buyer copies of the evidence of such indebtedness and other material documentation related thereto.

(xiii) Formation of Subsidiaries. Promptly upon forming any Subsidiary, notice thereof, together with written disclosure of whether such Subsidiary is a Wholly-Owned Subsidiary and copies of such Subsidiary’s organizational documents.

(xiv) Personal Financial Statements. As soon as available and in any event within thirty (30) days of the annual anniversary date of each Guarantor’s original personal financial statement delivered to the Buyer, if such requirement is identified in Appendix 1, Item 17.1.1 as applicable, the Seller shall cause each Guarantor to deliver to the Buyer an updated personal financial statement of such Guarantor as of such annual anniversary date prepared on a Buyer-approved financial statement form for individuals with spouse joinder or waiver, where applicable, and certified by such Guarantor as complete and correct.

(xv) Tax Returns. As soon as available and in any event within forty-five (45) days of filing same, if such requirement is identified in Appendix 1, Item 17.1.2 as applicable, the Seller shall cause each Guarantor to deliver to the Buyer copies of the completed federal income tax returns, including all schedules, of such Guarantor and, if requested by the Buyer from time to time, of the Seller.

(xvi) Other Information. Promptly, such additional financial and other information, including financial statements of the Seller, each Guarantor or any Approved Investor (other than an Agency), and such information regarding the Purchased Loans as the Buyer may from time to time reasonably request, including such information as is necessary for the Buyer to grant participations in its interests in Transactions hereunder.

(xvii) Servicing Valuations and Reports.

(a) If identified in Appendix 1, Item 17.1.3 as applicable, as soon as available, and in any event no later than within the period set forth in Appendix 1, Item 17.1.4, a report of the value of the Seller’s servicing portfolio, as determined by an independent third party, and delinquencies of such portfolio.

(b) If identified in Appendix 1, Item 17.1.3 as applicable, as soon as available and in any event no later than within the period set forth in Appendix 1, Item 17.1.4, an internally-prepared valuation of the Seller’s servicing portfolio, together with information on such portfolio’s defaults, run-offs, and similar characteristics, and such other information as may be reasonably requested by the Buyer regarding such portfolio.

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(xviii) Changes in Accounting; Fiscal Year. Promptly after making any significant changes in accounting treatment or reporting practices, or promptly after changing its fiscal year to end on a day other than the date set forth in Appendix 1, Item 17.1.5, notice of such events. If the Seller changes its fiscal year, the Seller also shall provide to the Buyer such financial and other information as the Buyer shall reasonably request in connection with such change (including, without limitation, an interim audited financial statement), it being acknowledged by the Seller that the Buyer desires to have an audited financial statement of the Seller covering each 12-month period that the Repurchase Facility is in place.

17.2 Maintenance of Existence and Properties; Compliance with Laws; Maintenance of Agency Status. The Seller shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence and all rights, privileges, licenses, approvals, franchises, properties and assets material to the normal conduct of its business; comply, and cause each of its Subsidiaries to comply, in all material respects with all Contractual Obligations and Requirements of Law, except when the failure to so comply would not have a Material Adverse Effect; maintain at all times its status as an approved seller(issuer)/servicer or an approved lender, as the case may be, of each Agency set forth in Appendix 1, Item 16.1.3 in good standing; and comply with the terms and requirements of each Agency Guide applicable to it.

17.3 Inspection of Property; Books and Records. The Seller shall keep, and cause each of its Subsidiaries (if any) to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Buyer (at no cost to the Seller unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours, upon reasonable advance notice and as often as may reasonably be desired by the Buyer, and to discuss the business, operations, properties and financial and other condition of the Seller and its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants. From time to time, the Buyer will be allowed to conduct financial, compliance and operational audits at the Seller’s office during normal business hours, as well as the Buyer’s periodic audit of the Seller’s operations and the Purchased Loans (including, without limitation, periodic third party audits requested by the Buyer and/or satisfactory internal reviews of the Seller conducted by the Buyer), and the Seller shall pay the reasonable fees and costs associated with all such audits.

Without limiting the foregoing, the Seller acknowledges that between 90 and 180 days after the Effective Date, the Buyer intends to cause a third party operations audit to be conducted on the Seller’s operations. The Seller understands that such audit will be conducted by a third party selected by the Buyer, and the Seller expressly consents to such audit. The results of such audit must be acceptable to the Buyer. The Seller shall pay the reasonable fees and costs associated with such audit.

17.4 Insurance. The Seller shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries (if any), against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances, including errors and omissions coverage and fidelity coverage in form and substance and in such amounts acceptable under Agency guidelines and acceptable to the Buyer and with a minimum term of one year, and furnish the Buyer on request (i) copies of all policies (each of which shall be issued by a company reasonably acceptable to the Buyer, contain a provision for thirty (30) days prior written notice to the Buyer of any cancellation, non-renewal or modification thereof, name the Buyer as an additional insured, and, unless not permitted under the applicable policy, name the Buyer as direct loss payee with right of action) at the following address:

Branch Banking and Trust Company

Mortgage Warehouse Lending Division

The address set forth in Appendix 1, Item 24.2

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together with proof of payment of the applicable premiums and (ii) full information as to all such insurance. The Seller shall at all times maintain a fidelity bond with, among other things, such endorsements as the Buyer shall request, including, without limitation, an endorsement for theft of warehouse provider’s money and collateral, covering all employees who handle money or documents in an amount and issued by a company acceptable to the Buyer, naming the Buyer as the “direct loss payee with right of action” and protecting the Buyer against loss due to double selling, assigning or transferring or other fraud involving the Purchased Loans.

17.5 Payment of Taxes and Claims. The Seller shall pay, and cause each of its Subsidiaries (if any) to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all genuine claims (including claims for labor, materials, supplies or services) that might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Seller or such Subsidiary has maintained adequate reserves in accordance with GAAP with respect thereto or has posted a bond in respect thereof satisfactory to the Buyer.

17.6 Other Accounts. The Seller shall maintain the Administrative Account, the Investor Funding Account, the Loan Funding Account, the Operating Account, and the Cash Collateral Account, as applicable, with the Buyer, which accounts shall be maintained in a manner acceptable to the Buyer. The Seller further agrees that it shall at all times maintain in the Operating Account (a) sufficient funds to pay the difference between (i) the amount of all items drawn on the Loan Funding Account, including wire transfers to originate or acquire Mortgage Loans to be sold to the Buyer, and (ii) the amount of the Purchase Price, if any, paid by the Buyer, which proceeds the Seller acknowledges that the Buyer is not obligated to pay unless and until all conditions thereto as set forth in Article 15 have been satisfied by the Seller, and (b) sufficient funds to pay, as required by Section 20.6, the difference (if negative) between (i) the sale proceeds received in the Investor Funding Account from the purchaser of any Purchased Loan or Agency MBS, as applicable, and (ii) the full amount of the Repurchase Price(s) owed to the Buyer for such Purchased Loan or for all of the Purchased Loans supporting such Agency MBS, as applicable. The Seller further acknowledges and agrees that the Buyer shall not be obligated to pay any items at any time drawn on any of the Seller’s accounts maintained with the Buyer if such payment would result in an overdraft in any such account and that the Buyer shall not incur any liability to the Seller or any other Person for refusing to make any such wire transfer or for returning unpaid any such items.

17.7 Further Documents. The Seller shall execute and deliver or cause to be executed and delivered to the Buyer from time to time such confirmatory or supplementary security agreements, financing statements, reaffirmations and consents and such other documents, instruments or agreements as the Buyer may reasonably request, that are in the Buyer’s reasonable judgment necessary or desirable to obtain for the Buyer the benefit of the Facility Papers.

17.8 Operational Procedures. The Seller shall follow and abide by, in all material respects, the operational procedures set forth in the Procedural Manual.

17.9 Closing Instructions. With respect to each closing for which the Seller requests a Transaction hereunder, the Seller shall provide closing instructions to the closing agent requiring the closing agent to return all funds to the Buyer if the closing does not take place as scheduled. The Seller shall use commercially reasonable efforts to cause each closing agent to countersign such closing instructions and return them with the closing package to the Seller.

17.10 ERISA. The Seller shall, and to the extent practicable shall cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state law; and (b) make all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Code and all contributions required of the Seller and its ERISA Affiliates to any Multiemployer Plan subject to Section 431 of the Code; except in each such instance in clause (a) or (b) where the failure to do so, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

17.11 Promptly Correct Escrow Imbalances. By no later than seven (7) Banking Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller, the Seller will fully and completely correct and eliminate such imbalance.

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17.12 MERS. The Seller will:

(i) be a “Member” (as defined in the MERS Procedures Manual) in the MERS® System;

(ii) maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;

(iii) provide the Buyer with copies of any new MERS Procedures Manual or agreement or any amendment, supplement or other modification of any MERS Procedures Manual or agreement (other than the Electronic Tracking Agreement);

(iv) not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of, the Electronic Tracking Agreement;

(v) identify to the Buyer each Purchased Loan that is registered in the MERS® System, at the earlier of the time it is so registered or the time it is purchased or deemed purchased hereunder, as so registered;

(vi) at the request of the Buyer, take such actions as may be requested by the Buyer to:

(a) transfer beneficial ownership of any Purchased Loan to the Buyer as “Interim Funder” and/or “Associated Member” (as such terms are defined in the Electronic Tracking Agreement) or as any other category, as the Buyer may deem necessary and proper, on the MERS® System; or

(b) de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS® System;

(vii) provide the Buyer with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS® System at the request of the Buyer:

(a) Co-existing Security Interest (MERS form IA);

(b) Release of Security Interest by Interim Funder (MERS form IB);

(c) Interim Funder Rejects (MERS form IC);

(d) Paid in Full Verification (MERS form DK); and

(e) such other reports as the Buyer may reasonably request to verify the status of any Purchased Loan on the MERS® System; and

(viii) notify the Buyer of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS® System or any deregistration of any Purchased Loan previously registered on the MERS® System.

17.13 Special Affirmative Covenants Concerning Purchased Loans.

(i) The Seller will defend the right, title and interest of the Buyer in and to the Purchased Loans against the claims and demands of all Persons whomsoever.

(ii) The Seller will ensure that the Mortgaged Premises securing each Purchased Loan are continuously insured against casualty loss as follows:

(a) the Seller shall cause to be maintained with respect to each Purchased Loan, one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customarily required by other creditors for residential real estate located in the same general geographic area and state that secures that Purchased Loan, issued by a company authorized to

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issue such policies in the state in which the related residential real estate is located and in an amount not less than (x) the maximum insurable value of the improvements to such residential real estate or (y) the principal balance due from the Customer(s) under the related Purchased Loan, whichever is less; provided, that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any coinsurance clause for partial losses, although such Hazard Insurance Policies may provide for customary deductible amounts. Each Hazard Insurance Policy shall contain a standard loss payee clause in favor of the Seller and its successors and assigns. If any Customer obligated on any Purchased Loan fails to pay any premiums on the Hazard Insurance Policy for the related property, the Seller shall pay such premiums out of its own funds and may separately add the amount so paid to the applicable Customer’s obligation as provided by the relevant Loan Papers, but shall not add that amount to the remaining principal balance of that Purchased Loan; and

(b) the Seller may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each Mortgaged Premises pursuant to Section 17.13(ii)(a), and shall, to the extent that the related Loan Papers do not require the Customer(s) obligated on them to maintain a Hazard Insurance Policy with respect to the related Mortgaged Premises, maintain one or more blanket insurance policies covering losses on the Seller’s interest in the Purchased Loans resulting from the absence or insufficiency of individual Hazard Insurance Policies. The Seller shall pay the premium for such policy on the basis described therein and shall pay from its own funds any deductible amount with respect to claims under such blanket insurance policy relating to the Purchased Loans. However, the Seller shall not be required to deposit any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to Section 17.13(ii)(a). If the insurer under such blanket insurance policy shall cease to be acceptable to the Buyer, the Seller shall exercise its best reasonable efforts to obtain from another insurer a replacement policy comparable to such policy.

17.14 Cash Collateral Account. The Seller shall maintain the Cash Collateral Account with the Buyer, which account(s) shall at all times be maintained in a manner acceptable to the Buyer. On or before the date set forth in Appendix 2, Item 2.17.14.1, the Seller shall deposit no less than the amount set forth in Appendix 2, Item 2.17.14.2 (the “Minimum Balance”) into the Cash Collateral Account. If at any time after such date, and for whatever reason, the funds on deposit in the Cash Collateral Account shall be less than the Minimum Balance, the Seller shall immediately deposit additional funds in the Cash Collateral Account to bring the balance thereof to an amount that is no less than the Minimum Balance.

17.15 Certificating Custodian; Custodial Account. The Seller shall provide the Buyer with at least sixty (60) days prior written notice of any proposed initial appointment of, or change in, as applicable, the Certificating Custodian, and in connection therewith, if the Buyer’s consent to such initial appointment or change, as applicable, is given, the Seller shall make any revisions to its warehousing procedures that are requested by the Buyer or that are required to satisfy the Buyer’s operations policies in place at such time, including, if requested or required by the Buyer, furnishing or causing to be furnished to the Buyer custodial and/or intercreditor agreements, in form and substance satisfactory to the Buyer, from the Seller’s proposed Certificating Custodian. Further, if applicable, the Seller shall at all times maintain the Custodial Account in a manner acceptable to the Buyer and comply with its obligations under the Master Custodial Agreement.

17.16 Intercreditor Agreements. With respect to any mortgage loan warehouse facility or other similar financing obtained by the Seller (other than the Repurchase Facility), if requested by the Buyer in its sole discretion, the Seller shall use its best efforts to cause the provider of such mortgage loan warehouse facility to enter into an Intercreditor Agreement with the Buyer, in form and substance satisfactory to the Buyer. The Seller acknowledges that, as of the effective date set forth in Appendix 2, the Intercreditor Agreement(s), if any, listed in Appendix 2, Item 2.17.16.1, are in place and are applicable to the Repurchase Facility.

17.17 Post Closing. The Seller shall deliver to the Buyer each of the items identified in Appendix 1, Item 17.17.1 within the time period specified therefor as set forth in Appendix 1, Item 17.17.1.

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18 Negative Covenants

The Seller agrees that until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Facility Papers, the Seller shall not, either directly or indirectly:

18.1 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon its properties, assets or revenues now owned or hereafter acquired, except (the Liens described in the following clauses (i) through (v), collectively, the “Permitted Liens”):

(i) Liens created or permitted by this Agreement or any of the other Facility Papers, including without limitation, Permitted Encumbrances;

(ii) Liens created under any of the Other Approved Facility Papers, if any; provided, that notwithstanding anything to the contrary contained herein, such Liens shall not encumber at any time any properties, assets or revenues of the Seller which are purchased by the Buyer under this Agreement and/or otherwise secure the Obligations pursuant to the Facility Papers and none of such Liens shall be a “blanket” lien or security interest on the Seller’s other assets;

(iii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Seller in conformity with GAAP;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessors’, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; or

(v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements not to exceed $50,000.00 in the aggregate.

18.2 Other Indebtedness. Create, incur, assume or suffer to exist or otherwise become liable in respect of any Liabilities in excess of the amount set forth in Appendix 2, Item 2.17.1.1 in the aggregate annually (other than under the Other Approved Facilities, if any, and current trade payables, tax liabilities and expense accruals, in each case incurred or recorded in the ordinary course of the Seller’s business) without the Buyer’s prior written consent. Without limiting the foregoing, any new mortgage loan warehouse facility or other similar financing entered into by the Seller shall be deemed to be an “Other Approved Facility” for purposes of this Agreement, and shall not require the Buyer’s prior written consent, so long as (A) the Seller enters into such warehouse or similar financing without breaching any of the covenants set forth in this Agreement (including, without limitation, the covenants set forth in Sections 18.1(ii) and 18.19 of this Agreement) or otherwise violating the terms of this Agreement; (B) no Potential Default or Event of Default shall exist at the time the Seller enters into such warehouse or similar financing; (C) no Potential Default or Event of Default shall be caused by the Seller entering into such warehouse or similar financing; and (D) the Seller complies with the notice requirements set forth in Section 17.1(xii) in connection with its entering into such warehouse or similar financing.

18.3 Change of Business. Engage in or permit any Subsidiary to engage in any type of business that is unrelated to the mortgage banking and lending business and the servicing of Mortgage Loans.

18.4 Change of Control. Suffer or permit any Change of Control.

18.5 Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or purchase all or substantially all of the assets of another Person, or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing, the Seller may merge with a Person if the Seller is the surviving Person, or may purchase all or substantially all of the assets of another Person.

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18.6 Investments. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (collectively, “Investments”), except:

(i) Mortgage Loans made in the ordinary course of the Seller’s business, and related mortgage-backed securities;

(ii) extensions of trade credit and accounts receivable generated in the ordinary course of business;

(iii) Investments as reflected in the most recent financial statement referenced in Section 16.1(iv)(a);

(iv) Investments in cash or Cash Equivalents;

(v) Investments in Marketable Securities that are made in the ordinary course of the Seller’s business for treasury management purposes; provided, that prior to and immediately after giving effect to any such Investment, no Potential Default or Event of Default shall have occurred and be continuing;

(vi) Hedging Arrangements entered into by the Seller to protect the Seller and the Buyer against changes in the value of its Mortgage Loans or any of its other assets;

(vii) formation of new Subsidiaries; provided, if required by the Buyer, such Subsidiaries execute a Guarantee of the Obligations in favor of the Buyer in form and substance satisfactory to the Buyer; and

(viii) loans, advances or commission draws to employees, officers, directors or managers of the Seller in the ordinary course of business for travel, relocation and related expenses.

18.7 Guarantees. Guarantee, endorse or otherwise become secondarily liable for or upon the obligations of any other Person, except by endorsement for deposit in the ordinary course of business.

18.8 Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of the Seller to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or of any Subsidiary to declare or pay dividends or distributions, as applicable, or to make loans or other advances to the Seller, directly or indirectly.

18.9 Payment of Dividends and Other Payments.

(i) Declare or pay any dividend or distribution, as applicable, on its capital stock, membership interests or such other form of ownership interest, now or hereafter outstanding (except dividends or distributions payable solely in shares of the capital stock, additional membership interests or additional ownership interests, as applicable, of the Seller), or make any other distribution to its owners, whether in cash, property or securities unless, in each instance, the Seller is in compliance with the financial covenants contained in Section 18.19 and all other covenants contained herein, both before and after giving effect thereto, and no Potential Default or Event of Default has occurred and is continuing, or would result after giving effect thereto; or

(ii) Purchase or redeem any of its capital stock, membership interests or other ownership interests, as applicable, unless, in each instance, the Seller is in compliance with the financial covenants contained in Section 18.19 and all other covenants contained herein, both before and after giving effect thereto, and no Potential Default or Event of Default has occurred and is continuing, or would result after giving effect thereto.

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18.10 Transactions with Affiliates. Enter into, or permit any of its Subsidiaries directly or indirectly to enter into, any transaction (including the purchase, sale, lease or exchange of any property, the making or borrowing of any loan or the rendering of any service) with any Affiliate on terms, in each instance, that are less favorable to the Seller or such Subsidiary than those that might be obtained at the time from Persons which are not Affiliates. Nothing in this section shall prevent the Seller from paying Parkway Financial Group or Century Communities, Inc. customary fees for administrative and managerial services provided to the Seller in the ordinary course of business.

18.11 Effectiveness of Investor Commitments. Amend, void, reduce, modify, violate, terminate or commit any act that would in any way adversely affect any Investor Commitment covering a Purchased Loan; provided, however, that this Section shall not prohibit the Seller from substituting one Investor Commitment covering a Purchased Loan with another Investor Commitment covering the same Purchased Loan (which second Investor Commitment shall be acceptable to the Buyer), as long as no Disqualifier exists with respect to such Purchased Loan or results from such substitution.

18.12 VA Guaranties and FHA Insurance. Commit any act that would invalidate any VA guarantee or FHA insurance relating to any Mortgage Loan constituting a Purchased Loan.

18.13 Transfer to Affiliates. Sell, assign or otherwise transfer any of its assets, or permit any of its Subsidiaries to sell, assign or otherwise transfer any of their respective assets, to any Affiliate of the Seller without the prior written consent of the Buyer.

18.14 Margin Regulations. Use any or all of the proceeds of any Transaction (i) to purchase or carry Margin Stock or extend credit to others for the purpose of purchasing or carrying Margin Stock or (ii) in any manner that will violate or be inconsistent with the provisions of Regulation U.

18.15 Change of Legal Name; Jurisdiction of Organization; Principal Place of Business and Chief Executive Office; Location of Records. Change its legal name unless it has given or caused to be given to the Buyer at least thirty (30) days’ prior written notice thereof. Change its jurisdiction of organization from the State set forth in Appendix 1, Item 18.15.1 or its principal place of business and chief executive office and the place where its records concerning the Purchased Loans are kept as set forth in Appendix 1, Item 16.1.4 unless it has given or caused to be given to the Buyer at least thirty (30) days’ prior written notice thereof and then, only if (i) the new jurisdiction and/or location is in the United States, and (ii) the Seller has taken all actions requested by the Buyer to maintain the perfected interest in the Purchased Loans.

18.16 Amendments to Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Buyer, as determined by the Buyer, in the Buyer’s sole discretion, under (a) its certificate or articles of incorporation or organization, its bylaws or operating agreement, as applicable, or any other organizational documents or (b) any material contract if, in either case, any such amendment, modification or waiver, would cause a change in the financial condition of the Seller or any of its Subsidiaries in a Material Amount or otherwise cause a Material Adverse Effect.

18.17 Subordinated Debt. Make any payment to a Subordinated Creditor on any Subordinated Debt (a) which would cause a violation of the Subordination Agreement related to such Subordinated Debt, (b) which would cause a violation of any of the financial covenants contained in Section 18.19, or (c) if any Potential Default or Event of Default has occurred and is continuing or would result after giving effect thereto. Prior to making any such payment, the Seller shall provide the Buyer with a certificate of the Seller’s chief financial officer attesting, to the satisfaction of the Buyer, that the Seller, following the making of such payment, will be in compliance with each of the foregoing financial covenants. No Subordination Agreement shall be amended, supplemented or restated without the prior written consent of the Buyer, which consent may be withheld thereby, in its sole and absolute discretion.

18.18 Negative Pledge. Permit any owner of the Seller to pledge, collaterally assign, or otherwise encumber in favor of any third party Person any capital stock, membership interests or such other form of ownership interests, as applicable, such owner holds of the Seller, without the Buyer’s prior written consent in each instance.

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18.19 Financial Covenants. Cause or permit the violation of any of the following financial covenants, all of which shall be determined with respect to the Seller only and not on a consolidated basis:

(i) Adjusted Tangible Net Worth. Adjusted Tangible Net Worth, tested monthly as at the end of each calendar month, shall be not less than the amount set forth in Appendix 2, Item 2.18.19.1.

(ii) Leverage Ratio. The Leverage Ratio, tested monthly as at the end of each calendar month, shall be not greater than the ratio set forth in Appendix 2, Item 2.18.19.2.

(iii) Current Ratio. The Current Ratio, tested monthly as at the end of each calendar month, shall be not less than the ratio set forth in Appendix 2, Item 2.18.19.3.

(iv) Minimum Liquidity. The Seller’s Liquidity, tested monthly as at the end of each calendar month, shall be not less than the amount set forth in Appendix 2, Item 2.18.19.4.

(v) Net Income. The Seller’s net income, determined in accordance with GAAP, for the period set forth in Appendix 2, Item 2.18.19.5, shall be not less than the amount set forth in Appendix 2, Item 2.18.19.6.

(vi) Other Financial Covenants. Any violation of or non-compliance with any of the additional financial covenants (if any) set forth in Appendix 2, Item 2.18.19.7.

18.20 Servicing Rights. At no time shall the Seller sell, transfer, assign, convey, pledge, mortgage or hypothecate or attempt to sell, transfer, assign, convey, pledge, mortgage or hypothecate any Servicing Rights related to the Purchased Loans to any Person other than the Buyer, except as contemplated in the Investor Commitment which has been assigned to the Buyer pursuant to this Agreement.

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19 Events of Default; Event of Termination

19.1 Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing, each shall be and constitute an Event of Default hereunder:

(i) Payments. The Seller shall fail to make any payment of Repurchase Price when due or shall fail to pay within five (5) Banking Days after the due date therefor any Price Differential, Fees or other Obligations under any of the Facility Papers.

(ii) Covenants Without Notice. The Seller shall fail to observe or perform any covenant or agreement contained in Sections 17.1(iv), 17.1(xii), 17.2, 17.4, 17.6, 17.8, 17.9, 17.11, 17.14, 17.15, 17.17, and Article 18 (other than Section 18.4); provided, that any violation of Section 18.1 that is attributable to the existence of an involuntary Lien on any Purchased Loan shall not constitute an Event of Default until thirty (30) days after the imposition thereof if at all times during such thirty (30) day period (i) the Seller is making a diligent effort by appropriate means to remove such Lien and (ii) such Lien does not have a Material Adverse Effect.

(iii) Covenants With Five Day Grace Period. The Seller shall fail to observe or perform any covenant or agreement contained in Section 17.1 (other than those referred to in Section 19.1(ii)), 17.3, 17.5, 17.7, 17.10, 17.12, 17.13 or 17.16, and such failure shall remain unremedied for five (5) Banking Days after oral notice thereof to an Authorized Seller Representative (which shall be confirmed in writing before the end of such five (5) Banking Day period).

(iv) Covenants With Thirty Day Grace Period. The Seller shall fail to observe or perform any covenant or agreement contained in any Facility Papers, other than those referred to in Sections 19.1(i), 19.1(ii), 19.1(iii), and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) the Seller’s obtaining knowledge thereof or (ii) written notice thereof shall have been given to the Seller by the Buyer; provided, that (x) if such failure is capable of being remedied but only in a period of more than thirty (30) days, then such failure shall not constitute an Event of Default until ninety (90) days after the earlier of the above dates if the Seller is making a diligent effort by appropriate means to observe or perform such covenant and (y) failure to observe or perform such covenant does not have a Material Adverse Effect.

(v) Representations. Any representation, warranty or statement made or deemed to be made by the Seller or any of its officers, managers or members or any Guarantor or any of its officers, managers or members or the Authorized Seller Representatives under or in connection with any Facility Papers shall have been inaccurate, incomplete or incorrect in any material respect (without duplication of any materiality qualifier contained in such representation, warranty or statement) when made or deemed to be made.

(vi) Non-Payment of Other Liabilities. The Seller or any Guarantor shall fail to make any payment of principal of or interest on any of its liabilities (other than the Obligations under any of the Facility Papers), including without limitation under the Other Approved Facility Papers, when due (whether at stated maturity, by acceleration, on demand or otherwise) after giving effect to any applicable grace period, unless there is a bona fide dispute with regard to such payment which is being contested in good faith by the Seller or such Guarantor, as applicable.

(vii) Defaults Under Other Agreements. The Seller or any Guarantor shall fail to observe or perform, in any material respect, any covenant or agreement contained in any agreement or instrument relating to any of its liabilities (other than the Obligations under any of the Facility Papers), including without limitation under any of the Other Approved Facility Papers, within any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such liabilities or any other Person to accelerate, the maturity of such liabilities; or any such liabilities shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to their stated maturity, unless there is a bona fide dispute with regard to such acceleration or required prepayment which is being contested in good faith by the Seller or such Guarantor, as applicable.

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(viii) Bankruptcy. The Seller or any Guarantor shall commence a voluntary case under the Bankruptcy Code; or any involuntary case is commenced against the Seller or any Guarantor and the petition is not dismissed within sixty (60) days after commencement of such case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Seller or any Guarantor; or the Seller or any Guarantor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law or there is commenced against the Seller or any Guarantor any such proceeding that remains undismissed for a period of sixty (60) days; or the Seller or any Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Seller or any Guarantor shall fail to pay, or shall state that it or he is unable to pay, or shall be unable to pay, its or his debts generally as they become due; or the Seller or any Guarantor shall call a meeting of its or his creditors with a view to arranging a composition or adjustment of its or his debts; or the Seller or any Guarantor shall by any act or failure to act indicate its or his consent to, approval of or acquiescence in any of the foregoing; or any corporate or other entity action is taken by the Seller or any Guarantor for the purpose of effecting any of the foregoing.

(ix) Money Judgment. One or more judgments or orders for the payment of money exceeding $100,000.00 in the aggregate shall be rendered against the Seller or any Guarantor and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise).

(x) ERISA. (i) Any ERISA Event or a Prohibited Transaction shall occur with respect to any Plan; (ii) a notice of intent to terminate a Plan under Section 4041 of ERISA shall be filed; (iii) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; (iv) any other event or condition shall exist that might, in the opinion of the Buyer, constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) the Seller or any ERISA Affiliate shall withdraw from or incur liability, including excise tax, in connection with a Multiemployer Plan under circumstances that the Buyer determine could have a Material Adverse Effect; and in case of the occurrence of any event or condition described in clauses (i) through (v) above, such event or condition together with all other such events or conditions, if any, could subject the Seller to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Seller.

(xi) Dissolution; Death, etc. The Seller or any Guarantor that is not a natural person shall commence dissolution proceedings or otherwise shall cease operation of its business as conducted on the date hereof, or any Guarantor that is a natural person shall die or become incapacitated.

(xii) Change of Control. Any Change of Control shall occur.

(xiii) Adverse Changes. Any Material Adverse Effect shall occur with respect to the Seller or any of its Subsidiaries, as determined by the Buyer, it its reasonable discretion.

(xiv) Failure to Pass Audit. The Buyer, for any reason, shall be dissatisfied with the results of any operational or financial audit undertaken by it pursuant to Section 17.3.

(xv) Insecurity. The Buyer, in the exercise of good faith, shall deem itself to be insecure with respect to the Seller’s ability to pay the Obligations as and when due or to materially comply with and perform any of the covenants, agreements, or obligations of the Seller hereunder.

(xvi) Interests in the Purchased Loans. The Buyer shall cease for any reason (other than pursuant to the terms of this Agreement) to have valid, perfected and first priority ownership interests in the Purchased Loans, or any Person shall take any action to discontinue or to assert the invalidity or unenforceability of such ownership interests.

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(xvii) Default Under Guaranty. Any Guarantor shall fail to meet or comply with any term or condition of his or its respective Guaranty or shall seek to cancel or revoke his or its respective Guaranty for any reason whatsoever or shall default in the payment or performance of any obligations thereunder to the Buyer.

(xviii) Default Under Other Facility Papers. Any default or event of default shall occur under any of the other Facility Papers, subject to any applicable notice requirements and the expiration of any applicable grace periods provided therein.

(xix) Recharacterization of this Agreement. Either (i) this Agreement shall for any reason not cause, or shall cease to cause, the Buyer to be the owner of all Purchased Loans or, if recharacterized as a secured financing, secured party with respect to all Purchased Loans, in each case, free of any adverse claim, liens and other rights of others (other than as granted or disclosed herein), (ii) if a Transaction is recharacterized as a secured financing, this Agreement and the other Facility Papers with respect to such Transaction shall for any reason fail or cease to create a valid and perfected first priority security interest in favor of the Buyer in all of the related Purchased Loans for such Transaction, or (iii) if this Agreement or any other Facility Paper shall cease to be in full force and effect or if its enforceability is disputed or challenged by the Seller.

19.2 Transaction and Commitment Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Buyer (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Default specified in Sections 19.1(viii) or (xi)) the Buyer may terminate the Commitment and declare, by written notice to the Seller, the Repurchase Date for each Transaction hereunder as deemed immediately to have occurred.

19.3 Termination by the Buyer. If the Buyer is deemed to have exercised the option to terminate Transactions referred to in Section 19.2, (i) the Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable Law, the Repurchase Price with respect to each Transaction shall be increased by the aggregate amount obtained by daily multiplication of (x) the Ceiling Rate by (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 19.2 (decreased as of any day by (A) any amounts retained by the Buyer with respect to such Purchase Price pursuant to clause (iii) of this Section 19.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (a) of Section 19.4(i), and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 19.4(i)) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Buyer and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (iv) the Seller shall immediately deliver to the Buyer any documents and Purchased Loans Records relating to Purchased Loans subject to such Transactions then in the Seller’s or Servicer’s possession.

19.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, whether or not the Buyer has exercised any of its rights pursuant to Sections 19.2 and 19.3, the Buyer, without prior notice to the Seller, may:

(i) (a) immediately sell, in a recognized market at such price or prices as the Buyer may, in its sole discretion, deem satisfactory, any or all Purchased Loans and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder (provided, however, that with respect to any particular Purchased Loan so sold, if the net sales proceeds received by the Buyer from such sale exceed the Repurchase Price attributable to such Purchased Loan, the Buyer, in its sole and absolute discretion, may hold the excess in the Administrative Account or in a reserve account in the Buyer’s name as security for the Obligations, instead of applying such excess to the Obligations upon receipt of the same), or (b) in the Buyer’s sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, and the Seller shall no longer have a right to repurchase such Purchased Loans hereunder;

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(ii) notify all obligors in respect of the Purchased Loans that the Purchased Loans have been sold to the Buyer, and that all payments thereon are to be made directly to the Buyer or such other party as may be designated thereby; and

(iii) exercise from time to time any and all other remedies available under applicable Law including, but not limited to, those of a purchaser or secured party under the UCC.

The Seller acknowledges that Mortgage Loans are customarily sold on a recognized market. The Seller waives any right it may have to prior notice of the sale of any Purchased Loans, and agrees that the Buyer may purchase any Purchased Loans at a private sale thereof.

Upon any sale or other disposition pursuant to this Agreement, the Buyer shall have the right to deliver, assign and transfer to the purchaser thereof the Purchased Loans or portion thereof so sold or disposed of and all proceeds thereof shall be promptly transmitted to the Buyer. Each purchaser at any such sale or other disposition shall hold the Purchased Loans, free from any claim or right of whatever kind, including any equity or right of redemption of the Seller, and the Seller specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it has or may have under any rule of law or statute now existing or hereafter adopted. The Buyer is hereby granted a license or other right to use, without charge, the Seller’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Purchased Loans, in advertising for sale and selling any Purchased Loans, and the Seller’s rights under all licenses and all other agreements related to the foregoing shall inure to the Buyer’s benefit until the Obligations are paid in full and the Buyer’s Commitment is terminated. Nothing herein contained shall be construed as an assumption by the Buyer or its appointee of any liability of the Seller with respect to any of the Purchased Loans, and the Seller shall be and remain responsible for all such liabilities.

Any notice pursuant to any Requirements of Law of any sale, public or private, of all or any part of the Purchased Loans shall be deemed in all circumstances to have been given in a commercially reasonable manner if sent at least five (5) Banking Days prior to such sale by mail to the Seller at its address set forth herein. The Buyer shall not be obligated to make any sale pursuant to any such notice. If permissible under the UCC or other applicable Law, the Buyer will endeavor to sell any Purchased Loan which is subject to a current Investor Commitment to the Approved Investor which issued such Investor Commitment prior to offering such Purchased Loan for sale (either public or private) to another purchaser. At any such sale the Purchased Loans may be sold in one lot as an entirety or in separate lots or parcels. In the case of any sale of all or any part of the Purchased Loans for credit or for future delivery, the Purchased Loans so sold may be retained by the Buyer until the selling price is paid by the purchaser thereof, but the Buyer shall not incur any liability in case of the failure of such purchaser to take up and pay for the Purchased Loans so sold, and in case of any such failure, such Purchased Loans may again be sold under and pursuant to the provisions hereof. The Seller hereby appoints the Buyer or the Buyer’s designee as the Seller’s attorney-in-fact with the power of substitution, and with the power to execute all conveyances, assignments and transfers of the Purchased Loans sold pursuant hereto in the name and stead of the Seller. The Seller shall, if so requested by the Buyer, ratify and confirm any sale or sales by executing and delivering to the Buyer, or to such purchaser or purchasers, all such documents as may, in the judgment of the Buyer, be advisable for such purpose. All acts of such attorney or designee are hereby ratified and approved by the Seller, and such attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law in accordance with this Agreement. The power of attorney hereby granted is irrevocable and coupled with an interest while any of the Obligations remain unsatisfied.

19.5 Liability for Expenses and Damages. The Seller shall be liable to the Buyer for (i) the amount of all reasonable legal or other expenses incurred by the Buyer in connection with or as a result of an Event of Default and collecting and enforcing its rights in the Purchased Loans, whether or not suit is brought and whether incurred with trial, rehearing, retrial, appeal or bankruptcy, (ii) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

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19.6 Liability for Interest. To the extent permitted by applicable Law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller under Section 19.5, from the date the Seller becomes liable for such amounts until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller to the Buyer under this Section 19.6 shall be at a rate equal to the Ceiling Rate.

19.7 Setoff. The Buyer may set off against the Obligations any funds or debts owing to the Seller by the Buyer including, but not limited to, any funds in any deposit account, savings certificate or other instrument now or hereafter maintained by the Seller with the Buyer or any of its Affiliates. The Seller hereby confirms the Buyer’s right of lien and setoff and nothing in this Agreement shall be deemed to constitute any waiver or prohibition thereof.

19.8 Other Rights. The rights, powers and remedies of the Buyer under this Agreement shall be in addition to all rights, powers and remedies given to the Buyer by virtue of any applicable Law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Buyer’s interest in the Purchased Loans.

19.9 Limitation on Liability of the Buyer. It is expressly agreed by the Seller that, anything herein to the contrary notwithstanding, the Seller shall remain liable to observe and perform all the conditions, duties and obligations to be observed and performed by it relating to the Purchased Loans, and the Seller shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions relating thereto. The Buyer shall not have any obligation or liability under any instrument, agreement, contract or other document by reason of or arising out of this Agreement or the granting of a security interest in any instrument, agreement, contract or other document to the Buyer or the receipt by the Buyer of any payment relating to any of the foregoing pursuant hereto, nor shall the Buyer be required or obligated in any manner to perform or fulfill any of the obligations of the Seller thereunder, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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20 Servicing and Custody of the Purchased Loans

20.1 Servicing for the Buyer.

(i) The definition of Purchased Loan in Section 2.2 includes all assets and properties described in Exhibit A of Schedule 11. Exhibit A of Schedule 11 includes in (a)(5) all Servicing Rights in respect of any of the Purchased Loans. The Seller is selling the Purchased Loans on a servicing released basis. Therefore, the Buyer owns the Servicing Rights in reference to the Purchased Loans. The purchase price which the Buyer is paying for the Purchased Loans is determined in part by the fact that the Buyer is receiving ownership of the Servicing Rights which will enable the Buyer to liquidate and transfer the Servicing Rights as part of the Purchased Loans in the event that the Seller fails to perform its obligations under this Agreement, and in part to compensate the Seller for servicing the Purchased Loans on an interim basis on behalf of the Buyer.

(ii) It is the intent of the Seller and the Buyer that the Servicing Rights are an integral non-severable part of this Agreement. The Buyer’s ability to re-sell the Servicing Rights is necessary in order for the Buyer to realize full value from re-sale of the Purchased Loans to another party, which the Buyer has the right to do if the Seller does not perform its obligations under this Agreement. If the Buyer is deemed to hold a security interest in the Servicing Rights under Section 35.5 of this Agreement, the ability of the Buyer to re-sell the Servicing Rights is necessary in order for the Buyer to realize full value from enforcement of its security interest in the Servicing Rights and its re-sale of the Purchased Loans to another party, which the Buyer has the right to do if the Seller does not perform its obligations under this Agreement.

(iii) The Buyer, as owner of the Servicing Rights, hereby designates the Seller as the Servicer until further notice from the Buyer. No Purchased Loan may be serviced or subserviced at any time during the term of this Agreement by any Person other than the Seller except with the Buyer’s prior written consent, which consent may be withheld. Any subservicer of a Purchased Loan shall be required by the Seller to service the Purchased Loans in accordance with, and comply with the servicing requirements set forth under, this Agreement and shall execute a subservicing agreement, which shall be satisfactory to the Buyer and include an acknowledgment and agreement to, among other things, the Buyer’s interest in the Purchased Loans and the rights and benefits related thereto, to the Buyer’s status as an intended third party beneficiary under such subservicing agreement with rights and benefits (but not any obligations) thereunder, including without limitation the right to terminate the subservicing agreement as it relates to the Purchased Loans and demand transfer of all servicing records from such subservicer at any time and at no cost to the Buyer, to the assignment of Seller’s rights and benefits under the subservicing agreement as it relates to the Purchased Loans to the Buyer, and to take direction from the Buyer in respect of a release of the servicing related to any Purchased Loan being serviced by such subservicer. Notwithstanding any of the provisions of the subservicing agreement or arrangement between the Seller and a subservicer, the Seller shall not be relieved of its obligations to the Buyer and its successors and assigns and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Purchased Loans and the Seller shall remain responsible for all acts and omissions of a subservicer as fully as if such acts and omissions were those of the Seller. If required by the Buyer, the Seller shall cause the subservicer to execute and deliver a separate side letter setting forth the foregoing acknowledgements.

20.2 Servicing Standard and Reports. The Servicer shall service and administer each Purchased Loan by exercising the same care that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account, in accordance with (i) the generally accepted servicing practices of prudent mortgage lending institutions for the same type of Mortgage Loan in the jurisdiction where the related Mortgaged Premises are located, and (ii) the requirements of all applicable Laws and the terms of the related Mortgage Loan documents, and giving due consideration to the Buyer’s reliance on the Servicer. The Seller or Servicer, if applicable, will promptly provide, or cause to be provided, to the Buyer such periodic reports, data files, information and such other Purchased Loans Records as requested by the Buyer with respect to all Purchased Loans then funded under any Transaction hereunder. The Seller or Servicer, if applicable, shall deliver to the Buyer upon request thereby no later than the fifteenth (15th) day of each month an electronic copy of the servicing records of any Purchased Loan, in a form mutually acceptable to each of them, with the data and information effective as of the last day of the immediately preceding calendar month.

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20.3 Servicing Termination or Succession. At any time the servicing for the Purchased Loans shall be subject to the following:

(i) if the Seller or any of its Affiliates is the Servicer for any Purchased Loans, then the Buyer, in its sole discretion, may (i) in connection with the sale of such Purchased Loans, sell such loans on a servicing released basis and transfer the related Servicing Rights to another Person as designated by the Buyer, or (ii) terminate the Seller or Servicer, if applicable, of the Purchased Loans with or without cause and transfer the servicing to another Person as designated by the Buyer, in each case without payment to the Servicer of any termination fee or any other costs or expenses; and

(ii) if the Buyer elects to effectuate a transfer of servicing to a designee of the Buyer after the occurrence of an Event of Default, the Seller or Servicer, if applicable, will pay any costs and expenses required to effectuate such transfer.

20.4 Delivery of Purchased Loan Documentation. Except in the case of Wet Mortgage Loans, at the time of each Purchase Request under the Repurchase Facility, the Seller shall deliver or cause to be delivered to the Buyer the Required Documents and, if requested by the Buyer at any time, the other Loan Papers. In addition, if requested by the Buyer at any time, the Seller immediately shall (i) record the assignment in favor of the Buyer of the Mortgage and/or any security agreements related to any Purchased Loan acquired in connection with a Transaction in the appropriate recording office and pay all recording fees, charges and taxes in connection therewith and (ii) execute and deliver to the Buyer any and all other documents which are, in the opinion of the Buyer or its counsel, necessary so as to evidence or perfect the Buyer’s ownership interests in the Purchased Loans including, but not limited to, execution of appropriate UCC-1 financing statements to be filed with the appropriate filing officer in the state of the Seller’s organization and with the appropriate filing officers in such other jurisdictions where any of the Purchased Loans are or may be located. All documentation relating to or constituting each Purchased Loan delivered at any time to the Buyer under this Agreement shall be held by the Buyer in a suitable depository maintained and controlled solely by the Buyer.

20.5 Buyer’s Review of the Purchased Loans; Certifications. Upon any receipt of Required Documents for any item of the Purchased Loans, the Buyer shall review the same in accordance with the Purchased Loan review procedures from time to time set forth in the Procedural Manual (the “Purchased Loan Review Procedures”). If the Buyer notes any exception in such review, the Buyer shall follow the directions set forth with respect to such exception in the Purchased Loan Review Procedures. In the event that the Seller was requested to deliver Loan Papers other than the Required Documents with respect to a Purchased Loan, the Buyer shall review and verify such Loan Papers consistent with the review procedures of the Buyer described in this Section 20.5.

20.6 Release of the Required Documents.

(i) Unless an Event of Default has occurred and is continuing, and upon written request of the Seller, the Buyer may release to the Seller (or, in the case of clause (iii) of this paragraph, permit the Seller to release) (i) documentation relating to Purchased Loans (other than Aged Mortgage Loans) against a trust receipt or bailee letter executed by the Seller in form and substance acceptable to the Buyer, in its sole discretion, with all blanks completed in conformity therewith, (ii) documentation relating to Aged Mortgage Loans against a trust receipt or bailee letter executed by the Seller in form and substance acceptable to the Buyer, in its sole discretion, with all blanks completed in conformity therewith, and (iii) to an attorney, trustee or other third party prosecuting foreclosure proceedings on behalf of the Buyer, documentation relating to Purchased Loans that are Aged Mortgage Loans against a trust receipt or bailee letter executed by such attorney, trustee or other third party in form and substance acceptable to the Buyer, in its sole discretion, with all blanks completed in conformity therewith. The Seller hereby represents and warrants to the Buyer that (A) any request for release of the Purchased Loans (other than Aged Mortgage Loans) pursuant to this Section 20.6(i) shall be solely for the purposes of correcting clerical or other non-substantial documentation problems in preparation for returning such Purchased Loans to the Buyer for ultimate sale or exchange, (B) any request for release of Aged Mortgage Loans pursuant to this Section 20.6(i) both to the Seller and to any attorney, trustee or other third party acting on behalf of the Buyer in the prosecution of foreclosure proceedings shall be solely for the purposes of prosecuting foreclosure proceedings relating to such Purchased Loans, and (C) the Seller shall request such release in compliance with all of the terms and conditions of such release set forth herein.

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(ii) Unless an Event of Default has occurred and is continuing, the Buyer shall release (i) Purchased Loans (other than Aged Mortgage Loans) to Approved Investors for purchase and (ii) Aged Mortgage Loans to purchasers thereof. Any transmittal of documentation for (i) Purchased Loans (other than Aged Mortgage Loans) in the possession of the Buyer in connection with the sale thereof to an Approved Investor (other than an Agency) or (ii) Aged Mortgage Loans in the possession of the Buyer in connection with the sale thereof to a purchaser, in each case, shall be under cover of a bailment letter in form and substance acceptable to the Buyer, in its sole discretion, with all blanks completed in conformity therewith. Any transmittal of documentation for Purchased Loans in connection with the sale thereof to any Agency for inclusion as whole Purchased Loans in their respective loan portfolios shall be under cover of a bailment letter in form and substance acceptable to the Buyer, in its sole discretion, with all blanks completed in conformity therewith, or such other forms, duly executed, if necessary, by the Seller, in lieu of the foregoing that any Agency may require pursuant to their respective Agency Guides. In each case of transmittal of documentation relating to such Purchased Loans pursuant to this subsection, the recipient thereof shall be required to return such documentation to the Buyer if such Purchased Loans are not purchased and the proceeds therefrom paid in accordance with Section 20.6(iv) within forty-five (45) days after such recipient’s receipt of such documentation or, if earlier, the expiration of the applicable Investor Commitment; provided, however, the Buyer may allow, in its sole and absolute discretion, a shipped Purchased Loan to remain with an Approved Investor subsequent to such 45-day period if there is legitimate reason for the delay in return or in purchase and payment. In such case, the Buyer is hereby authorized by the Seller (but not obligated) to send a “bailee violation letter” to such Approved Investor and, if the documentation is then not promptly returned to the Buyer or the purchase and payment of such Purchased Loan is then not promptly completed, the Seller shall immediately pay the Transactions related thereto. With respect to transmittal of documentation relating to Purchased Loans (other than Aged Mortgage Loans), before the Buyer delivers documentation pursuant to this Section 20.6(ii), the Seller shall have delivered such forms, duly executed by the Seller, required under the applicable Agency Guides or Investor Commitments to effect delivery to an Agency or any other Approved Investor of such Purchased Loans and payment therefor in accordance with the instructions of the Buyer.

(iii) Unless an Event of Default has occurred and is continuing, and provided that the Master Custodial Agreement is in full force and effect and the Custodial Account is open, the Buyer shall, subject to the terms and conditions of this Section 20.6(iii), release Purchased Loans in connection with the formation of a pool of Mortgage Loans supporting an Agency MBS. Any transmittal of documentation for such Purchased Loans in the possession of the Buyer shall be to the Certificating Custodian and, if the Buyer is not then the Certificating Custodian, shall be under cover of a bailment letter in the form required by the Buyer, with all blanks completed in conformity therewith, or such other forms in lieu of the foregoing that the applicable Agency requires pursuant to its Agency Guide, duly executed, if necessary, by the Seller. If the Certificating Custodian is other than the Buyer, the Certificating Custodian shall: (i) immediately return to the Buyer all documentation relating to any Purchased Loan released to the Certificating Custodian under this Section 20.6(iii) if such Purchased Loan is not purchased and the proceeds therefrom paid in accordance with Section 20.6(iv) or the related Agency MBS has not been issued within forty-five (45) days after the Certificating Custodian’s receipt of such documentation, provided, however, the Buyer may allow, in its sole and absolute discretion, a shipped Purchased Loan to remain with the Certificating Custodian subsequent to such 45-day period if there is a legitimate reason for the delay in purchase and payment or issuance (in such case, the Buyer is hereby authorized by the Seller (but not obligated) to send a “bailee violation letter” to the Certificating Custodian if the Certificating Custodian is not the Buyer and, if the documentation is then not promptly returned to the Buyer or the issuance of the Agency MBS is not promptly completed, the Seller shall immediately pay the Transaction related thereto); and (ii) segregate and properly identify all such documentation as the property of the Buyer. With respect to transmittal of documentation relating to Purchased Loans, before the Buyer delivers documentation pursuant to this Section 20.6(iii), the Seller shall have delivered such forms, duly executed by the Seller, as required under the applicable Agency Guides or Investor Commitments to effect delivery to the Certificating Custodian of such Purchased Loans and payment therefor in accordance with the instructions of the Buyer (including, but not limited to, those contained in the Master Custodial Agreement). The Seller further agrees to (x) enter into such arrangements and agreements with the Buyer, the Certificating Custodian and each applicable Agency as may be necessary or desirable to facilitate the issuance of MBS under the mortgage-backed securities programs of such Agency and (y) conform its procedures relating to the formation of such pools and the delivery of such forms and certifications required by each applicable Agency, to accommodate the procedures

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established by the Buyer from time to time with respect thereto that are in conformity with the respective rules and regulations of each applicable Agency and maintaining the perfection and priority of the Buyer’s ownership interest in the applicable Purchased Loans and related Agency MBS and the proceeds thereof. All Agency MBS that are backed by any Purchased Loan for which the Repurchase Price has not been paid in full at the time of the issuance of such Agency MBS shall be held in the Custodial Account and the Buyer shall have an ownership interest therein. The Seller agrees that the custodian (or its nominee) under the Master Custodial Agreement (for the benefit of the Buyer) shall be listed as the only subscriber, owner and/or registered holder, as applicable, and only Person authorized to take delivery of any Agency MBS, and upon the issuance of each Agency MBS, the Seller shall deliver, or cause the applicable Agency to deliver, such Agency MBS directly to the custodian (or its nominee) under the Master Custodial Agreement. Except as otherwise expressly provided in the Master Custodial Agreement, the Buyer shall have exclusive control over the disposition of all Agency MBS held in the Custodial Account, and the Seller shall not have any right to transfer, trade or otherwise direct the disposition of such Agency MBS. Subject to the terms and conditions of this Agreement and the Master Custodial Agreement, upon the issuance of an Agency MBS, the ownership interests of the Buyer in the underlying Purchased Loans shall cease, and the ownership of the related Agency MBS and the proceeds thereof shall be substituted therefor and vested in the Buyer.

(iv) Unless an Event of Default or Potential Default has occurred and is continuing, the Seller, in connection with the sale of any Purchased Loans, may obtain the release of the ownership interest in the applicable Purchased Loan by paying to the Buyer, for application to the Obligations in accordance with this Agreement, the Repurchase Price for such Type of Purchased Loan (determined as of the applicable Repurchase Date therefor) to be released and the Seller shall not at any time instruct any such Approved Investor to remit any sale proceeds directly or indirectly to the Seller or accept any such proceeds directly or indirectly from any Approved Investor and shall immediately notify such Approved Investor and the Buyer of the attempted remittance and the wire transfer instruction information related to the Investor Funding Account. All amounts payable on account of the sale of Purchased Loans (other than Aged Mortgage Loans) by the Seller are to be paid directly by the applicable Approved Investor to the Investor Funding Account for the benefit of the Buyer and the Seller shall so instruct each such applicable Approved Investor. All amounts payable on account of the sale of Aged Mortgage Loans by the Seller and all foreclosure proceeds are to be paid directly by the applicable purchaser or bailee to the Investor Funding Account for the benefit of the Buyer and the Seller shall so instruct such purchaser or bailee, and Seller shall not at any time instruct any such purchaser or bailee to remit any sale proceeds directly or indirectly to Seller or accept any such proceeds directly or indirectly from any purchaser or bailee and shall immediately notify such purchaser or bailee and the Buyer of the attempted remittance and the wire transfer instruction information related to the Investor Funding Account. To the extent that the sale proceeds received from the purchaser or bailee of a Purchased Loan are less than the full amount owed to the Buyer therefor (a “shortfall”), the Seller shall pay such shortfall to the Buyer prior to or concurrently with the payment of such sale proceeds and prior to the release of the Buyer’s interest in the affected Purchased Loan. Upon receipt of the full amount of the Repurchase Price for each Purchased Loan from a purchaser or bailee thereof and/or the Seller in accordance with this Section 20.6(iv), the Buyer’s interest in the affected Purchased Loan shall be automatically released, and deemed reconveyed to the Seller, free and clear of any liens, encumbrances, and claims with no further action necessary.

(v) Unless an Event of Default or Potential Default has occurred and is continuing, the Seller, in connection with the sale of any Agency MBS, may obtain the release of the ownership interest in the applicable Agency MBS by paying to the Buyer, for application to the Obligations in accordance with this Agreement, the aggregate Repurchase Price for all Purchased Loans supporting such Agency MBS (determined as of the applicable Repurchase Date) to be released and the Seller shall not at any time instruct any such Approved Investor to remit any sale proceeds directly or indirectly to the Seller or accept any such proceeds directly or indirectly from any Approved Investor and shall immediately notify such Approved Investor and the Buyer of the attempted remittance and the wire transfer instruction information related to the Custodial Account (unless another account shall be designated by the Buyer). All amounts payable on account of the sale of Agency MBS by the Seller are to be paid directly by the applicable Approved Investor to the Custodial Account (unless another account shall be designated by the Buyer) for the benefit of the Buyer and the Seller shall so instruct each such applicable Approved Investor. To the extent that the sale proceeds received by the Buyer from the purchaser of an Agency MBS are less than the full amount owed to the Buyer therefor (a “shortfall”), the Seller shall pay such shortfall to the Buyer prior to or concurrently with the payment of such sale proceeds and prior to the release of the Buyer’s interest in the affected Agency MBS. Upon receipt of the full amount of the aggregate Repurchase Price for all Purchased Loans supporting the applicable Agency MBS from a purchaser thereof and/or the Seller in accordance with this

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Section 20.6(v), the Buyer’s interest in the affected Agency MBS shall be automatically released. The Buyer will, upon satisfaction of all the Buyer’s requirements in connection therewith, arrange for the transfer of any Agency MBS in which the Buyer has an ownership interest to an Approved Investor (including any of the Agencies), or the nominee thereof, in accordance with the terms of the applicable Investor Commitment, trade or settlement. In each such case, the Seller agrees to provide the Buyer and the Person acting as custodian under the Master Custodial Agreement with written designation of such purchasers and Approved Investors, together with the appropriate instructions for crediting such purchasers’ and investors’ respective accounts. Except to the extent (if any) expressly provided otherwise in the Master Custodial Agreement, all deliveries of Agency MBS to such Approved Investors shall be made only “against payment” by such Approved Investors to the Custodial Account (unless another account shall be designated by the Buyer), in immediately available funds, of the full purchase price of such Agency MBS, in accordance with the terms of such Investor Commitments, trades or settlements.

(vi) Unless an Event of Default has occurred and is continuing, the Buyer may take such steps in addition to those set forth above as it may be reasonably recommended from time to time by the Seller in writing that are not inconsistent with the provisions of this Agreement and that the Seller deems necessary to enable the Seller to perform and comply with Investor Commitments, trades and settlements and with other agreements for the sale or other disposition in whole or in part of Purchased Loans, and if applicable, Agency MBS.

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21 Payment of Expenses; Indemnity

21.1 Expenses; Indemnification.

(i) The Seller shall:

(a) (1) pay all reasonable out-of-pocket costs and expenses of the Buyer in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Buyer with respect thereto) of, and in connection with the preparation, execution and delivery of, this Agreement and the other Facility Papers, and (2) pay all reasonable out-of-pocket costs and expenses of the Buyer in the preservation of rights under, enforcement of, and, after the occurrence of a Potential Default or an Event of Default, the refinancing, the renegotiating or the restructuring of, this Agreement and the other Facility Papers and the documents and instruments referred to herein and therein including in connection with any bankruptcy, insolvency, liquidation, reorganization or similar proceeding and any amendment, waiver or consent relating hereto and thereto (including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) for the Buyer) and, in each case, the Buyer is authorized by the Seller to debit amounts on deposit in the Operating Account or any of the Seller’s other accounts maintained with the Buyer for payment of all such costs and expenses, including the reasonable fees and disbursements of counsel;

(b) pay and hold harmless the Buyer from and against any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Facility Papers, any collateral described therein, or any payments due thereunder, and save the Buyer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes; and

(c) indemnify the Buyer and its officers, directors, employees, and representatives from, and hold each of them harmless against, any and all out-of-pocket costs, losses, liabilities, claims, damages or expenses actually incurred by any of them (whether or not any of them is designated a party thereto) arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use by the Seller of the proceeds or any of the Transactions or the Seller’s entering into and performing of the Facility Papers, including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding and the claims of any third parties, including any assignees; provided, that the Buyer shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct.

(ii) All amounts due under this Section 21.1 shall be payable promptly after written demand therefor. A certificate of the Buyer setting forth in reasonable detail any amount or amounts which the Buyer is entitled to receive pursuant to this Section 21.1 shall be delivered to the Seller and shall be conclusive and binding absent manifest error. If and to the extent that the obligations of the Seller under this Section 21.1 are unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable Law.

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22 Single Agreement

The Buyer and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.

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23 Participation; Assignment

23.1 Participation; Assignment.

(i) Participations. The Buyer may, without notice to or consent from the Seller or any other Person, sell participations in all or any part of any Transactions entered into by the Buyer or the Buyer’s Commitment or any other interest of the Buyer in the Facility Papers to any Person (each, a “Participant”), in which event the Participant shall not have any direct rights against the Seller or the Purchased Loans under the Facility Papers or any other document delivered in connection herewith (Participant’s rights against the Buyer in respect of such participation to be those set forth in the agreement executed by the Buyer in favor of Participant relating thereto).

(ii) Assignments. The Buyer may at any time and from time to time sell, assign, transfer, pledge or convey all or any portion of its rights and/or delegate all or any portion of its obligations under this Agreement and the other Facility Papers (including, without limitation, all Transactions entered into by the Buyer to fund specific Purchased Loans or the Buyer’s Commitment or any other interest of the Buyer in the Facility Papers) to any Person, including, without limitation, Affiliates of the Buyer (each, an “Assignee”), without notice to or consent from the Seller or any other Person, in all cases subject to the Assignee’s obligation to convey the Purchased Loans (and not substitutes thereof) on the applicable Repurchase Date. The Buyer and the Seller hereby agree that upon any such sale, assignment, transfer, pledge, conveyance or delegation by the Buyer, the Assignee shall have, to the extent of such sale, assignment, transfer, pledge or conveyance, the same rights and benefits as it would have if it were the Buyer under the Facility Papers; provided, that the Seller shall not have any duty to recognize the Assignee absent receipt by it of notice of such sale, assignment, transfer, pledge, conveyance or delegation.

(iii) The Buyer may at any time pledge all or any portion of its rights under the Facility Papers to a Federal Reserve Bank. No such pledge shall release the Buyer from its obligations hereunder.

(iv) In connection with any such sale, assignment, transfer, pledge or conveyance permitted hereunder, the Seller authorizes the Buyer to disclose to any Assignee or Participant and to any prospective Assignee or Participant, any and all information in the Buyer’s possession concerning the Seller, the Transactions or the Purchased Loans.

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24 Notices and Other Communications

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except, as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides weekday next-Banking Day delivery service to the addressee’s location, (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth, or (e) delivered electronically to an email address hereinafter set forth; provided, that any party may change its address or other contact information for notice by designating such party’s new address or other contact information in a Notice to the sending party given at least five (5) Banking Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 24 and (1) if mailed, on the third (3rd) Banking Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Banking Day or (3) if faxed or emailed before the close of business at the recipient’s location on a Banking Day, when faxed or emailed, or if faxed or emailed after the close of business at the recipient’s location or on a day that is not a Banking Day, on the next Banking Day thereafter — to the fax number or email address set forth below (provided, that, if a fax is sent, a paper copy is mailed on the same day as aforesaid), provided, that if any such faxed or emailed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient:

If to the Seller:

The name and address, telephone, facsimile number

and email address of Seller and contact person and title

hereof as set forth

in Appendix 1, Item 24.1

If to the Buyer:

The name and address, telephone, facsimile number

and email address of Buyer and contact person and title

hereof as set forth

in Appendix 1, Item 24.2

with an additional copy to:

The name and address, telephone, facsimile number

and email address of Buyer and contact person and title

hereof as set forth

in Appendix 1, Item 24.3

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25 Further Assurances

At any time and from time to time, at the sole expense of the Seller, the Seller shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Buyer may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Buyer, or to otherwise obtain or preserve the benefits or rights granted under this Agreement.

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26 Buyer as Attorney-in-Fact

The Buyer is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Buyer may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Buyer agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, a Potential Default or an Event of Default has occurred. Without limiting the generality of the foregoing, but subject to Section 20.3, the Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same. Notwithstanding anything contained herein, in no event shall the Buyer be required to make any presentment, demand or protest, or give any notice, and the Buyer need not take any action to preserve any rights against any prior party or any other Person in connection with the Obligations or with respect to the Purchased Loans.

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27 Payments by Wire Transfers

27.1 Wires to the Seller. Any amounts to be transferred by the Buyer to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the Loan Funding Account as follows:

Bank: Branch Banking and Trust Company

ABA No.: 053101121

For Credit to: The Seller whose name is set forth on Appendix 1, Item 4.4.1

Loan Funding Account No.: Such account number set forth in Appendix 1, Item 2.2.10

27.2 Wires to the Buyer. Any amounts to be transferred by the Seller to the Buyer hereunder shall be sent by wire transfer in immediately available funds to the Investor Funding Account as follows (provided that the Buyer may change the wire transfer instructions from time to time by written notice to the Seller):

Branch Banking and Trust Company

ABA No.: 053101121

Attention: Mortgage Warehouse Lending Division

Phone: (407) 835-6700

For Credit to: The Seller whose name is set forth on Appendix 1, Item 4.4.1

Investor Funding Account No.: Such account number set forth in Appendix 1, Item 2.2.9

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28 Entire Agreement; Severability; Inconsistencies

This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions concerning the Purchased Loans. This Agreement may not be amended, restated, modified or supplemented unless such amendment, restatement, modification or supplement is set forth in a writing signed by all of the parties hereto; provided, however, that the Seller expressly acknowledges and agrees that the definition of Eligible Loans as set forth in Schedule EL and the definition of Approved Loan Types (including the underlying definitions for Mortgage Loans of a specific Approved Loan Type) (e.g., the definitions of Conforming Mortgage Loan, Wet Mortgage Loan, Aged Mortgage Loan, Jumbo Mortgage Loan, and/or BB&T Correspondent Mortgage Loan, as applicable, as set forth in Annexes A through E, respectively) may be amended, restated, modified or supplemented by the Buyer, in its sole and absolute discretion, without any further act or consent on the part of the Seller or any other Person, upon delivery of an Eligibility Change Notice to the Seller. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Facility Papers, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

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29 Benefit of the Agreement; Termination

29.1 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Seller may not assign or transfer any of its interest or delegate any of its obligations under the Facility Papers without the prior written consent of the Buyer and any such assignment or transfer without the prior written consent of the Buyer shall be null and void.

29.2 Remedies Exception. Section 29.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Article 19.

29.3 Agreement Commencement; Termination. This Agreement shall commence and become effective as of the Effective Date; provided, that each of the conditions precedent in Section 15.1(i) has been satisfied. Subject to payment of all Obligations, this Agreement and all Open Transactions hereunder shall terminate, automatically and without any requirement for notice, on the Termination Date; provided, that this Agreement and any Open Transactions may be extended in writing by the Buyer, in its sole and absolute discretion.

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30 Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

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31 Governing Law, Jurisdiction and Venue

31.1 Governing Law, Jurisdiction and Venue. This Agreement and the other Facility Papers shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of laws principles) and the United States of America from time to time in effect. Any legal action with respect to this Agreement or the other Facility Papers shall be brought in the United States District Court for the Middle District of Florida or the Southern District of Florida, or the state courts located in Orange County, Florida, or Miami-Dade County, Florida, and the Seller hereby accepts and unconditionally submits to the jurisdiction of such courts. The Seller hereby waives any objection to the laying of venue based on the grounds of inconvenient forum with respect thereto.

31.2 Arbitration. IN THE EVENT ANY DISPUTE SHOULD ARISE UNDER THIS AGREEMENT, THE REPURCHASE FACILITY, ANY OF THE FACILITY PAPERS, OR ANY OTHER ASPECT OF ANY TRANSACTION BETWEEN THE BUYER AND THE SELLER, WHETHER OR NOT SPECIFICALLY RELATING TO ANY OF THE FACILITY PAPERS, SAID DISPUTE OR ANY PORTION THEREOF WILL, AT THE BUYER’S SOLE ELECTION, AS APPLICABLE, BE RESOLVED THROUGH BINDING ARBITRATION IN ORANGE COUNTY, FLORIDA OR MIAMI-DADE COUNTY, FLORIDA, AND IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

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32 Waiver of Jury Trial

EACH OF THE SELLER AND THE BUYER HEREBY (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF THE SELLER AND THE BUYER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE BUYER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, THE SELLER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY STOCKHOLDER, DIRECTOR, OFFICER OR REPRESENTATIVE OF THE SELLER THAT THE BUYER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

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33 Relationship of the Parties

This Agreement provides for the sale by the Seller and the purchase by the Buyer of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyer is limited to that of seller and purchaser on the one hand and purchaser and reseller on the other. The provisions in this Agreement and the other Facility Papers for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyer including the Buyer’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Facility Papers shall be construed as permitting or obligating the Buyer to act as a financial or business advisor or consultant to the Seller, as permitting or obligating the Buyer to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyer to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Facility Papers and to obtain the advice of such counsel with respect to all matters contained in the Facility Papers including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyer to enter into this Agreement, and to execute and deliver this Agreement and the other Facility Papers.

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34 No Waivers, Etc.

No express or implied waiver of any Event of Default by the Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. Except as otherwise expressly provided herein, no modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the Buyer.

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35 Intent

35.1 Transactions are Repurchase Agreements, Master Netting Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as each such term is defined in section 101 of the Bankruptcy Code (except insofar as the type of Eligible Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The Buyer and the Seller agree that it is their mutual intent that the Transactions executed under this Agreement shall qualify for safe harbor treatment provided by the above referenced sections of the Bankruptcy Code and, to that end, the Seller agrees that, from time to time upon the written request of the Buyer, the Seller will prepare, execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in the Buyer’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify as, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under such sections of the Bankruptcy Code; provided, however, that the Buyer’s failure to request, or the Buyer’s or the Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder are safe harbored under the Bankruptcy Code. If, notwithstanding the foregoing, the Buyer’s enforcement of any right or remedy is stayed by operation of the Bankruptcy Code, the Seller hereby agrees, that, in the event a proceeding under Title 11 of the Bankruptcy Code, either voluntary or involuntary, is commenced by or against the Seller, that the Seller will not oppose or object to any motion or other pleading by the Buyer seeking relief from the automatic stay imposed by 11 U.S.C. § 362 to enforce any right or remedy the Buyer has with respect to the Purchased Loans and the funds related thereto, whether under this Agreement or otherwise. In addition, the Seller hereby consents to and agrees that the Seller will not oppose any motions that may be filed by the Buyer regarding possession, control or servicing of the Purchased Loans including, but not limited to, a motion by the Buyer seeking an order (a) directing turnover and/or disbursement of Purchased Loans and the funds related thereto to the Buyer, and (b) directing continued performance by the Seller of the terms of this Agreement.

35.2 Contractual Rights, Etc. The Buyer’s right to liquidate Eligible Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 19, is a contractual right to liquidate, terminate or accelerate such Transaction as described in sections 362(b)(6) and (7), 546(e) and (f), 555, 559 and 561 of the Bankruptcy Code.

35.3 FDIA. If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

35.4 Agreement is a Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each “payment entitlement” and “payment obligation” under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA).

35.5 Security Interest in Certain Assets Which are Deemed Part of a Purchased Loan. To the extent that a court of competent jurisdiction determines that certain assets which are deemed part of a Purchased Loan do not fall within the definition of a “repurchase agreement” under sections 101(47)(A)(i) and/or (iv) of the Bankruptcy Code or a “securities contract” under sections 741(7)(A)(i) or (viii) of the Bankruptcy Code (the “Additional Repurchase Assets”), then the parties hereto agree that to secure payment of its Obligations hereunder the Seller shall have pledged to the Buyer, and granted to the Buyer, a security interest in and a Lien on, Seller’s right, title and interest in and to all of such Additional Repurchase Assets and in any products and proceeds related thereto (collectively, the “Additional Repurchase Collateral”), whether now owned or hereafter acquired, subject to no other Liens except for Permitted Liens, and, only with respect to such Additional Repurchase Collateral, this Agreement shall constitute a security agreement or arrangement or other credit enhancement related to a repurchase agreement

35-1

as defined under section 101(47)(A)(v) of the Bankruptcy Code and/or a security agreement or arrangement or other credit enhancement related to a securities contract as defined under section 741(7)(A)(xi) of the Bankruptcy Code and this Agreement shall create a continuing security interest in the Additional Repurchase Collateral which shall remain in full force and effect until full and final payment of all Obligations. The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in all of the Additional Repurchase Collateral that are the subject matter of such court determination as a perfected first priority Lien at all times and to preserve and protect the Additional Repurchase Collateral. The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC as and when required by the Buyer, in its reasonable discretion. In addition to all other rights and remedies granted to the Buyer in this Agreement or in any other Facility Paper or by applicable law, the Buyer shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Additional Repurchase Collateral). The Seller shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees (including without limitation attorney’s fees for services in a bankruptcy or appeal), legal expenses, and other costs and expenses incurred by the Buyer in connection with the collection of the Obligations and the enforcement of the Buyer’s rights under this Agreement. The Seller shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Additional Repurchase Collateral applied to the Obligations are insufficient to pay the Obligations in full. The Buyer may apply the Additional Repurchase Collateral against the Obligations as provided in this Agreement and the other Facility Papers. The Seller waives all rights of marshalling, valuation, and appraisal in respect of the Collateral. Any cash held by the Buyer as Additional Repurchase Collateral and all cash proceeds received by the Buyer in respect of any sale of, collection from, or other realization upon all or any part of the Additional Repurchase Collateral may, in the good faith discretion of the Buyer, be held by the Buyer in a separate reserve account in the name of the Buyer for the benefit of the Seller as collateral for, and then or at any time thereafter applied in whole or in part against, the Obligations in the order permitted by this Agreement and the other Facility Papers. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Buyer and remaining after payment in full of all the Obligations shall be promptly paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus; provided, that the Buyer shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement. The provisions of this Section 35.5 shall not amend or modify or conflict or be inconsistent with the intent of the parties as otherwise expressed in the Agreement, including without limitation Articles 1, 11 and 35.

35.6 Tax and Accounting Treatment. Each party to this Agreement acknowledges that it is its intent for (i) U.S. federal, state and local income and franchise tax purposes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by the Seller in the absence of an Event of Default by the Seller, and (ii) accounting purposes to treat each Transaction as a secured financing. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with these treatments, unless required by law.

35-2

36 Disclosure Relating to Certain Federal Protections

The parties hereto acknowledge that they have been, advised that:

36.1 Parties not Protected by SIPA. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.

36.2 SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.

36.3 Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable. Nothing in the foregoing sentence shall be construed as a waiver by any party to this Agreement of any deposit insurance coverage that may be applicable to such party’s deposit accounts at any FDIC-insured or NCUA-insured financial institution.

36-1

37 USA Patriot Act Notification

The Buyer hereby notifies the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Buyer is required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information, that will allow them to identify the Seller in accordance with said Act.

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38 No Consequential Damages

WITH REGARD TO ANY ACTION, COUNTERCLAIM OR PROCEEDING UNDER THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT SUCH DAMAGES ARE CAUSED BY THE FAULT OR NEGLIGENCE OF THE FIRST PARTY AND WHETHER OR NOT THE FIRST PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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39 Survival

All covenants, agreements, representations and warranties made by the Seller herein and in any certificate delivered pursuant hereto shall survive the entering into the Transactions regardless of any investigation made by the Buyer and of the Buyer’s access to any information and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. In addition to the provisions of Article 8, the Seller’s obligations under Section 21.1 and any other indemnification obligations of the Seller or other obligations that so provide shall survive the termination of this Agreement for any reason whatsoever and payment of the Obligations.

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40 Security Interest in the Cash Collateral Account

Upon the establishment of any Cash Collateral Account, the provisions of this Article 40 shall apply:

Notwithstanding anything to the contrary herein, to secure payment of its Obligations hereunder the Seller hereby pledges to the Buyer, and grants to the Buyer, a security interest in and a Lien on, all of the Seller’s right, title and interest in and to and under the Cash Collateral Account and any and all cash and other sums at any time on deposit therein and all products and proceeds thereof or related thereto (collectively, the “Other Assets Collateral”), whether now existing or hereafter arising, subject to no other Liens, and, only with respect to such Other Assets Collateral, this Agreement shall constitute a security agreement or arrangement or other credit enhancement related to a repurchase agreement as defined under section 101(47)(A)(v) of the Bankruptcy Code and/or a security agreement or arrangement or other credit enhancement related to a securities contract as defined under section 741(7)(A)(xi) of the Bankruptcy Code and this Agreement shall create a continuing security interest in the Other Assets Collateral which shall remain in full force and effect until full and final payment of all Obligations. The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in the Other Assets Collateral as a perfected first priority Lien at all times and to preserve and protect the Other Assets Collateral. The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue the perfection of such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC as and when required by the Buyer, in its reasonable discretion. In addition to all other rights and remedies granted to the Buyer in this Agreement or in any other Facility Paper or by applicable Law, the Buyer shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the Other Assets Collateral). The Seller shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees (including without limitation attorney’s fees for services in a bankruptcy or appeal), legal expenses, and other costs and expenses incurred by the Buyer in connection with the collection of the Obligations and the enforcement of the Buyer’s rights under this Agreement. The Seller shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Other Assets Collateral applied to the Obligations are insufficient to pay the Obligations in full. The Buyer may apply the Other Assets Collateral against the Obligations as provided in this Agreement and the other Facility Papers. The Seller waives all rights of marshalling, valuation, and appraisal in respect of the Other Assets Collateral. Any cash held by the Buyer as Other Assets Collateral (including, without limitation, cash held in the Cash Collateral Account) and all cash proceeds received by the Buyer in respect of any sale of, collection from, or other realization upon all or any part of the Buyer’s collateral under this Agreement may, in the good faith discretion of the Buyer, be held by the Buyer in a separate reserve account (including, without limitation, the Cash Collateral Account) in the name of the Buyer for the benefit of the Seller as collateral for, and then or at any time thereafter applied in whole or in part against, the Obligations in the order permitted by this Agreement and the other Facility Papers. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Buyer and remaining after payment in full of all the Obligations shall be promptly paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus; provided, that the Buyer shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement. The provisions of this Article 40 shall not amend or modify or conflict or be inconsistent with the intent of the parties as otherwise expressed in the Agreement, including without limitation Articles 1, 11 and 35.

[The remainder of this page is intentionally blank; signature pages follow]

40-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date set forth in the Preamble.

INSPIRE HOME LOANS INC., as the Seller

By:	/s/ James Palda
Name:	James Palda
Title:	President

BRANCH BANKING AND TRUST COMPANY, as the Buyer

By:	/s/ Daryl Hardy
Name:	Daryl Hardy
Title:	VP

APPENDIX 1

TO MASTER REPURCHASE AGREEMENT

(Effective as of the Effective Date)

MRA Cross-Referenced Data

	Item #	Data Input
Administrative Account Number	2.2.1	Not applicable as of the Effective Date

Authorized Seller Representatives	2.2.2	Name	Title

		James Palda	President

		Lauren Ingersoll	Secretary

		Cherie Edborg	Treasurer

Cash Collateral Account Number	2.2.3

Certificating Custodian	2.2.4	Not applicable as of the Effective Date

Change of Control: Name(s) of Key Officers	2.2.5	James Palda

Effective Date	2.2.6	April 10, 2017

Guarantor(s) Names	2.2.7	Not applicable as of the Effective Date

Name & Date of Guaranty Agreement	2.2.8	Not applicable as of the Effective Date

Investor Funding Account Number	2.2.9

Loan Funding Account Number	2.2.10

Operating Account Number	2.2.11

Purchase Request Cutoff Time	4.1.1	Noon, except such cutoff time shall be 4:00 p.m. if the Purchase Request is Electronically Submitted

Name of Seller	4.4.1	Inspire Home Loans Inc.

Subsidiaries	16.1.1	The Subsidiaries are as follows:

APPENDIX 1-1

Subsidiary	Place of organization	The Seller’s percentage of capital stock or equity ownership
Operating Subsidiaries

NONE	N/A	N/A

Single Purpose Finance Subsidiaries

NONE	N/A	N/A

Ownership	16.1.2	The ownership of Seller is as follows:

Owner(s) of Seller	Owner’s Percentage of Capital Stock or Equity Ownership
Parkway Financial Group*	100%

*	Parkway Financial Group is owned 100% by Century Communities, Inc.

Agency Approvals	16.1.3	FHA

Principal Place of Business	16.1.4	Principal Executive Office:

		19600 Fairchild Road, Suite 200
		Irvine, CA 92612

		Records concerning Purchased Loans at:

		19600 Fairchild Road, Suite 200
		Irvine, CA 92612

		The Seller’s Organizational Number:

		6178326

Name Changes &Trade Names	16.1.5	None

Personal Financial Statements	17.1.1	Not applicable

Tax Returns	17.1.2	Not applicable

APPENDIX 1-2

Servicing Valuations and Reports	17.1.3	Not applicable as of the effective date of this Appendix 1; provided, however, that if the Seller begins to retain mortgage servicing rights after such effective date, the Buyer shall have the right to require periodic servicing valuations, delinquency reports, and related information.

Servicing Valuation/Report Cycles	17.1.4	Not applicable as of the effective date of this Appendix 1; provided, however, that if the Seller begins to retain mortgage servicing rights after such effective date, the Buyer shall have the right to determine the cycles on which the Seller must deliver periodic servicing valuations, delinquency reports, and related information.

Seller’s Fiscal Year-End	17.1.5	December 31

Post-Closing Deliverables	17.17.1	None

State of Organization	18.15.1	Delaware

Seller’s Name, Address, Telephone, Facsimile Number, Email Address and Name and Title of Contact Person	24.1	Inspire Home Loans Inc. 19600 Fairchild Road, Suite 200 Irvine, CA 92612
		Attention: James Palda, President
		Telephone: (949) 420-9766
		Facsimile: (702) 924-5779
		Email: jim.palda@inspirehomeloans.com

Buyer’s Name, Address, Telephone,	24.2	Branch Banking and Trust Company
Facsimile Number, Email Address		Mortgage Warehouse Lending Division
and Name and Title of Contact Person		102 W. Pineloch Avenue, Suite 18
		Orlando, FL 32806
		Attention: Julie S. Glass, Senior Vice President/Managing Director
		Telephone: (407) 835-6700
		Facsimile: (407) 812-9184
		Email: jglass@bbandt.com

		with an additional copy to:

		Branch Banking and Trust Company
		Mortgage Warehouse Lending Division
		1425 Seminole Trail, 3rd Floor
		Charlottesville, VA 22901
		Attention: Samuel W. Bryan, Senior Vice President
		Telephone: (434) 422-9613
		Facsimile: (434) 973-9237
		Email: sbryan@bbandt.com

APPENDIX 1-3

Buyer’s Attorney’s Name, Address, Telephone, Facsimile Number, and Email Address and Name and Title of Contact Person	24.3	Bradley Arant Boult Cummings LLP One Federal Place 1819 Fifth Avenue North
Birmingham, AL 35203
Attention: L. Susan Doss, Esq.
Telephone: (205) 521-8635
Facsimile: (205) 488-6635
Email: sdoss@bradley.com

APPENDIX 1-4

APPENDIX 2

TO MASTER REPURCHASE AGREEMENT

(Effective as of the Effective Date)

MRA Cross-Referenced Data

	Item #	Data Input
Approved Loan Types	2.2.2.1	• Conforming Mortgage Loans (as defined in Annex A)

		• Wet Mortgage Loans (as defined in Annex B)

		• Aged Mortgage Loans (as defined in Annex C)

		• Jumbo Mortgage Loans (as defined in Annex D)

		• BB&T Correspondent Mortgage Loans (as defined in Annex E)

Approved Sublimits	2.2.2.2	• Conforming Mortgage Loans Sublimit

		• Wet Mortgage Loans Sublimit

		• Aged Mortgage Loans Sublimit

		• Jumbo Mortgage Loans Sublimit

		• BB&T Correspondent Mortgage Loan Sublimit

Buyer’s Margin Percentage, Purchase Value and Repurchase Period	2.2.2.3	The Buyer’s Margin Percentages, Purchase
		Values and standard Repurchase Periods are as set forth in the chart below:

Type of Mortgage Loan	Buyer’s Margin Percentage	Purchase Value	Standard Repurchase Period
Conforming Mortgage Loans	98%	(A) the Buyer’s Margin Percentage for Conforming Mortgage Loans multiplied by (B) the lesser of (1) the purchase price to be paid by an Approved Investor in the Investor Commitment applicable to such Mortgage Loan, or (2) the Principal Balance of such Mortgage Loan	sixty (60) days after the applicable Purchase Date

Wet Mortgage Loans	The percentage applicable to the underlying Type of Mortgage Loan funded by the relevant Transaction	The amount equal to the Purchase Value applicable to the underlying Type of Mortgage Loan funded by the relevant Transaction	seven (7) days after the applicable Purchase Date

APPENDIX 2-1

Aged Mortgage Loans	(A) if such Mortgage Loan was originally a Conforming Mortgage Loan or a BB&T Correspondent Mortgage Loan that also met the definitional requirements of a Conforming Mortgage Loan, 90%, except 85% if the Cumulative Loan-to-Value Ratio of such Mortgage Loan is more than 100% and such Mortgage Loan is a Government Sponsored Loan; or (B) if such Mortgage Loan was originally a Jumbo Mortgage Loan or a BB&T Correspondent Mortgage Loan that also met the definitional requirements of a Jumbo Mortgage Loan, 90%, except 85% if the Cumulative Loan-to-Value Ratio of such Mortgage Loan is more than 95%	(A) the Buyer’s Margin Percentage for Aged Mortgage Loans multiplied by (B) the lesser of (1) the outstanding Purchase Price of such Mortgage Loan immediately prior to the transfer of such Mortgage Loan to the Aged Mortgage Loans Sublimit from the applicable other Approved Sublimit, or (2) if an Investor Commitment applies to such Aged Mortgage Loan, the purchase price to be paid by an Approved Investor for such Aged Mortgage Loan under such Investor Commitment	thirty (30) days after the applicable Transfer Date

Jumbo Mortgage Loans	97%, except 90% if the Cumulative Loan-to-Value Ratio is more than 95%	(A) the Buyer’s Margin Percentage for Jumbo Mortgage Loans multiplied by (B) the lesser of (1) the purchase price to be paid by an Approved Investor in the Investor Commitment applicable to such Mortgage Loan, or (2) the Principal Balance of such Mortgage Loan	sixty (60) days after the applicable Purchase Date

BB&T Correspondent Mortgage Loans	(A) if such Mortgage Loan also meets the definitional requirements of a Conforming Mortgage Loan, 98%; or (B) if such Mortgage Loan also meets the definitional requirements of a Jumbo Mortgage Loan, 97%, except 90% if the Cumulative Loan-to-Value Ratio is more than 95%	(A) the Buyer’s Margin Percentage for BB&T Correspondent Mortgage Loans multiplied by (B) the lesser of (1) the purchase price to be paid by the Buyer in the Investor Commitment applicable to such Mortgage Loan, or (2) the Principal Balance of such Mortgage Loan	sixty (60) days after the applicable Purchase Date

Commitment Amount	2.2.2.4	$25,000,000.00

Termination Date	2.2.2.5	April 9, 2018

Applicable Index & Index Reset Period and Applicable Margins	2.2.3.1	The Applicable Indexes (and reset periods) and Applicable Margins are as set forth in the chart below:

APPENDIX 2-2

Type of Mortgage Loan	Applicable Index & Index Reset Period	Applicable Margin (or, with respect to Past Due Mortgage Loans, the Past Due Margin)
Conforming Mortgage Loans, Wet Mortgage Loans, Jumbo Mortgage Loans	LIBOR, floating daily	2.625% (262.5 basis points)

Aged Mortgage Loans	Prime Rate, floating daily	1.00% (100 basis points)

BB&T Correspondent Mortgage Loans	LIBOR, floating daily	2.375% (237.5 basis points)

Extended Wet Mortgage Loans and Past Due Mortgage Loans	Prime Rate, floating daily	3.00% (300 basis points)

LIBOR Floor Rate	2.2.3.2	0.00% (zero basis points). Notwithstanding anything in this Agreement to the contrary, the LIBOR Floor Rate shall never be less than zero percent (0.0%).

Prime Floor Rate	2.2.3.3	5.50% (550 basis points)

Sublimit Maximum Amounts	2.5.2.1	The maximum amount of each Approved Sublimit is as set forth in the table below:

Sublimit	Maximum Amount is the lesser of (A) or (B)
	Dollar Amount (A)	Percentage of Commitment (B)
Conforming Mortgage Loans Sublimit	$25,000,000.00	100%

Wet Mortgage Loans Sublimit	$15,000,000.00 on the first five and last five Banking Days of each month, and $12,500,000.00 at all other times	60% on the first five and last five Banking Days of each month, and 50% at all other times

Aged Mortgage Loans Sublimit	$1,250,000.00	5%

Jumbo Mortgage Loans Sublimit	$3,750,000.00	15%

BB&T Correspondent Mortgage Loans Sublimit	$12,500,000.00	50%

APPENDIX 2-3

Collateral Processing Fee	2.10.1.1	$45.00 per Mortgage Loan

Endorsement Fee	2.10.1.2	$10.00

Non-Usage Average Daily Availability Rate	2.10.1.3	fifty percent (50%)**

Non-Usage Fee Rate	2.10.1.4	0.125% (12.50 basis points)**

**	Notwithstanding the foregoing, the Buyer waives the Non-Usage Fee for each calendar quarter through and including the calendar quarter ending on September 30, 2017. The Buyer will first have the right to charge the Non-Usage Fee (if the Non-Usage Fee is then due and payable in accordance with this Agreement) with respect to the calendar quarter ending on December 31, 2017.

Reinstatement Fee	2.10.1.5	$5.00

Wire Transfer Fee	2.10.1.6	$10.00 per outgoing wire transfer

Account Maintenance Fee	2.10.1.7	Not applicable

Other Fees	2.10.1.8	Not applicable

Date of Latest Audited Financial Statements	2.16.1.1	December 31, 2016

Date of Latest Unaudited Financial Statements	2.16.1.2	January 31, 2017

Maximum Liability Amount	2.17.1.1	$500,000.00

Beginning Date of Minimum Balance	2.17.14.1	The Effective Date
Requirement (Cash Collateral Account)

Minimum Balance (Cash Collateral Account)	2.17.14.2	The greater of (a) $750,000.00 or (b) three percent (3%) of the Commitment amount

Intercreditor Agreements	2.17.16.1	None in effect as of the Effective Date

Other Approved Facilities	2.18.2	None in place as of the Effective Date

APPENDIX 2-4

Adjusted Tangible Net Worth	2.18.19.1	$4,000,000.00

Leverage Ratio	2.18.19.2	12.0:1.0

Current Ratio	2.18.19.3	1.0:1.0

Minimum Liquidity Amount	2.18.19.4	$1,500,000.00

Net Income Testing Period	2.18.19.5	for the previous calendar quarter, tested quarterly as at the end of each calendar quarter***

Net Income Amount	2.18.19.6	$1.00***

***	Notwithstanding the foregoing, the Buyer shall not test the Net Income covenant for any calendar quarter through and including the calendar quarter ending on June 30, 2017. The Buyer will first test the Net Income covenant with respect to the calendar quarter ending on September 30, 2017.

Additional Financial Covenants	2.18.19.7	Not applicable

Per Loan Limit	2.EL.1	$1,000,000.00

APPENDIX 2-5

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS

TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH

CERTAIN FINANCIAL COVENANTS

BUYER:	BRANCH BANKING AND TRUST COMPANY

SELLER:	INSPIRE HOME LOANS INC.

SUBJECT PERIOD:	{ } ended { }

DATE:	{ }

This certificate is delivered to the Buyer under that certain Master Repurchase Agreement dated as of April 10, 2017 (as supplemented, amended or restated from time to time, the “Repurchase Agreement”), by and between the Seller and the Buyer from time to time party thereto. Unless they are otherwise defined in this certificate, terms defined in the Repurchase Agreement have the same meanings here as there.

The undersigned officer of the Seller certifies to the Buyer that on the date of this certificate:

1. The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.

2. The Seller’s financial statements that are attached to this certificate were prepared in accordance with GAAP (except that interim — i.e., other than annual — financial statements exclude notes to financial statements and statements of changes to stockholders’ (or owners’) equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim financial statements) present fairly the Seller’s financial condition and results of operations as of {                    , 20            }, for that month (the “Subject Period”) and for the year to that date.

3. The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following: (a) except to the extent that (i) a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have changed by transactions or conditions contemplated or expressly permitted by the Facility Papers, the representations and warranties of the Seller in the Repurchase Agreement and the other Facility Papers are true and correct in all material respects, other than the changes, if any, described on the attached Annex A; (b) the Seller has complied with all of its obligations under the Facility Papers, other than the deviations, if any, described on the attached Annex A; (c) no Event of Default has occurred that has not been declared by the Buyer in writing to have been cured or waived, and no Potential Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Potential Defaults, if any, described on the attached Annex A and (d) whether there has been compliance by the Seller with the financial covenants in Section 18.19 of the Repurchase Agreement is accurately calculated on the attached Annex A.

INSPIRE HOME LOANS INC.

By:
Name:
Title:

Ex. A-1

ANNEX A TO OFFICER’S CERTIFICATE

1. Describe deviations from representations, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:

2. Describe deviations from compliance with obligations, if any — clause 3(b) of attached Officer’s Certificate — if none, so state:

3. Describe Potential Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:

4. Calculate compliance with covenants in Section 18 — clause 3(d) of attached Officer’s Certificate:

(a) Adjusted Tangible Net Worth. Adjusted Tangible Net Worth, tested monthly as at the end of each calendar month, to be not less than $4,000,000.00.

(b) Leverage Ratio. Leverage Ratio, tested monthly as at the end of each calendar month, to be not greater than 12.0:1.0.

(c) Current Ratio. Current Ratio, tested monthly as at the end of each calendar month, to be not less than 1.0:1.0.

(d) Minimum Liquidity. The Seller’s Liquidity, tested monthly as at the end of each calendar month, to be not less than $1,500,000.00.

(e) Net Income. The Seller’s net income, determined in accordance with GAAP, for the previous calendar quarter, tested quarterly as at the end of each calendar quarter, to be not less than $1.00.

(f) The Seller has not declared or paid any dividend or distribution, as applicable, directly or indirectly to the Seller’s stockholders (or other equity owners) when, or immediately after, the payment of which, any Potential Default or Event of Default existed.

(g) The Seller has not directly or indirectly made any advance to (or declined or deferred any payment due from) any stockholder (or other equity owner) where at the time of or immediately after such action any Potential Default or Event of Default existed or would exist.

Ex. A-2

EXHIBIT B

ELIGIBILITY CHANGE NOTICE

{Date}

Inspire Home Loans Inc.

19600 Fairchild Road, Suite 200

Irvine, CA 92612

Attention: James Palda, President

Dear Mr. Palda:

Pursuant to that certain Master Repurchase Agreement, dated as of April 10, 2017, as amended or modified from time to time in accordance with the terms thereof (the “Repurchase Agreement,” the capitalized terms used herein and not otherwise defined having the meanings given to such terms in said Repurchase Agreement), by and between INSPIRE HOME LOANS INC., a Delaware corporation, as Seller, and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Buyer, we hereby amend {Appendix 2, Item 2.2.2.2 (Approved Loan Types)}{Schedule EL (Eligible Loans)}{Annex A, B, C, D and/or E} of the Repurchase Agreement and advise you that, commencing on the {effective date} and at all times thereafter (unless further amended by a subsequent Eligibility Change Notice), the {Appendix 2, Item 2.2.2.2 (Approved Loan Types)}{Schedule EL (Eligible Loans}{Annex A, B, C, D and/or E} attached hereto shall be deemed applicable to and amend the corresponding {Schedule}{Appendix Item}{Annexes} in the Repurchase Agreement without any further act or consent from the Seller or any other Person. This Eligibility Change Notice replaces and supersedes any and all prior Eligibility Change Notices with respect to the{Schedule}{Appendix Item}{Annex(es)} amended hereby.

Sincerely,

BRANCH BANKING AND TRUST COMPANY

By:
Name:
Title:

Ex. B-1

SCHEDULE CN

FORM OF CHANGE NOTICE

[On Letterhead of the Seller]

[Date]

BRANCH BANKING AND TRUST COMPANY

Mortgage Warehouse Lending Division

102 W. Pineloch Avenue, Suite 18

Orlando, FL 32806

Ladies and Gentlemen:

Pursuant to that certain Master Repurchase Agreement, dated as of April 10, 2017, as amended from time to time (the “Repurchase Agreement,” the capitalized terms used herein and not otherwise defined having the meanings given to such terms in said Repurchase Agreement), by and between INSPIRE HOME LOANS INC., a Delaware corporation, as Seller (the “Seller”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Buyer (the “Buyer”), we hereby amend the list of Authorized Seller Representatives only as set forth herein and advise you that, effective as of the date hereof, (1) each of the following persons is hereby designated as an additional “Authorized Seller Representative” for purposes of the Repurchase Agreement and, as such, each and all are hereby authorized and empowered in the name of and on behalf of the Seller, inter alia, to initiate Purchase Requests under the Repurchase Facility and, in connection therewith, to execute and deliver to the Buyer such documents substantially in the forms attached to or otherwise permitted in the Repurchase Agreement, and the Buyer shall be fully entitled to rely upon the foregoing authorization in so doing:

Additional Authorized Seller Representative(s)

Name	Title/Position	Specimen Signature

and (2) each of the following persons (if any) is hereby deleted as an “Authorized Seller Representative” for purposes of the Repurchase Agreement (list only deletions, if any):

This notice is in addition to list of Authorized Seller Representatives and/or each prior Notice of Change of Authorized Seller Representative(s) delivered by the Seller to the Buyer and, other than as amended hereby, the list of Authorized Seller Representatives, as amended from time to time, remains in full force and effect and are ratified hereby.

DATED this {        } day of {                    , 20        }.

SELLER:

INSPIRE HOME LOANS INC.

By:
Name:
Title:

Schedule CN-1

SCHEDULE DQ

DISQUALIFIERS

“Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless the Buyer shall have waived it, or declared it cured, in writing, the Market Value of the affected Purchased Loan shall be deemed to be zero (and the Buyer shall be deemed to have marked such Purchased Loan to market):

1. Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan” that is applicable to such Type of Purchased Loan.

2. In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 16.2 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectability of that Purchased Loan, considered either by itself or together with other Purchased Loans.

3. Any Purchased Loan (other than an Aged Mortgage Loan) shall become In Default.

4. Any Purchased Loan (other than an Aged Mortgage Loan) for any reason shall cease to be covered by an Investor Commitment acceptable to the Buyer, and the Seller shall fail to cause such Purchased Loan to be covered by another Investor Commitment acceptable to the Buyer on or before ten (10) Banking Days after such initial coverage is lost.

5. The Wet Mortgage Loan Period shall have elapsed after the Purchase Date upon which a Wet Mortgage Loan has been sold to the Buyer without all of such Wet Mortgage Loan’s Required Documents having been received by the Buyer; provided, that if such Wet Mortgage Loan’s Required Documents were received by the Buyer, but were found by the Buyer to have been deficient in some manner which, in the Buyer’s reasonable determination represents a condition correctable by the Seller within ten (10) days’ time and the Buyer then returns each affected Required Document to the Seller for such corrective action, then such Purchased Loan shall not be disqualified by this provision for correction, collection or other action.

6. Any Purchased Loan shall be assumed by (or otherwise become the liability of) — or the real property securing it shall become owned by — any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Buyer.

7. Any Purchased Loan shall be assumed by (or otherwise become the liability of) — or the real property securing it shall become owned by — an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Buyer.

8. Any Purchased Loan shipped to an investor or, if applicable, the Certificating Custodian shall not be paid for or returned to the Buyer on or before forty-five (45) days after it is shipped.

9. The applicable Repurchase Period shall have elapsed with respect to any Purchased Loans.

Schedule DQ-1

SCHEDULE EL

ELIGIBLE LOANS

“Eligible Loan” means and includes each Mortgage Loan as to which each of the following statements is true and correct:

(1) Such Mortgage Loan is secured by a first priority mortgage, deed of trust or deed to secure debt, as applicable, on the Property securing such Mortgage Loan;

(2) Unless otherwise approved by the Buyer from time to time, in its sole discretion and in writing, the improvements on the Property securing such Mortgage Loan shall consist of any one of the following: (i) a detached, one-family dwelling, (ii) a detached two-to-four family dwelling, (iii) a one-family dwelling in a condominium or townhouse project, or (iv) a detached one-family dwelling or townhouse in a planned unit development, none of which (x) is a co-operative or a mobile or manufactured home unless, in the case of a mobile or manufactured home, it is affixed to the real property and is encumbered by a first priority mortgage (or deed of trust or deed to secure debt) both on such real property and on such mobile or manufactured home that has priority over any other Lien on such mobile or manufactured home, whether or not arising under applicable real property law; (y) does not constitute real property under applicable state law, or (z) contains any commercial operations (other than in the nature of an in-home office);

(3) Such Mortgage Loan is free of any material default (other than as otherwise permitted in the Agreement) of any party thereto (including the Seller);

(4) Except in the case of an Aged Mortgage Loan, no payment under such Mortgage Loan is more than thirty (30) days past due the payment due date set forth in the underlying promissory note and mortgage (or deed of trust or deed to secure debt);

(5) Such Mortgage Loan is in compliance with all applicable Laws and regulations governing the same, including the federal Consumer Credit Protection Act of 1968, as amended from time to time, and the regulations promulgated thereunder, the federal Truth-in-Lending Act, as amended from time to time, and the regulations promulgated thereunder, the Secure and Fair Enforcement for Mortgage Licensing (SAFE) Act of 2008, as amended from time to time, and the regulations promulgated thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended from time to time, and the regulations promulgated thereunder, and all applicable usury laws and restrictions; and all notices, disclosures and other statements or information required by law or regulation to be given, and any other act required by law or regulation to be performed, in connection with such Mortgage Loan have been given and performed as required;

(6) All advance payments and other deposits on such Mortgage Loan have been paid in cash, and no part of such sums has been loaned, directly or indirectly, by the Seller to the Customer thereon;

(7) The Property securing such Mortgage Loan is insured against loss or damage by fire and all other hazards normally included within standard extended insurance coverage (including flood plain insurance if such Property is located in a federally designated flood plain) in accordance with the provisions of such Mortgage Loan with the Seller named as a loss payee thereon;

(8) The Property securing such Mortgage Loan is free and clear of all Liens except Liens in favor of the Seller and Permitted Encumbrances;

(9) Except in the case of an Aged Mortgage Loan, if the promissory note for such Mortgage Loan (or any other documentation relating thereto) has been withdrawn from the possession of the Buyer, on terms and subject to conditions set forth herein, (i) such note or other documentation has been released to the Seller for purposes of correcting clerical or other non-substantive documentation problems pursuant to a trust receipt as permitted herein, and such release has occurred within the immediately preceding ten (10) days; or (ii) the promissory note and any related documentation for such Mortgage Loan have been shipped by the Buyer directly to

Schedule EL-1

an Approved Investor for purchase or, if applicable, to the Certificating Custodian for inclusion in a pool of Mortgage Loans supporting an Agency MBS, as permitted herein, and such shipment has occurred within the immediately preceding forty-five (45) days;

(10) Except as otherwise waived by the Buyer, in the event the Loan-to-Value Ratio of such Mortgage Loan exceeds eighty percent (80%), such Mortgage Loan is either guaranteed by VA or insured by FHA or is covered by a private mortgage insurance policy issued in favor of the Seller by an insurer approved by Fannie Mae, Freddie Mac, Ginnie Mae or the Approved Investor issuing the Investor Commitment for such Mortgage Loan;

(11) Except in the case of an Aged Mortgage Loan, the date of the promissory note for such Mortgage Loan is no earlier than sixty (60) days (or ninety (90) days in the case of any Mortgage Loan which is purchased by the Seller from a third party correspondent) prior to the Purchase Date for any Mortgage Loan that becomes a Purchased Loan or, if the interest rate applicable to such Mortgage Loan has converted to a fixed rate, the date of such conversion is no earlier than sixty (60) days prior to the Purchase Date for such Mortgage Loan that becomes a Purchased Loan;

(12) If such Mortgage Loan is FHA insured or VA guaranteed, such insurance or guaranty is in full force and effect (or such Mortgage Loan is eligible for such insurance or guaranty and said insurance or guaranty has been or will be applied for within thirty (30) days from the date of funding of such Mortgage Loan), and/or fully conforms to all underwriting and other requirements of Fannie Mae, Freddie Mac, Ginnie Mae, FHA or VA;

(13) Except in the case of an Aged Mortgage Loan, such Mortgage Loan is subject to a valid and binding Investor Commitment to purchase such Mortgage Loan or, if applicable, an Agency MBS backed by such Mortgage Loan, and the following requirements are met: (i) such Investor Commitment is fully enforceable in accordance with its terms; (ii) such Investor Commitment will be assigned to the Buyer on the Purchase Date in respect of any Mortgage Loan that becomes a Purchased Loan; (iii) the Seller and the applicable Mortgage Loan are in full compliance with such Investor Commitment; and (iv) if such Investor Commitment is not a Best Efforts Commitment, such Mortgage Loan is covered by a Hedging Arrangement that mitigates interest rate risk;

(14) Except for the existence of a commitment to sell such Mortgage Loan on a servicing-released basis, such Mortgage Loan is not subject to any servicing arrangement with any Person other than the Seller nor are any Servicing Rights relating to such Mortgage Loan subject to any lien, claim, interest or negative pledge in favor of any Person and such Servicing Rights have not been sold, transferred, assigned, conveyed, pledged, mortgaged or hypothecated to any Person, other than as permitted hereunder;

(15) The initial principal amount of such Mortgage Loan does not exceed the amount set forth in Appendix 2, Item 2.EL.1 (the “Per Loan Limit”), unless otherwise approved by the Buyer, in its sole discretion, from time to time, in respect of any Mortgage Loan that becomes a Purchased Loan;

(16) Such Mortgage Loan is originated directly by the Seller and is not purchased from a third party correspondent, unless otherwise approved by the Buyer in its sole discretion and, if so approved by the Buyer in respect of a Mortgage Loan that becomes a Purchased Loan, the Required Documents and, if the Buyer has so requested, the other Loan Papers for such Mortgage Loan must be delivered to the Buyer or its designee on or prior to the date of the Transaction, accompanied by a bailment letter acceptable to the Buyer and applicable wiring instructions;

(17) If such Mortgage Loan was directly or indirectly acquired by the Seller from a mortgage broker or a correspondent, such Mortgage Loan was purchased for fair value and the Seller took possession of such Mortgage Loan in the ordinary course of its business, without knowledge that such Mortgage Loan was subject to any security interest;

(18) The Property securing such Mortgage Loan is (i) located in a state in which the Seller has all necessary licenses to conduct its mortgage banking business; and (ii) improved by completed improvements;

(19) Except in the case of an Aged Mortgage Loan, no Disqualifier exists as to such Mortgage Loan;

Schedule EL-2

(20) Such Mortgage Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is (1) generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to such Mortgage Loan, and (2) is qualified to do business in the jurisdiction where the relevant Mortgaged Premises are located, insuring the Seller, its successors and assigns, as to the first priority (subject to Permitted Encumbrances) of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Mortgage Loan. No claims have been made under such policy and no prior holder of such Mortgage Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy. The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Buyer of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Buyer if, as and when such Mortgage Loan is sold to the Buyer;

(21) Such Mortgage Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof;

(22) Such Mortgage Loan does not contain provisions pursuant to which monthly payments are paid in whole or in part with funds deposited in any separate account established by the Seller, the Customer or anyone on behalf of the Customer, or paid by any source other than the Customer, nor any other similar provisions currently in effect that effectively constitute a “buydown” provision;

(23) Such Mortgage Loan is not subject to a bankruptcy plan nor is the Customer or any guarantor of such Mortgage Loan (or any portion thereof) a debtor in a bankruptcy or insolvency proceeding;

(24) As to such Mortgage Loan and/or its Loan Papers:

(a) the Seller has not waived any default, breach, violation or event permitting acceleration except payment delinquencies that have not been outstanding long enough to cause such Mortgage Loan to be In Default;

(b) the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization of the benefits of the security intended to be provided by it;

(c) none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers;

(d) there is only one original executed Mortgage Note, and, except in the case of Wet Mortgage Loans, that original has been delivered to the Buyer;

(e) the Mortgage Note and Mortgage for such Mortgage Loan that becomes a Purchased Loan, including Wet Mortgage Loans, has been duly (i) endorsed by the last endorsee or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank (or if requested by the Buyer, to the Buyer)—endorsement in blank of a Mortgage Assignment is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns—and delivered (or in the case of Wet Mortgage Loans are in the process of being delivered) to the Buyer;

(f) the Mortgage Assignment for such Mortgage Loan that becomes a Purchased Loan is or will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System); and upon and after delivery to the Buyer of the Mortgage Note evidencing such Mortgage Loan, the Buyer will have a duly perfected first priority possessory ownership interest in such Mortgage Loan, and for so long as the Buyer or another bailee for the Buyer retains possession of such Mortgage Note, the Buyer will have a duly perfected first priority possessory ownership interest in such Mortgage Loan;

Schedule EL-3

(g) all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that have previously become due have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by any Person other than the applicable Customer, directly or indirectly, for the payment of any amount required under the related Loan Papers, except for interest to accrue from the date of such Mortgage Loan or the date of disbursement of its proceeds (whichever is greater) to the day that precedes by a month the due date of such Mortgage Loan’s first installment of principal and interest;

(h) if an escrow of funds has been established for such Mortgage Loan, it is not prohibited by applicable Law, all escrow deposits and escrow payments have been collected in full compliance with applicable Law and are in the possession of the Seller or have been applied to pay their proper and intended purposes, no escrow deposits or escrow payments or other charges or payments due in respect of such Mortgage Loan have been capitalized under its Mortgage Note or Mortgage and no deficiencies exist in connection therewith for which customary arrangements for payment have not been made;

(i) all interest rate adjustments, if any, in respect of such Mortgage Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited;

(j) no Customer in respect of such Mortgage Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003;

(k) the Mortgage is a Lien on the Mortgaged Premises and Property described in it, and the description of the Mortgaged Premises in such Mortgage is legally adequate and such Mortgage Loan has been fully advanced in its face amount;

(l) no default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing in respect of such Mortgage Loan except as to which the Seller has given written notice to the Buyer with respect thereto if such Mortgage Loan has become a Purchased Loan (by reporting Purchased Loans that are delinquent Mortgage Loans);

(m) the Seller’s acquisition, disposition and collection practices with respect to such Mortgage Loan are and have been in all material respects in accordance with industry custom and practice, and in all respects legal and proper; and

(n) all Hazard Insurance Policies covering the Mortgaged Premises encumbered by such Mortgage Loan:

(1) name and will continue to name the Seller or the applicable Servicer as the insured under a standard mortgagee clause and, in the event such Mortgage Loan becomes a Purchased Loan, inures to the benefit of the Buyer;

(2) are and will continue to be in full force and effect;

(3) are in the amount of the full insurable value of the Mortgaged Premises on a replacement cost basis or the unpaid principal amount of such Mortgage Loan, whichever is less;

(4) are the valid and binding obligation of the insurer;

Schedule EL-4

(5) have all premiums due thereon paid;

(6) are required by the related Mortgage to be maintained on relevant Mortgaged Premises at the Customer’s cost and expense, failing which the holder of such Mortgage is authorized by the express terms of such Mortgage to obtain and maintain such insurance at such Customer’s cost and expense and to obtain reimbursement of such cost from such Customer; and

(7) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if required by the terms of any applicable private mortgage insurance or by any applicable Requirements of Law.

(25) Such Mortgage Loan or, as applicable, all Loan Papers relating to such Mortgage Loan:

(a) were originated by a duly licensed mortgage loan originator or mortgage lender in the ordinary course of its business;

(b) have been made and originated in compliance with all applicable requirements of the Real Estate Settlement Procedures Act of 1974, the Equal Credit Opportunity Act of 1974, the federal Truth-In-Lending Act of 1968, the Fair Credit Billing Act of 1974, the Fair Credit Reporting Act of 1970, the Secure and Fair Enforcement for Mortgage Licensing (SAFE) Act of 2008, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each as amended from time to time, and the related statutes and regulations and all applicable Requirements of Law under usury, truth-in-lending, equal credit opportunity and all other Laws, and, in respect of such Mortgage Loan if, as and when it becomes a Purchased Loan, the continued compliance of the Purchased Loan is not affected by its sale to the Buyer;

(c) are the legal, valid and binding obligations of the Customer(s) who made them and are and will continue to be in full force and effect and valid and binding obligations of such Customer(s), enforceable in accordance with their terms, without and free from any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by applicable Law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

(d) have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Buyer;

(e) were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyer pursuant to this Agreement, or (ii) render such Mortgage Loan unenforceable;

(f) are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the Mortgaged Premises securing such Mortgage Loan have not been partially or completely released from the Lien of the Mortgage;

(g) are each secured by a valid first Lien in favor of the Seller on the real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances, that to the best of the Seller’s knowledge, has a fair market value equal to or greater than the loan value that will be attributed or allocated under this Agreement to such Mortgage Loan secured thereby;

(h) are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage being (1) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and

Schedule EL-5

effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage and (2) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Mortgage Loan, and all parties to such Mortgage Loan had full legal capacity to execute it;

(i) the Seller has not sold, assigned, transferred, hypothecated or pledged such Mortgage Loan to any Person (excluding assignments to MERS as nominee for the Seller, its successors and assigns);

(j) are (except where the applicable Agency guidelines do not require an Appraisal) the subject of a Current Appraisal of which the Seller has possession and will make available to the Buyer on request, and the Seller has in its possession and will make available to the Buyer on request evidence of such value and how it was determined; and

(k) are not in violation of the Home Ownership and Equity Protection Act of 1994;

(26) As to the Mortgaged Premises related to such Mortgage Loan:

(a) the Mortgaged Premises securing such Mortgage Loan are capable of being lawfully occupied under applicable Laws, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority;

(b) the Mortgaged Premises securing such Mortgage Loan, if located in a special flood hazard area designated as such by the Secretary of HUD, are and shall continue to be covered by special flood insurance as required by the National Flood Insurance Program or its successor program;

(c) based on customary residential mortgage industry practices and, to the knowledge of the Seller, the Mortgaged Premises securing such Mortgage Loan are free from any and all toxic and hazardous substances and there exists no violation of any applicable environmental Law;

(d) to the best of the Seller’s knowledge, no liens or claims have been filed for work, labor or materials affecting the related Mortgaged Premises which are undischarged; and

(e) the related Mortgaged Premises are, to the best of the Seller’s knowledge, free of material damage and in good repair and the Seller has no actual knowledge that any such Mortgaged Premises have suffered material fire, storm or other casualty damage that is not covered by a Hazard Insurance Policy.

Notwithstanding anything to the contrary herein, this Schedule EL may be revised from time to time by the Buyer, in its sole discretion based on, among other things, prevailing market conditions or changes in the Buyer’s internal underwriting standards, by delivery to the Seller of a notice thereof.

Schedule EL-6

SCHEDULE 11

copy of

EXHIBIT A

to UCC-1 Financing Statement

Seller:	Inspire Home Loans Inc.
19600 Fairchild Road, Suite 200
Irvine, CA 92612

Buyer:	Branch Banking and Trust Company
102 W. Pineloch Avenue, Suite 18
Orlando, FL 32806
Attention: Mortgage Warehouse Lending Division

The UCC Financing Statement to which this Exhibit A is attached and forms a part, covers all of the Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (capitalized terms are defined in Annex I to this Exhibit A):

(a) Purchased Loans.

(1) All Purchased Loans;

(2) all Purchased Loans Support;

(3) all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;

(4) all Hedging Arrangements relating to or constituting any and all of the foregoing or relating to the Obligations, including all rights to payment arising under such Hedging Arrangements;

(5) all Servicing Rights in respect of any of the Purchased Loans and all rights and benefits (but not the obligations) of Seller in Servicing Agreements or subservicing agreements pursuant to which Purchased Loans are being serviced or subserviced, respectively; and

(6) all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (the Buyer’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Buyer’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto.

(b) Related Accounts, Payment Intangibles, General Intangibles.

(1) All accounts, payment intangibles, general intangibles, instruments (including promissory notes), documents (including documents of title), software, chattel paper, letters of credit rights, supporting obligations, contract rights and proceeds, whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Purchased Loans;

(2) all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to Buyer, and all other rights transferred to Buyer, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance

Schedule 11-1

proceeds) and condemnation awards or payments in lieu of condemnation which may be or become payable in respect of the Mortgaged Premises securing or intended to secured any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;

(3) all security for or claims against others in respect of the Purchased Loans;

(4) all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans; and

(5) the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees), and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

(c) Deposit Accounts. The Investor Funding Account, the Loan Funding Account, the Administrative Account, the Operating Account and any other deposit accounts with the Buyer (or any Affiliate thereof), and all sums from time to time on deposit in each of such accounts.

(d) Custodial Account. The Custodial Account and all MBS and other securities from time to time held in such account and all sums from time to time on deposit in such account.

(e) Purchased Loans Records. All Purchased Loans Records.

(f) Other Rights. All rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Seller in, under or relating to any of such Purchased Loans or referred to above and all products and proceeds of any of the foregoing.

(g) Claims and Causes of Actions. All claims and causes of actions in which the Seller has or may have against any Person, including but not limited to, tort claims, arising out of or relating to any of the foregoing, and the products and proceeds thereof.

(h) Proceeds. All products and proceeds of the foregoing.

IT IS THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TRANSACTIONS UNDER THE MASTER REPURCHASE AGREEMENT ARE PURCHASES AND SALES. THIS FINANCING STATEMENT IS INTENDED TO PERFECT (1) ANY OF THE ABOVE-DESCRIBED PROPERTY TO THE EXTENT THAT ANY OF SUCH PROPERTY CAN BE PERFECTED BY FILING UPON A SALE THEREOF, AND (2) A FIRST AND PRIOR SECURITY INTEREST IN ANY OF THE ABOVE-DESCRIBED PROPERTY IF, CONTRARY TO THE PARTIES’ INTENT, ONE OR MORE TRANSACTIONS UNDER THE MASTER REPURCHASE AGREEMENT ARE RECHARACTERIZED AS LOANS BY ANY COURT OF COMPETENT JURISDICTION.

This Financing Statement is to be filed in the office of the Secretary of State of the State of Delaware. A list of all Purchased Loans then subject to this Financing Statement is available upon reasonable request from Buyer at its above-stated address.

Schedule 11-2

ANNEX I

to EXHIBIT A

to UCC-1 Financing Statement

Definitions

“Administrative Account” shall have the meaning set forth in the Master Repurchase Agreement.

“Affiliate” means and includes, with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

“Buyer” means Branch Banking and Trust Company, a North Carolina banking corporation, and its successors and assigns.

“Custodial Account” shall have the meaning set forth in the Master Repurchase Agreement.

“Eligible Loans” shall have the meaning set forth in the Master Repurchase Agreement.

“Facility Papers” shall have the meaning set forth in the Master Repurchase Agreement.

“Fannie Mae” means the Federal National Mortgage Association, and any successor thereof.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and any successor thereof.

“Ginnie Mae” means the Government National Mortgage Association, and any successor thereof.

“Hazard Insurance Policy” shall have the meaning set forth in the Master Repurchase Agreement.

“Hedging Arrangements” shall have the meaning set forth in the Master Repurchase Agreement.

“Investor Funding Account” shall have the meaning set forth in the Master Repurchase Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Funding Account” shall have the meaning set forth in the Master Repurchase Agreement.

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its Lien on the Mortgaged Premises, including the Required Documents and any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Buyer (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Margin Call” shall have the meaning set forth in the Master Repurchase Agreement.

“Master Repurchase Agreement” means the Master Repurchase Agreement dated as of April 10, 2017, by and between the Seller and Buyer, as supplemented, amended or restated from time to time.

Schedule 11-3

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, Real Estate Mortgage Investment Conduit or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the United States jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such Mortgage Loan as a holder of both the beneficial and legal title to such Mortgage Loan, including (i) all loan documents, files and records of the lender or mortgagee for such Mortgage Loan, including the Loan Papers, (ii) the monthly payments, any prepayments, insurance and other proceeds, (iii) the rights to service such Mortgage Loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the lender or mortgagee arising out of or in connection with such Mortgage Loan.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Loan.

“Obligations” shall have the meaning set forth in the Master Repurchase Agreement.

“Operating Account” shall have the meaning set forth in the Master Repurchase Agreement.

“Permitted Encumbrances” shall have the meaning set forth in the Master Repurchase Agreement.

“Person” means and includes any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any political subdivision, department, agency or instrumentality of any government.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible.

“Purchased Loan” means a Mortgage Loan sold by the Seller to the Buyer under the Repurchase Facility. In addition, the term “Purchased Loans” shall also include all assets and properties described in EXHIBIT A of this UCC Financing Statement.

“Purchased Loans Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

Schedule 11-4

“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing obligations in respect of Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:

(i) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;

(ii) all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;

(iii) all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

(iv) all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (1) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or the Buyer or a securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (2) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;

(v) all rights under every Hazard Insurance Policy relating to the improvements securing a Purchased Loan for the benefit of the lender or mortgagee under such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the Property securing payment of any of the Purchased Loans or covered by any related instrument;

(vi) all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans; and

(vii) all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyer acknowledges that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers).

“Repurchase Facility” shall have the meaning set forth in the Master Repurchase Agreement.

“Required Documents” shall have the meaning set forth in the Master Repurchase Agreement.

“Seller” means Inspire Home Loans Inc., a Delaware corporation, and its successors and assigns.

“Servicer” means, collectively, with respect to each Purchased Loan, any Person who owns or holds the rights to service such Purchased Loan (the “Servicing Rights”), and any Person who as a servicer or subservicer is primarily responsible for performing the servicing functions for such Purchased Loan, which is identified in a Real Estate Settlement Procedures Act of 1974, 12 U.S.C. § 2602, as amended, notification letter as the Person to whom the applicable Customer sends scheduled loan payments.

Schedule 11-5

“Servicing Agreement” means, with respect to any Person, the arrangement — whether or not in writing — pursuant to which that Person acts as a Servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Rights” is defined in the definition of “Servicer”.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power is, or with respect to which rights to control management (pursuant to any contract or other agreement or otherwise) are, at the time as of which any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Florida; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest granted or deemed granted pursuant to the Master Repurchase Agreement or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Florida, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

Schedule 11-6

ANNEX A

DEFINITION OF CONFORMING MORTGAGE LOAN

“Conforming Mortgage Loan” means a Mortgage Loan as to which each of the following statements is true and correct:

(i) such Mortgage Loan is an Eligible Loan; and

(ii) such Mortgage Loan (a) fully conforms to all underwriting and other requirements of Fannie Mae or Freddie Mac, or (b) is a Government Sponsored Loan (or is eligible for such insurance or guaranty and application therefor has been made or will be made within 30 days from the date of the closing of such Mortgage Loan).

Annex A-1

ANNEX B

DEFINITION OF WET MORTGAGE LOAN

“Wet Mortgage Loan” means a Mortgage Loan:

(i) that has been closed by a title agency or closing attorney, funded and would qualify without exception as an Eligible Loan except that some or all of its Required Documents are in transit to, but have not yet been received by, the Buyer so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;

(ii) that is not a third party correspondent loan;

(iii) that the Seller reasonably expects to fully qualify as an Eligible Loan meeting the criteria of one of the other Approved Loan Types when the original Required Documents have been received by the Buyer;

(iv) as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before seven (7) Banking Days after the relevant Purchase Date (and the Seller hereby agrees to take such steps as are reasonably necessary to ensure it achieves full qualification as an Eligible Loan); and

(v) for which the Seller has delivered to the Buyer a Purchase Request on or before the Purchase Date, submission of which to the Buyer shall constitute the Seller’s certification to the Buyer that a complete document file as to such Mortgage Loan, including the Required Documents, exists and that such document file is in the possession of either the title agent or closing attorney that closed such Mortgage Loan, the Seller or the Seller’s Servicer for such Mortgage Loan, or that such document file has been shipped to the Buyer.

Each Wet Mortgage Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Required Documents (and, if requested by the Buyer, other Loan Papers), together with a revised Loan Schedule to be attached to the related Purchase Request, to the Buyer on or before seven (7) Banking Days after the relevant Purchase Date. Each Wet Mortgage Loan sold by the Seller shall be irrevocably deemed purchased by the Buyer and shall automatically become a Purchased Loan effective on the date of the related Purchase Request, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyer and delivery to the Buyer of such Wet Mortgage Loan and its Required Documents to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Buyer within seven (7) Banking Days after the relevant Purchase Date, and, if requested by the Buyer, to give written notice to any title agent, closing attorney or other Person in possession of the Required Documents for such Wet Mortgage Loan of the Buyer’s purchase of such Wet Mortgage Loan. Upon the Buyer’s receipt of the Required Documents relative to a Wet Mortgage Loan accompanied by its Purchase Request with its attached Loan Schedule revised to recharacterize such Wet Mortgage Loan as a Dry Mortgage Loan, such Wet Mortgage Loan shall no longer be considered a Wet Mortgage Loan and shall be recharacterized as a Dry Mortgage Loan of the applicable Approved Loan Type.

Annex B-1

ANNEX C

DEFINITION OF AGED MORTGAGE LOAN

“Aged Mortgage Loan” means a Mortgage Loan as to which each of the following statements is true and correct:

(i) such Mortgage Loan is an Eligible Loan;

(ii) such Mortgage Loan meets the requirements set forth in one of the following: (a) paragraph (ii) of the definition of Conforming Mortgage Loan, or (b) paragraphs (ii) and (iv) of the definition of Jumbo Mortgage Loan;

(iii) if the promissory note for such Mortgage Loan (or any other documentation relating thereto) has been withdrawn from the possession of the Buyer on terms and subject to the conditions set forth in this Agreement, (i) such note or other documentation has been released to the Seller pursuant to a trust receipt as permitted under this Agreement and such release has occurred within the immediately preceding ten (10) days or (ii) such note or other documentation has been released to an attorney, trustee or other third party conducting foreclosure proceedings on behalf of the Seller (for purposes of prosecuting such foreclosure proceedings) pursuant to a bailee letter as permitted under this Agreement;

(iv) the Seller has delivered (or caused to be delivered) to the Buyer the Required Documents and, if requested by the Buyer, any other Loan Papers for such Mortgage Loan prior to the related Transaction;

(v) the Seller has delivered (or caused to be delivered) to the Buyer, if requested by the Buyer, a copy of the most recent Appraisal;

(vi) following the transfer of such Mortgage Loan to the Aged Mortgage Loans Sublimit, the Repurchase Period applicable to Aged Mortgage Loans shall not have elapsed with respect to such Mortgage Loan; and

(vii) such Mortgage Loan was originally funded in a Transaction under an Approved Sublimit (other than the Aged Mortgage Loans Sublimit), and either (a) except for the expiration of the Repurchase Period applicable to such Mortgage Loan prior to the transfer of such Mortgage Loan to the Aged Mortgage Loans Sublimit from the applicable other Approved Sublimit, such Mortgage Loan would continue to be eligible under the Repurchase Facility as an Approved Loan Type (other than an Aged Mortgage Loan), or (b) such Mortgage Loan has been rejected or currently is not eligible for purchase by an Approved Investor as an Approved Loan Type (other than an Aged Mortgage Loan), as a result of an issue other than fraud.

Annex C-1

ANNEX D

DEFINITION OF JUMBO MORTGAGE LOAN

“Jumbo Mortgage Loan” means a Mortgage Loan as to which each of the following statements is true and correct:

(i) such Mortgage Loan is an Eligible Loan;

(ii) such Mortgage Loan is a full documentation loan and either (a) fully conforms to all Agency underwriting and other requirements for “A” Mortgage Loans, except loan size; or (b) is approved by the Buyer, in its sole and absolute discretion, for funding under the Repurchase Facility, and is eligible for sale to more than one Approved Investor;

(iii) such Mortgage Loan is subject to a Best Efforts Commitment, and prior to funding any Purchase Request relating to such Mortgage Loan, Buyer shall have received with respect to such Mortgage Loan a copy of the interest rate lock and the underwriting approval of the applicable Approved Investor (provided, however, if Seller has delegated underwriting authority from such Approved Investor, evidence of such delegated underwriting authority, together with a copy of the interest rate lock and Seller’s underwriting, will be sufficient); and

(iv) the Cumulative Loan-to-Value Ratio for such Mortgage Loan does not exceed 100%.

Annex D-1

ANNEX E

DEFINITION OF BB&T CORRESPONDENT MORTGAGE LOAN

“BB&T Correspondent Mortgage Loan” means a Mortgage Loan as to which each of the following statements is true and correct:

(i) such Mortgage Loan is an Eligible Loan;

(ii) such Mortgage Loan meets all of the requirements set forth in the definition of Conforming Mortgage Loan or all of the requirements set forth in the definition of Jumbo Mortgage Loan; and

(iii) the Approved Investor under the Investor Commitment covering such Mortgage Loan is the BB&T Correspondent Lending Division or another division or Affiliate of BB&T (should such Mortgage Loan be recommitted to another investor, such Mortgage Loan shall no longer be eligible as a BB&T Correspondent Mortgage Loan, but may be transferred, as applicable, to the Conforming Mortgage Loans Sublimit if it remains eligible therefor as a Conforming Mortgage Loan or to the Jumbo Mortgage Loans Sublimit if it remains eligible therefor as a Jumbo Mortgage Loan).

Annex E-1